Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

VIDEO CITY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

$125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(set forth the amount on which the filing fee is calculated and state how it was determined.)

(4)	Proposed maximum aggregate value of transaction:

$3,250,000

(5)	Total fee paid:

$700

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Preliminary Copies

VIDEO CITY, INC.

4800 Easton Drive, Suite 108

Bakersfield, California 93309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Tuesday, September 30, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Video City, Inc. (the “Company”) will be held at the Company headquarters located at 4800 Easton Drive, Suite 108, Bakersfield, California, 93309 on Tuesday, September 30, 2003 at 2:00 P.M., Pacific Daylight Time, for the following purposes, as more fully described in the attached Proxy Statement:

(1) To elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

(2) To approve the sale of substantially all of the assets of the Company as fully described in the attached Proxy Statement; and

(3) To transact such other business as may properly be brought before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on August 8, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders at the close of business on the record date are entitled to vote at the Annual Meeting.

Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting. The Proxy and Proxy Statement are first being mailed to stockholders on or about August     , 2003.

By Order of the Board of Directors,

Robert Y. Lee

Chairman of the Board

Bakersfield, California

August     , 2003

Preliminary Copies

VIDEO CITY, INC.

4800 Easton Drive, Suite 108

Bakersfield, California 93309

ANNUAL MEETING OF STOCKHOLDERS

September 30, 2003

PROXY STATEMENT

INTRODUCTION

This Proxy Statement (the “Proxy Statement”) is furnished to the stockholders of Video City, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board”). The proxies solicited hereby are to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, September 30, 2003, and at any adjournments thereof (the “Annual Meeting”).

PURPOSE OF ANNUAL MEETING

At the Annual Meeting, stockholders will be asked: (i) to elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (ii) to approve the sale of substantially all of the assets of the Company as fully described in this Proxy Statement; and (iii) to transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof. The Board recommends a vote in favor of (i.e., “FOR”) (i) the election of the five nominees for directors of the Company listed below and (ii) the approval of the sale of substantially all of the assets of the Company as fully described in this Proxy Statement.

SUMMARY TERM SHEET

The following summary provides a brief description of the material terms of this Proxy Statement. This summary highlights selected information in this Proxy Statement. It may not contain all of the information that may be important to you. You should carefully read this entire Proxy Statement and the other documents referenced herein for a more complete understanding of the matters being considered at the Annual Meeting.

Date, Time and Place of Annual Meeting

The annual meeting will be held on Tuesday, September 30, 2003 at 2:00 P.M. Pacific Daylight Time at our company’s headquarters located at 4800 Easton Drive, Suite 108, Bakersfield, California, 93309. Our phone number is (661) 634-9171.

Purpose of Meeting (Page 1)	We are holding this annual meeting to:

(i) Elect directors of our company; and

(ii) To approve the sale of substantially all of the assets of our company.

Our Company Business (Page 19)

Our company owns and operates 14 retail video specialty stores that rent and sell videocassettes, digital video discs, video games and other products. Our 14 stores are located in various cities in California.

Record Date and Entitlement to Vote

You are entitled to vote at the annual meeting if you owned shares of common stock on the record date for the annual meeting. The record date was August 8, 2003. You will have one vote for each share of common stock that you owned on the record date.

How to Vote (Page 4)

You may vote by indicating on the enclosed proxy card how you want to vote, and by signing, dating and mailing the proxy card in the enclosed prepaid return envelope. You may also vote by being present in person at the annual meeting. Please vote as soon as possible to ensure that your shares are represented at the annual meeting.

Shares Held in Street Name (Page 4)

Your broker may vote your shares for you on the election of directors, but will vote your shares on the sale of assets only if you provide instructions on how to vote. You should therefore follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Revoking Your Proxy (Page 4)

You may revoke your proxy at any time prior to its exercise. You may do so by (a) filing with our Secretary a written revocation of the proxy; (b) appearing at the annual meeting and casting a vote contrary to that indicated on your proxy; or (c) submitting a duly executed proxy bearing a later date.

Vote Required (Page 4)

In the election of directors, the five candidates receiving the highest number of votes will be elected as directors. The approval of the sale of substantially all of the assets of our company will require the affirmative vote of the majority of the shares of outstanding common stock. Not voting your shares will have the same effect as negative votes.

Our Recommendations

The five current members of the board of directors of our company have nominated themselves to serve on the board of directors for next year. Our board of directors unanimously recommends that you vote in favor of their election.

The board of directors believes that the proposed sale of substantially all of the assets of our company is in the best interest of our stockholders. Our board of directors unanimously recommends that you vote in favor of such sale.

Sale Agreement (Page 49)

We entered into an agreement with M.G. Midwest, Inc. to sell 12 of our 14 stores. The sales price is $3,250,000 in cash. The sale under the agreement would be considered a sale of substantially all of our company’s assets. M.G. Midwest, Inc. is owned by Movie Gallery, Inc. Movie Gallery is also in the business of owning and operating retail video specialty stores. Movie Gallery’s headquarters are located at 900 West Main Street, Dothan Alabama 36301. Movie Gallery’s phone number is (334) 677-2108. The sale agreement, called the Asset Purchase Agreement, is attached to this Proxy Statement as Appendix B. We encourage you to read the Asset Purchase Agreement in its entirety, as it is the legal document that governs the proposed sale of the 12 stores.

Reason for Sale (Page 43)

The board of directors of our company considered a number of operational strategic initiatives, and corporate and financial transactions. Upon such deliberation, the board approved the sale of substantially all of the assets for the following reasons:

We have been incurring operating losses in each of the past three fiscal years. The sale would allow us to discontinue a business that has been operating at a loss.

We have not been able to obtain financing on terms that are satisfactory to us to fund our operations.

We also believe that having the aggregate cash proceeds from the sale of our assets will enable us to pay down the trade debt and payables owed by us with some possible discounts, if available to us, and increase our liquidity, thereby allowing us to consider other business alternatives.

Closing of Sale (Page 49)

If stockholders of our company approve the sale and other conditions for the sale are satisfied, the closing is anticipated to occur within a few days after the annual meeting. Other conditions for the sale include the successful assignment of leases to Movie Gallery for the stores to be sold, and the material accuracy of each party’s representations and warranties in the Asset Purchase Agreement. At the closing, we will sell the assets of the 12 stores to Movie Gallery and Movie Gallery will pay us $3,250,000.

Proceeds from Sale (Page 48)

The proceeds from the sale will be used to pay down our debt and payables. Any available cash proceeds, after paying down or satisfying our debt and payables, may be used for a number of purposes that we determine is best.

Payment to Stockholders

We are currently not planning to distribute any cash proceeds from the sale to our stockholders. Moreover, there may not be any cash remaining and available to us if we attempt to satisfy all of our debt and payables from the sale proceeds. We are not seeking to liquidate our company at this time.

Non-approval

If stockholders of our company do not approve the sale, we will consider all alternatives for the future of our company, as may be in the best interest of our stockholders. We are obligated under our sale agreement to pay Movie Gallery a “break-up fee” of $60,000 if we fail for any reason to close the sale.

Interests of Directors and Officers (Page 51)

Certain directors and officers of our company have personal interests in the asset sale and the proceeds of such sale. Our company plans to use such proceeds to pay down the amounts owed to investors who had previously invested in our company including amounts owed to two of our board members, Robert Y. Lee and Rudolph R. Patino. Another board member, Gerald W.B. Weber, will receive an advisory fee from our investment bank if the asset sale closes. Also, our company agreed to pay certain lump sum payments to Mr. Lee, and our executive officers, Timothy J. Ford and Mr. Patino, upon the closing of the asset sale. A majority of our board that approved the asset sale has an interest in the asset sale transaction.

Certain Factors (Page 50)

We encourage you to read and consider the various factors in making your voting decision. Such factors are contained in “Certain Factors” and the other descriptions contained elsewhere in this Proxy Statement.

Additional Information

You may contact our Secretary if you have additional questions or need more information. Our Secretary may be contacted at 4800 Easton Drive, Suite 108, Bakersfield, California, 93309. Our phone number is (661) 634-9171. Please send any correspondence to the attention of our Secretary. Since both our company and Movie Gallery file reports and other information with the Securities and Exchange Commission, you may find additional information at the Internet site the SEC maintains at www.sec.gov.

This summary may not contain all of the information that may be important to you. You should carefully read this entire Proxy Statement and the other documents referred to herein for a better understanding of the sale of assets.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on August 8, 2003 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 10,042,720 shares of common stock outstanding and entitled to vote. Holders of common stock as of the Record Date are entitled to one vote for each share held.

All shares of common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., “FOR”) (i) the election of the five nominees for directors of the Company listed under Proposal 1; and (ii) the approval of the sale of substantially all of the assets of the Company under Proposal 2, as fully described in this Proxy Statement. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

In the election of directors, the five candidates receiving the highest number of votes will be elected as directors. The approval of the sale of substantially all of the assets of the Company will require the affirmative vote of the majority of the shares of the Company’s outstanding common stock. Any other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors, regular employees and agents of the Company may solicit proxies by written communications, by telephone, telegraph, electronic mail or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding common stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of common stock.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about August     , 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Proxy Statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the Company’s plans, activities, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s liquidity and financial condition; the Company’s liabilities and potential contingent liabilities of the Company; the ability to complete certain anticipated transactions including the satisfaction of certain contingencies necessary for such completion; the ability to obtain assignments of store leases to be assumed by the acquirer; the approval of the sale by the Company’s stockholders; availability of financing and capital resources; the performance and operations of the Company’s retail video stores; the demand for video tapes, both rental and sales, which may be affected by seasonal factors, weather, and the level of home viewing; competition from other retailers; the Company’s ability to manage its operations and financial obligations; and other factors discussed herein and in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003.

PROPOSAL 1 -

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, five directors, who will constitute the entire Board of Directors, are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. All nominees have consented to being named herein and have agreed to serve if elected. The nominees are as follows:

Robert Y. Lee

Rudolph R. Patino

Barry L. Collier

David A. Ballstadt

Gerald W. B. Weber

Management proxies will be voted FOR the election of all of the above named nominees unless the stockholder indicates that the proxy shall not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a Director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FIVE PERSONS NOMINATED FOR DIRECTOR HEREIN.

Management of the Company

The following sets forth certain information with respect to the directors and executive officers of the Company:

Name	Age	Positions with the Company	Director Since
Robert Y. Lee	40	Chairman of the Board	1997	(1)
Timothy L. Ford	46	Chief Executive Officer	—
Rudolph R. Patino	55	Chief Financial Officer, Secretary and Director	2001
Barry L. Collier	60	Director	1997	(2)
David A. Ballstadt	63	Director	1998
Gerald W. B. Weber	52	Director	1997

(1)	Mr. Lee has served as a director of the Company’s predecessor, Lee Video City, Inc., since 1990. Lee Video City, Inc. merged with and into Prism Entertainment Corporation in January 1997 and the surviving corporation changed its name to Video City, Inc.
(2)	Mr. Collier has served as a director of the Company’s predecessor, Prism Entertainment Corporation, since 1984. Lee Video City, Inc. merged with and into Prism Entertainment Corporation in January 1997 and the surviving corporation changed its name to Video City, Inc.

Robert Y. Lee served as the Company’s Chairman of the Board since the merger of the Company’s predecessor, Lee Video City, Inc. (“Lee Video City”), with and into Prism Entertainment Corporation (“Prism”) in January 1997. Since the Prism merger in January 1997 to July 2001, Mr. Lee served as the Company’s Chief Executive Officer, overseeing the Company’s operations and acquisition initiatives during such period in which the Company grew from 18 stores to owning or managing over 300 stores. Mr. Lee founded Lee Video City and served as its Chairman of the Board and Chief Executive Officer since its inception in February 1990. Mr. Lee purchased his first video store in 1983, and during his 20-year retail store career was involved in the acquisition, operation or management of over 500 retail video stores.

Timothy L. Ford has served as Chief Executive Officer since July 2001 and as President and Chief Operating Officer since the corporate office relocated to Bakersfield, California in March 2001. In 1993, Mr. Ford served as Vice President of Product and Merchandising as well as Regional Vice President of Operations. In 1989 Mr. Ford began pursuing a career in entertainment retail as a District Manager for Wherehouse Entertainment where he was responsible for 32 million dollars in revenue with an operating cash flow of 3.8 million. In 1989 Mr. Ford sold his interest in his companies to his partners. His businesses, which began in 1982, consisted of two restaurants, three nightclubs, five fitness facilities and one racquetball club.

Rudolph R. Patino has served as Chief Financial Officer of the Company since June 2000, and director since July 2001. He practiced public accounting for the accounting firm of Ernst & Young for four years and has been in private industry for the last 19 years. He has extensive experience in the entertainment industry and started his career in private industry with a controllership at Universal Studios Tour in 1982. Beginning in 1986, he continued his career as the Vice President and Chief Financial Officer of Avalon Attractions, the largest live concert promoter in Southern California. Since leaving Avalon Attractions in 1995, he has worked for Prism Entertainment Corporation, an independent film production and distribution company and J2 Communications, parent company of the National Lampoon franchise, both publicly held entertainment companies, as their Chief Financial Officer.

Barry L. Collier has served as a director of the Company since the Prism merger in January 1997. Mr. Collier served as the President, Chief Operating Officer and as a director of Prism since its inception in 1984 until the Prism merger, and as president of Company from January 1997 to July 1999. He served as the Secretary of Prism from 1984 to 1985 and was appointed as the Chief Executive Officer of Prism from 1985 until the Prism merger. Mr. Collier served as the Chairman of the Board of Prism from 1990 until 1994. Prism filed a voluntary petition under Chapter 11 of the Bankruptcy Code in December 1995 and emerged from Chapter 11 upon the consummation of the Prism merger.

David A. Ballstadt has served as a director of the Company since the acquisition by the Company of its subsidiaries, Adventures in Video, Inc. and KDDJ Investments, Inc., in March 1998. Mr. Ballstadt served as President of the Company from January 1997 to January 1999. Mr. Ballstadt founded and served as the president and chief executive officer of the video specialty chains, Adventures in Video, Inc. and KDDJ Investments, Inc. until their sale to the Company.

Gerald W. B. Weber is a cofounder of MAKAI Dev. Co., LLLP, a franchisor of hcx “the haircolorxperts” salons and has served as Co-Chief Executive Officer of such company since April 2003. Mr. Weber’s prior experience includes 13 years working with various companies headed by H. Wayne Huizenga. From September 2000 to May 2002, Mr. Weber was EVP/Chief Operating Officer of NationsRent, Inc., a heavy equipment rental company. From January 1998 to September 2000, Mr. Weber planned and directed all aspects of start up for CarSpa, a company combining a state-of-the-art car wash with oil, lube and gasoline, and a convenience store. From October 1995 to December 1997, Mr. Weber was SVP/Chief Operating Officer for AutoNation, Inc., the world’s largest automotive retailer, responsible for all facets of operations, including site selection, systems development, store openings, etc. From September 1987 to October 1995, Mr. Weber served in several senior management positions for Blockbuster Entertainment, including Chief Operating Officer for Blockbuster Video and President of Blockbuster Music. Prior to this Mr. Weber was President of a chain of retail beverage stores and spent fourteen years in the retail drug store industry with the Shoppers Drug Mart Division of Imasco Ltd., as a Director of Operations, and the GrayDrugFair division of Sherwin-Williams, Inc., as a Vice President, Operations.

Directors serve until the next annual meeting of the Company’s stockholders or until their successors are elected or appointed. Officers are elected by and serve at the discretion of the Board of Directors. See “Compensation of Directors and Executive Officers—Employment Agreements.” There are no family relationships among the officers or directors of the Company.

Meetings; Attendance; Committees

During the fiscal year ended January 31, 2003, the Board of Directors of the Company met three times. No incumbent member who was a director during the past fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which he served.

The Company has standing audit and compensation committees of the Board of Directors. The Company’s compensation committee was formed to make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company, including the grant of stock options to the Company’s executive officers under the Company’s stock option plans. The compensation committee currently consists of Gerald W.B. Weber and Barry L. Collier, and had a committee meeting during the last fiscal year. The audit committee reviews the scope of the audit and other accounting related matters. The Company’s audit committee currently consists of Robert Y. Lee and Barry L. Collier, and had a committee meeting during the last fiscal year. The Company has no other committees of its Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Directors, executive officers and greater than 10 percent stockholders are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended January 31, 2003, all officers and directors complied with all applicable Section 16(a) filing requirements of the Exchange Act, except Robert Y. Lee and Rudolph Patino who each submitted one late filing in connection with warrants to purchase common stock issued to them as part of their participation in the Company’s private placement offering.

Code of Ethics

The Company has not adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. Due to uncertainties of the Company’s future business and the current financial position of the Company, the Company has not yet adopted such code of ethics.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth the compensation for the fiscal years ended January 31, 2003, 2002 and 2001 paid by the Company to its Chief Executive Officer and the other executive officers of the Company who earned in excess of $100,000 (collectively, the “Named Executive Officers”) based on salary and bonus for the fiscal year ended January 31, 2003:

Name and Principal Position	Annual Compensation(1)				Long-Term Compensation
	Period Ended	Salary($)	Bonus	Other Annual Compen- sation	Restricted Stock Award(#)	Securities Underlying Option(#)
Robert Y. Lee (2) Chief Executive Officer	January 31, 2003 January 31, 2002 January 31, 2001	— 94,000 350,000	— — —	60,000 — —	— — —	— 150,000 —
Timothy L. Ford (3) Chief Executive Officer	January 31, 2003 January 31, 2002	164,000 145,000	— —	— —	— —	— 250,000
Rudolph Patino (4) Chief Financial Officer	January 31, 2003 January 31, 2002 January 31, 2001	179,000 175,000 85,000	50,000 — —	— — —	— 42,000 —	— 250,000 —

(1)	The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officers which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the foregoing executive officers of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer’s cash compensation in the table.
(2)	Robert Y. Lee resigned as Chief Executive Officer in July 2001.
(3)	Timothy L. Ford was appointed Chief Executive Officer in July 2001.
(4)	Rudolph R. Patino received 42,000 shares of the Company’s common stock as per his employment agreement.

Option Grants

The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended January 31, 2003.

Option Exercises and Fiscal Year-End Option Values

No stock options were exercised by any of the Named Executive Officers during the fiscal year ended January 31, 2003. The following table sets forth certain information regarding stock options held by the Named Executive Officers as of January 31, 2003:

Fiscal Year-End Options

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Y. Lee	150,000	0	$0	$0
Timothy L. Ford	250,000	0	0	0
Rudolph R. Patino	250,000	0	0	0

(1)	Amounts are shown as the positive spread between the exercise price and the last sale price of the Company’s common stock as reported on the OTC Bulletin Board on January 31, 2003 ($0.15). All of the stock options for each of the persons listed above are exercisable at an exercise price of $0.25 per share. The Company’s common stock was not traded on an established public trading market during the fiscal year ended January 31, 2003.

Director Compensation

Directors, other than directors who are employees of the Company, receive cash compensation in the amount of $20,000 per year for serving on the Company’s board and are also entitled to participate in the Company’s stock option plans and from time to time to receive grants of options thereunder to purchase shares of the Company’s common stock. There were no options granted to directors of the Company during the fiscal year ended January 31, 2003. During the last fiscal year, each of the non-employee directors received his $20,000 compensation in the Company’s common stock, at a per share price of $0.25 per share or 80,000 shares, in lieu of cash. In addition, the Company paid two directors an annual car allowance in the amount of $18,000 each, and provided three directors medical insurance and similar benefits consistent with that provided generally to employees of the Company. Directors are reimbursed for travel and other out-of-pocket costs and expenses incurred in connection with their duties as board members.

Employment Agreements

Effective October 1, 2001, Robert Y. Lee entered into an Non-compete/advisory Agreement with the Company pursuant to which he serves for a period of three years in the capacity as an advisor with no responsibility for the day-to-day operations of the Company. Mr. Lee receives a Non-compete/advisory payment of $60,000 per year and participate in all benefits available to members of the Company’s management. Mr. Lee is also entitled to certain fringe benefits in the amount of approximately $36,000 per year, which includes a monthly auto allowance and paid life insurance premiums. In the event of a Change in Control (as defined in the agreement), the agreement is automatically extended to a date which is three years from the date such Change in Control becomes effective. A “Change in Control” is deemed to occur if (i) any person becomes the owner of at least 35 percent of the Company’s voting securities, (ii) a change in the majority of the membership of the Board of Directors occurs without approval of two-thirds of the directors who were directors prior to the commencement of the Change of Control, (iii) there is consummated a merger or consolidation of the Company with another entity in which the Company’s stockholders immediately prior thereto do not continue to hold at least 60 percent of the voting securities of the surviving entity, or (iv) there occurs a liquidation of the Company or a sale or other disposition of all or substantially all of the Company’s assets.

In July 2003, the Company and Mr. Lee amended the Non-compete/advisory Agreement to address the reduced number of stores owned and operated by the Company and the anticipated transaction by the Company to sell substantially all of its stores. Pursuant to such amendment, the monthly non-compete/advisory payments, benefits and auto allowance payable by the Company were reduced by 30 percent, commencing in August 2003. In addition, in lieu of the Change in Control obligations under the existing agreement, in the event of the sale of the Company’s stores, the Company agreed to pay, as a lump sum payment, the aggregate amount of such (i) decreased non-compete/advisory payment, (ii) decreased benefits and (iii) decreased auto allowance, that Mr. Lee would otherwise be entitled to receive from such date of consummation through September 30, 2004. Such payment would be further discounted to account for the net present value of such aggregate payment, at an annual percentage rate of 15 percent. Upon such payment, the Company will have no further obligation to provide any further compensation or benefit to Mr. Lee.

Effective September 1, 2001, Timothy L. Ford entered into an Employment Agreement with the Company pursuant to which he serves for a period of three years in the capacity as Chief Executive Officer. Mr. Ford will receive a base salary of $160,000, including annual percentage increases per year and an annual bonus of 3% of adjusted EBITDA cash flow “as defined by Industry standards” provided the Company hits its budgeted EBITDA goals for each fiscal year. Mr. Ford is also entitled to options to purchase 250,000 shares of common stock at an exercise price no less than the fair market value at the date of grant (all of which have become exercisable), and certain fringe benefits in the amount of approximately $12,000 per year, which includes a monthly auto allowance. In the event of a Change of Control (as defined in the agreement), Mr. Ford shall be guaranteed his base salary and certain fringe benefits through August 31, 2004. A “Change of Control” is defined as (i) the acquisition by any individual, group or entity, of beneficial ownership of more than 50 percent of the common stock of the Company, (ii) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the Company’s assets, or (iii) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Effective September 1, 2001, Rudolph R. Patino entered into an Employment Agreement with the Company pursuant to which he serves for a period of three years in the capacity as Chief Financial Officer. Mr. Patino will receive a base salary of $175,000, including annual percentage increases per year and an annual bonus of 3% of adjusted EBITDA cash flow “as defined by Industry standards” provided the Company hits its budgeted EBITDA goals for each fiscal year. Mr. Patino is also entitled to a signing bonus of $50,000, 42,000 shares of restricted stock, options to purchase 250,000 shares of common stock at an exercise price no less than the fair market value at the date of grant (all of which have become exercisable), and certain fringe benefits in the amount of approximately $12,000 per year, which includes a monthly auto allowance. In the event of a Change of Control (as defined in the agreement), Mr. Patino shall be guaranteed his base salary and certain fringe benefits through August 31, 2004. A “Change of Control” is defined as (i) the acquisition by any individual, group or entity, of beneficial ownership of more than 50 percent of the common stock of the Company, (ii) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the Company’s assets, or (iii) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

In July 2003, the Company and each of Messrs Ford and Patino amended their respective employment agreements to address the reduced number of stores owned and operated by the Company and the anticipated transaction by the Company to sell substantially all of its stores. Pursuant to such amendments, the monthly base salary rate, benefits and auto allowance payable by the Company were reduced by 30 percent, commencing in August 2003, and the Company is no longer obligated to make any bonus payments. In addition, in lieu of the Change of Control obligations under the existing agreements, in the event of the sale of the Company’s stores, the Company agreed to pay, as a lump sum payment, the aggregate amount of such (i)

decreased base salary (ii) decreased benefits and (iii) the decreased auto allowance, that each of Messrs Ford and Patino would otherwise be entitled to receive from such date of consummation through August 31, 2004. Such payment would be discounted to account for the net present value of such aggregate payment, at an annual percentage rate of 15 percent. Upon such payment, the Company will have no further obligation to provide any further compensation or benefit to Messrs Ford and Patino.

Stock Option Plans

1996 Stock Option Plan. In November 1996, the Video City board and stockholders of Video City’s predecessor, Lee Video City, adopted its 1996 Stock Option Plan. The 1996 Stock Option Plan, which was assumed by the Company, provides for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 1,000,000 shares of the Company’s common stock. The purpose of the 1996 Stock Option Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Stock Option Plan is administered by the Company’s board or a committee of the board, which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1996 Stock Option Plan. Options granted under the 1996 Stock Option Plan may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options.

The exercise price of incentive stock options may not be less than the fair market value of the Company’s common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10 percent of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of the Company’s common stock that may become exercisable in any one year pursuant to incentive stock options under the 1996 Stock Option Plan or any other option plan adopted by the Company.

Nonqualified options may be granted under the 1996 Stock Option Plan at an exercise price of not less than 85% of the fair market value of the Company’s common stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of the Company’s common stock that may become exercisable pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10 percent of the total combined voting power of all classes of capital stock of the Company), or such lesser period of time as is set forth in the applicable stock option agreement. Options granted under the 1996 Stock Option Plan generally are nontransferable except by will or by the laws of descent and distribution. Shares subject to options that expire unexercised under the 1996 Stock Option Plan are available for future grant under the 1996 Stock Option Plan. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as recapitalizations, stock splits or stock dividends. The 1996 Stock Option Plan is effective for ten years, unless sooner terminated or suspended.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination will immediately terminate, and any options that are exercisable will terminate not less than three months (six months in the case of termination by reason of death or disability) following termination of employment, or such other period of not less than 30 days after the date of termination as is specified in the applicable stock option agreement.

1998 Stock Option Plan. In June 1998, the Company’s board unanimously approved the Company’s 1998 Stock Option Plan. In August 1998 the Company’s stockholders approved the 1998 Stock Option Plan. The purpose of the 1998 Stock Option Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide them with an incentive to enhance shareholder return. The 1998 Stock Option Plan originally provided for the grant of options to officers, directors, other employees and consultants of the Company to purchase up to an aggregate of 1,200,000 shares of the Company common stock. The 1998 Stock Option Plan is administered by the Company’s board or a committee of the Board, and is currently administered by the compensation committee of the Company’s Board, which has complete discretionto select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Stock Option Plan. Options granted under the 1998 Stock Option Plan may be “incentive stock options” as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

The exercise price of incentive stock options may not be less than the fair market value of the Company’s common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of the Company common stock that may become exercisable for the first time in any one year pursuant to incentive stock options under the 1998 Stock Option Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1998 Stock Option Plan at an exercise price less than the fair market value of the Company common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of the Company common stock that may become exercisable pursuant to such options in any one year.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1998 Stock Option Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Stock Option Plan, shares subject to cancelled or terminated options are available for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as recapitalizations, stock splits or stock dividends. The 1998 Stock Option Plan is effective for ten years, unless sooner terminated or suspended. The 1998 Stock Option Plan provides that options covering no more than 600,000 shares of the Company common stock may be granted to any one employee in any twelve month period. In accordance with Rule 260.140.45 of the California Commissioner of Corporations, the 1998 Stock Option Plan provides that at no time shall the total number of shares issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan of the Company exceed 30% of the then outstanding shares of the Company as calculated in accordance with this rule, based on the shares of the Company which are outstanding at the time the calculation is made.

Compensation Committee Interlocks and Insider Participation

The Company’s compensation committee was formed to make recommendations to the Board concerning salaries and incentive compensation for officers of the Company, including the grant of stock options to the Company’s executive officers under the Company’s stock option plans. The compensation committee consists of Messrs Weber and Collier. Mr. Collier served as the president of the Company from January 1997 to July 1999.

In June 2002, the Company retained Denari & Associates to serve as its investment banking firm in connection with its various corporate, finance, and mergers and acquisitions advisory services. Denari & Associates’ compensation for such services consists of a monthly retainer in the amount of $4,000 per month and an additional fee contingent upon the success of any such transactions in the amount of six percent of the size of transaction so completed. In June 2002, Gerald W.B. Weber entered into an advisory agreement with

Denari & Associates pursuant to which Mr. Weber provides mergers and acquisitions and other retail video industry experience and contact to Denari & Associates in connection with Denari & Associates’ services to the Company. The agreement between Mr. Weber and Denari & Associates provides that Mr. Weber will be compensated for such services in the amount of 40% of the fees that Denari & Associates receives from theCompany, if and when received by Denari & Associates. Mr. Weber was responsible for continued discussions and negotiations with each of the video retail industry chains, to explore potential corporate and financial transactions for the Company.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors determines and makes recommendations to the Board concerning salaries and incentive compensation for the executive officers of the Company. The compensation committee consisted of Barry L. Collier and Gerald W.B. Weber during the fiscal year ended January 31, 2003.

The Company’s current compensation program for its executive officers consists of two elements: (i) cash compensation consisting of an annual base salary and possible bonuses based on the financial performance of the Company, and (2) long-term compensation consisting of stock options to purchase shares of the Company’s common stock. Except as otherwise fixed by the agreements with Messrs. Lee, Ford and Patino described above under “Compensation of Directors and Executive Officers—Employment Agreements,” the amount of annual base salary is established by the Compensation Committee for each executive officer based on the officer’s job description and a general assessment of his performance and experience. The amount of cash bonus, if any, is awarded based on the Company achieving targeted pre-tax profits for each fiscal year. The long-term component of the compensation program consists of the grant of stock options, which the Compensation Committee believes provides the executive officer with the incentive to implement the Company’s annual objectives and strategy and aligns his interest with that of the stockholders of the Company. The Compensation Committee intends to regularly review publicly available information regarding compensation programs and philosophies of the Company’s competitors and other entities of a comparable size with the Company, with the objective of ensuring that the Company’s compensation philosophy and programs remain competitive and appropriate.

During the fiscal year ended January 31, 2003, the Company paid Timothy L. Ford, the Company’s Chief Executive Officer, and the other executive officers, annual cash salaries established under their respective employment agreements. See “Compensation of Directors and Executive Officers—Employment Agreements.” Mr. Ford’s employment agreement provided for a base salary of $164,000 for the year ended January 31, 2003 and an annual bonus of 3 percent of adjusted EBITDA cash flow “as defined by Industry standards.” Other than a cash bonus of $50,000 paid to the Company’s Chief Financial Officer, Rudolph R. Patino, no cash bonuses were paid and no stock options were granted to any of the executive officers of the Company during the fiscal year ended January 31, 2003.

Current Compensation Committee:

Barry L. Collier and Gerald W.B. Weber

REPORT OF THE AUDIT COMMITTEE

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management. The Audit Committee currently consists of Robert Y. Lee and Barry L. Collier.

The Audit Committee has discussed with BDO Seidman, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, including, among other items, matters related to the conduct by the independent auditors of the audit of the Company’s consolidated financial statements. The Audit Committee has received from BDO Seidman, LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with BDO Seidman, LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, for filing with the Securities and Exchange Commission.

Current Audit Committee:

Robert Y. Lee and Barry L. Collier

The Audit Committee of the Board of Directors currently consists of Robert Y. Lee and Barry L. Collier. Mr. Collier is an independent director, as that term is defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules. Mr. Lee is not an independent director according to such Rule. The Board of Directors has not adopted a written charter for its audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of June 20, 2003, by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding common Stock, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers, and (iv) all officers and directors of the Company as a group.

Name and Address(1)	Number of Shares Beneficially Owned(2)		Percentage of Outstanding
Robert Y. Lee	1,027,049	(3)	9.9%
Timothy L. Ford	250,000	(3)	2.4%
Rudolph R. Patino	427,637	(3)	4.1%
Barry L. Collier	209,631	(3)	2.1%
David A. Ballstadt	210,618	(3)	2.1%
Gerald W. B. Weber	159,587	(3)	1.6%
Stuart Lazar	1,662,190	(4)	16.5%
IEI Investments Inc.	1,923,507	(5)	19.0%
Mortco, Inc.	119,914	(6)	1.2%
Rentrak Corporation	1,386,180	(6)	13.7%
Timothy J. Denari	1,662,190	(7)	16.5%
All Directors and Executive Officers as a group (6 persons)	2,284,522	(3)	20.9%

*	Less than one percent.
(1)	Except as otherwise indicated, the address of each principal stockholder of the Company is c/o Video City, Inc. at 4800 Easton Drive, Suite 108, Bakersfield, California 93309.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of common stock subject to options or warrants that are currently exercisable or are exercisable within 60 days of June 20, 2003, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)	Includes the following currently exercisable stock options to purchase shares from the Company: Mr. Ford 250,000 shares; Mr. Patino 250,000 shares; Mr. Lee 150,000 shares; Mr. Collier, 75,000 shares; Mr. Ballstadt, 75,000 shares; Mr. Weber, 75,000 shares. Also includes 167,561 and 20,000 shares of the Company’s common stock that are issuable upon conversion of the convertible notes held by Messrs Lee and Patino, respectively. The convertible notes are convertible, at the election of the holder, into shares of the Company’s common stock at a conversion price of $1.00 per share. Mr. Lee’s shares also include shares owned by a trust of which Mr. Lee is the trustee.
(4)	Consists of 19,755 shares of common stock owned by L Entertainment Investors, Inc. and Mr. Lazar’s options to purchase 1,584,617 and 57,818 shares of common stock from Ingram Entertainment Inc. and Ingram Capital Inc., respectively, based on the Schedule 13D filed with the Securities and Exchange Commission by Stuart Lazar. Substantially all of the stock of L Entertainment Investors, Inc. are owned by Stuart Lazar. Ingram Entertainment Inc. and Ingram Capital Inc. granted a Proxy and Power of Attorney to Mr. Lazar to vote the shares underlying such options. The Company believes Ingram Entertainment Inc. and Ingram Capital Inc. are affiliate and/or predecessor entities of IEI Investments,

Inc. The address of Stuart Lazar and L Entertainment Investors, Inc. is 2036 Highsplint Drive, Rochester Hills, Michigan 48307. Mr. Lazar and L Entertainment Investors, Inc. agreed to vote the shares of common stock owned by them in favor of the sale of substantially all of the Company’s assets.

(5)	Includes 1,584,617 and 57,818 shares of common stock held by Ingram Entertainment Inc. and Ingram Capital Inc., respectively, based on the Schedule 13D filed with the Securities and Exchange Commission by IEI Investments Inc. The Company believes Ingram Entertainment Inc. and Ingram Capital Inc. are affiliate and/or predecessor entities of IEI Investments, Inc. The address of IEI Investments, Inc. is Two Ingram Blvd., La Vergne, Tennessee 37089.
(6)	The Company believes Mortco, Inc. and Rentrak Corporation are affiliates. The address of Rentrak Corporation is One Airport Center,7700 NE Ambassador Place, Portland, Oregon 97220.
(7)	Consists of options to purchase 1,662,190 shares of common stock from Stuart Lazar and L Entertainment Investors, Inc.

The Company does not know of any arrangements that may at a subsequent date result in a change of control of the Company, other than the proposed sale of substantially all of the assets of the Company as described elsewhere in this Proxy Statement.

STOCK PERFORMANCE GRAPH

The following graph sets forth a comparison of cumulative total returns for the Company’s common stock, the Nasdaq Stock Market (U.S. companies) and the MG Group Index (Media General Financial Services), for the last five fiscal years.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG VIDEO CITY, INC.,

NASDAQ MARKET INDEX AND MG GROUP INDEX

ASSUMES $100 INVESTED ON JAN. 31, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING JAN. 31, 2003

The graph assumes that the value of the investment in each of the Company’s common stock, the Nasdaq Stock Market (U.S. companies) and MG Group Index (Media General Financial Services), was $100 on January 31, 1998, and all dividends were reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company purchased certain video game inventory from Ingram Entertainment, Inc. in the amount of $113,000 during the fiscal year ended January 31, 2003. Ingram Entertainment is a major stockholder of the Company. The Company believes such purchases of inventory were made based on arms’ length negotiations between the Company and Ingram Entertainment.

In May 2002 Robert Y. Lee and Rudolph R. Patino, both invested in the Company’s private placement offering of senior subordinated convertible notes and warrants, in the aggregate amount of $182,420 and $50,000, respectively. The private placement offering consisted of the sale of Series A Units with each unit consisting of a $10,000 10% Senior Subordinated Convertible Note due November 1, 2003 and a Series A Warrant to purchase 20,000 shares of the Company’s common stock until November 2003 at the exercise price of $0.01 per share. The notes are secured by the assets of the Company. As a result, the Company issued warrants to purchase 364,840 and 100,000 shares of common stock to each of Messrs Lee and Patino.

The Company paid down some of the principal and accrued interest of the outstanding private placement notes in connection with the November 2002 sale of its 19 stores. The Company paid all of the private placement investors, their principal and interest payments in full, with the exception that, if any private placement investor chose not to be paid down a portion of his investment, he would receive an additional warrant to purchase the Company’s common stock at a purchase price of $0.01 per share, for every dollar not paid down. Messrs Lee and Patino received a pay down of their respective notes in the amount of $72,968 and $25,000, respectively. Because Messrs Lee and Patino maintained their principal amount under their notes in the amount of $109,452 and $25,000, respectively, Messrs Lee and Patino received additional warrants to purchase 109,452 and 25,000 shares of common stock, respectively.

In February 2003, a trust to which Mr. Lee is the trustee also invested in the same private placement offering in the amount of $100,000, and hence received warrants to purchase 200,000 shares of the Company’s common stock.

The Company paid approximately $133,250 of the outstanding principal amount of the private placement notes from the proceeds of the sale of its two stores in May 2003. As a result, the principal amounts of $41,890 and $5,000 were paid down for the notes due to Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino, respectively. As of May 31, 2003, the Company owed Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino principal and accrued interest on such notes in the amounts of $168,958 and $20,167, respectively. The private placement notes mature on November 1, 2003. Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino did not receive any additional benefit or consideration, compared to any other private placement offering investors, in connection with their investment in, or their pay down by, the Company in connection with private placement offering. As of May 31, 2003, Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino exercised their warrants and purchased 674,292 and 125,000 shares of the Company’s common stock. Mr. Patino is also the Chief Financial Officer of the Company.

In June 2002, the Company retained Denari & Associates to serve as its investment banking firm in connection with its various corporate, finance, and mergers and acquisitions advisory services. Denari & Associates’ compensation for such services consists of a monthly retainer in the amount of $4,000 per month and an additional fee contingent upon the success of any such transactions in the amount of six percent of the size of transaction so completed. In June 2002, Gerald W.B. Weber entered into an advisory agreement with Denari & Associates pursuant to which Mr. Weber provides mergers and acquisitions and other retail video industry experience and contact to Denari & Associates in connection with Denari & Associates’ services to the Company. The agreement between Mr. Weber and Denari & Associates provides that Mr. Weber will be compensated for such services in the amount of 40% of the fees that Denari & Associates receives from the Company, if and when received by Denari & Associates. Mr. Weber was responsible for continued discussions with each of the video retail industry chains, to explore potential corporate and financial transactions for the Company. Mr. Weber is a member of the board of directors of the Company.

Controls and Procedures

Within 90 days prior to the filing date of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to the Exchange Act Rule 13a-14. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures effectively ensure that material information required to be in such Annual Report is made known to them by others in a timely manner. The Company has not made any significant changes to its internal controls, and no other factors have come to the Company’s attention that could significantly affect the Company’s internal controls, subsequent to the date of this most recent evaluation.

DESCRIPTION OF BUSINESS

The Company owns and operates video specialty stores located in various cities in the State of California, that rent and sell videocassettes, digital video discs (“DVDs”) and video games.

The Company’s predecessor, Lee Video City, Inc., was formed as a California corporation in February 1990 for the purpose of developing a chain of retail video specialty stores. In January 1997, Lee Video City, Inc. merged with and into Prism Entertainment Corporation, a publicly traded film company incorporated in Delaware in January 1984, and the surviving Delaware corporation changed its name to “Video City, Inc.”

The Company’s principal executive offices are located at 4800 Easton Drive Suite 108, Bakersfield, California 93309 and its telephone number is (661) 634-9171. The Company does not have an Internet website, but can be reached at rudyp@videocity.com.

Recent Events

In November 2002, the Company completed the disposition of 19 of its then 40 retail video stores to M.G. Midwest, Inc., a Delaware corporation and an affiliate of Movie Gallery, Inc. (M.G. Midwest, Inc. and Movie Gallery, Inc. are referred to herein collectively, as “Movie Gallery”). The 19 stores represented all stores owned by the Company outside of California and included certain assets and liabilities related to the 19 Stores. The disposition was effected pursuant to an Asset Purchase Agreement between the Company and Movie Gallery, dated October 24, 2002. The aggregate cash purchase price for the 19 Stores was $2,080,500 which was determined as a result of arms-length negotiations between the Company and Movie Gallery. Of the $2,080,500 purchase price, Movie Gallery paid the Company $2,030,500 at the closing of the transaction on November 6, 2002. The remaining $50,000 was payable, contingent upon one of the 19 sold stores achieving certain level of gross revenues during the six months ending August 31, 2003. In June 2003, the Company received $40,000 from Movie Gallery as an agreed amount, based on the uncertainties of such store achieving such requisite level of gross revenues. The sale of the stores has been accounted for as “Discontinued Operations.” The statements of operations for the fiscal year ended January 31, 2003 have been stated to show the net effect of the discontinuance of the 19 stores sold.

During the months of November and December of 2002, the Company closed four unprofitable retail stores located in Bakersfield, California. The costs related to the store closure during the last fiscal year are shown under store closure costs in the statements of operations. The Company had 17 stores remaining in the State of California as of the fiscal year ended January 31, 2003.

In May 2003, the Company sold two additional stores to Movie Gallery to raise cash in order to satisfy the Company’s immediate need for liquidity. The sale of the two stores was made pursuant to an Asset Purchase Agreement, dated as of May 12, 2003, by and between the Company and Movie Gallery. The two sold stores were located in Salinas and San Francisco, California. The aggregate purchase price for the two sold stores consisted of cash in the amount of $900,000, and was determined as a result of arms-length negotiations between the Company and Movie Gallery. Of the $900,000 purchase price, Movie Gallery has paid the Company $646,000 as of the date of this Proxy Statement. Of the remaining $254,000, $54,000 has been retained by Movie Gallery and the remaining $200,000 is payable upon the Company obtaining the lease assignment for the San Francisco store satisfactory to Movie Gallery and the sale of the 12 California stores by December 31, 2003. Although the Company is exercising its best efforts to obtain such lease assignment, there can be no assurance that such lease assignment will be obtained. The Company closed an additional unprofitable store in June 2003.

On June 20, 2003, the Company entered into an Asset Purchase Agreement with Movie Gallery, for the sale of 12 video stores which constitute all of the Company’s stores other than the two stores located in Ventura, California. The purchase price of cash in the aggregate amount of $3,250,000, was determined as a result of arm’s length negotiations between the Company and Movie Gallery, and is payable to the Company at the closing of the sale, anticipated to occur within a few days after the Annual Meeting of stockholders. Such sale would be subject to a number of contingencies including, without limitation, the approval of the Company’s stockholders, Movie Gallery’s satisfactory completion of financial and real estate due diligence, and the successful assignments of store leases to be assumed by Movie Gallery. There can be no assurances that such a transaction with Movie Gallery will be completed.

The Company is seeking to sell the two stores located in Ventura California, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser.

In the event of the sale of substantially all of the assets of the Company, the Company will receive the consideration for such sale and will have no operating revenue.

The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. The Company is uncertain whether its business will continue to be in the retail video industry or in any specific industry related to the retail video industry. In any case, the Company plans to reduce its work force and expenses to a minimum level in the event of such sale.

Proceedings under Chapter 11 of the Bankruptcy Code

On August 24, 2000, the Company and its subsidiaries filed voluntary petitions seeking reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court of the Central District of California (the “Bankruptcy Court”). These petitions were jointly administered under Case Number LA00-34254TD, pursuant to Rule 1015b of the Federal Rules of Bankruptcy Procedure. The Company was in possession of its properties and assets and continued to operate with its existing directors and officers as debtors-in-possession. The Company was authorized to operate its business, but could not engage in transactions outside the normal course of business without approval, after notice and hearing, of the Bankruptcy Court.

Pursuant to the provisions of the Bankruptcy Code, as of the petition date actions to collect pre-petition indebtedness owed by the Company were stayed and other pre-petition contractual obligations could not be enforced against the Company. In addition, as debtors-in-possession, the Company had the right, subject to the Bankruptcy Court’s approval and certain other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by these rejections could file claims with the Bankruptcy Court in accordance with the reorganization process. The Bankruptcy Court approved payment of certain pre-petition liabilities such as employee wages and benefits. Furthermore, the Bankruptcy Court allowed for the retention of legal and financial professionals.

The Company presented a plan of reorganization to the Bankruptcy Court on July 10, 2001 to reorganize the Company’s businesses and to restructure the Company’s obligations. On July 30, 2001 the Bankruptcy Court approved the Company’s plan of reorganization with an effective date of August 29, 2001.

The holders of existing voting shares immediately before the confirmation received more than 50% of the total voting shares of the emerged entity and therefore did not adopt fresh-start reporting upon its emergence from Chapter 11. Liabilities compromised by the confirmed plan were stated at the present value of the amounts to be paid, and the forgiveness of debt has been reported as an extraordinary item.

Effective May 7, 2003, a hearing was held before the United States Bankruptcy Court in which an order was granted to approve the Company’s motion for a final decree and the closing of the Chapter 11 bankruptcy case.

Industry Overview

Home Entertainment Retail Industry. According to Adams Media Research (“Adams Media”), the domestic home video specialty retail industry grew from an estimated $15.3 billion in revenue in 1996 to $22.2 billion in 2002, representing a 6.4% compound annual growth rate, outpacing the 2.3% growth rate of the Consumer Price Index during the same period. Adams Media predicts that this industry will reach $30.1 billion in revenue by 2007, with growth driven primarily by the growth of DVD penetration. At the end of 2002, approximately 90% of all television households owned a videocassette recorder (“VCR”) and approximately 36% owned a DVD Player. According to Adams Media, the number of households owning DVD players is expected to increase from approximately 38.8 million at the end of 2002 to over 75 million by 2007.

According to the Video Software Dealers Association, DVD generated 53 percent of the total market revenue in 2002, or $10.9 billion. DVD retail sales of $8 billion in 2002 represented 65 percent of the total home video retail sales market. Meanwhile, in rental VidTrac showed DVD had a 35 percent share of the rental market in 2002, for some $2.9 billion in revenue, a leap of 106 percent from 2001.

As mentioned above, 90% of the U.S. households own at least one VCR or DVD Player, and, on average, rent videos at least a couple of times each month. We believe that the following factors, among others, make video and DVD rental a preferred medium of entertainment for millions of customers:

•	The opportunity to browse among a very broad selection of movies;

•	The control over viewing, such as the ability to control start, stop, pause, fast-forward, rewind and screen select; and

•	The opportunity to entertain one or more people at home for a reasonable price.

In addition, a significant competitive advantage that the video industry enjoys over most other movie distribution channels except theatrical release, is the early timing of distribution “window.” After the initial theatrical release, studios make their movies available for rental over to video and DVD stores for a specified period of time. This window is exclusive against most other forms of non-theatrical movie distribution, such as pay-per-view, premium television, basic cable and network and syndicated television.

The home entertainment industry is highly fragmented and continues to experience consolidation pressures. Trends toward consolidation have been fueled by the competitive impact of superstores on smaller retailers and the need for enhanced access to working capital and economies of scale. However, the home entertainment industry has experienced consolidation in recent years, as home entertainment store chains have gained significant market share from single store operators. We believe that small stores and smaller chains in the home entertainment industry will continue to consolidate with national and larger regional chains. We believe that there are several competitive advantages in being national or larger regional home entertainment chain, including access to working capital, economies of scale, marketing efficiencies, access to sophisticated information systems, and competitive pricing. Even if there is significant consolidation, however, we expect that the home entertainment industry will remain fragmented.

Movie Studio Dependence on Video Retailing. According to Paul Kagan, the home entertainment industry is the largest single source of domestic revenue to movie studios and independent suppliers of theatrical and direct-to-video movies. The Company believes that of the many movies produced by major studios and released in the United States each year, relatively few are profitable for the studios based on the box office revenue alone. The Company believes the consumer is more likely to view “non hit” movies on rented videocassette and DVD than in any other medium because retail home entertainment stores provide an inviting opportunity to browse and make an impulse choice among a very broad selection of new releases. As a result, retail home entertainment stores, including those operated by the Company, purchase movies on videocassette and DVD regardless of whether the movies were successful at the box office, thus providing the major movie studios a reliable source of revenue for almost all of the hundreds of movies produced each year. Consequently, the Company believes movie studios are highly motivated to protect this unique and significant source of revenue.

Rentals versus Sales. Although the home entertainment retail industry includes both rentals and sales, the consumer market for prerecorded videocassettes and DVDs has been primarily comprised of rentals. By setting the wholesale prices, movie studios influence the relative levels of videocassette and DVD rentals versus sales. Videocassettes released at a relatively high price, typically $35 to $65 for video, are purchased by home entertainment specialty stores and are promoted primarily as rental titles. Videocassettes released at a relatively low price, typically less than $20 per copy (“sell-through titles”), are purchased by video specialty stores and are generally promoted as both rental and sale titles. DVDs are released and sold for both rental and sale at a relatively low price, typically $16 to $17. Home entertainment specialty stores utilize this format mainly for rental, with only a small percentage of DVDs used for sell-through. In general, movie studios attempt to maximize total revenue from videocassette and DVD releases by combining the release of most titles at a high price point to encourage purchase for the rental market, with the release of a relatively few major hits or animated children’s classics at sell-through pricing to encourage purchase directly by the consumer at retail. Home entertainment specialty stores will purchase sell-through titles for both the rental market and for retail sale. Titles released at a high price are re-released at a lower price six months to one year after the initial release to promote sales directly to consumers. According to Adams Media Research figures released, video and DVD rental revenue was approximately $9.0 billion in 2002.

Video Game Industry. According to industry reports, domestic sales of video software increased to approximately $6.0 billion in 2002 from approximately $4.6 billion in 2001. Domestic sales of video game hardware were estimated at $4.2 billion for 2002 versus $3.7 billion in 2001. These increases were primarily attributable to sales of Microsoft Xbox and Nintendo GAMECUBE hardware and software which were released in the fourth quarter of 2001, as well as continued sales of Sony PlayStation 2 hardware and software which were released in the fourth quarter of 2000.

Growth in this industry is driven by increases in the installed base of video game hardware systems, the introduction of new hardware platforms and continued improvement in systems technology leading to the development of new game titles. We expect the video game industry to continue to grow as a result of significant technological advancements in the last few years. These advancements allow for more flexibility and creativity in software development, as well as the introduction of hardware with the potential to offer capabilities beyond gaming, such as DVD and compact disc play and backward compatibility of game software.

Business Strategy

Superstore Format. The Company focuses on operating retail home entertainment superstores. The Company believes a superstore is the most commercially viable format for home entertainment stores at most locations. The broader selection of titles and greater availability of popular new releases of a superstore generate enough customer traffic to make it economically viable to lease optimal locations that may demand higher lease rates. Because many store operating expenses, including labor costs, are substantially fixed regardless of the size of a store, operating expenses are proportionately lower in the larger superstore format as compared to a smaller store.

Selection, Availability and Customer Service. The Company’s goal is to offer a more complete selection and greater availability of popular new releases in an effort to be the customers’ preferred store. The Company believes that certain of the Company’s promotional strategies such as the periodic guaranteeing of the availability of a popular new release at its stores have been successful in attracting and retaining its customers. The Company permits its customers in many markets to return a rental item to any of its other store locations and hence provides a convenience not available in other home entertainment store chains. In addition, the Company’s goal is to place greater emphasis on offering its customers excellent service to encourage repeat visits. The Company uses demographic and historical rental data to determine the selection and quantity of videos and DVDs that will best meet the demands of customers in particular regions or neighborhoods.

Centralized Real-Time Management. The majority of the stores’ point-of- sale systems are directly connected to the Company’s centralized management information systems which allows real-time communication and the ability for customers to rent at one location and return at another. In addition, the systems infrastructure allows close monitoring of sales and inventory, enabling the Company to actively manage its new videocassette and DVD purchases and monitor customer demand. The Company periodically redistributes its inventory of videocassettes and DVDs among its stores to fulfill customer demand without making excessive purchases of popular titles.

Store Location and Marketing. Most of the Company’s superstores are located in high traffic areas providing high visibility and easy access for its customers. The Company believes excellent customer service, a bright, clean and friendly shopping environment and convenient store locations are important to its success. The Company advertises through local television, radio, newspaper and direct mail, and promotes its products through various special programs.

Products

Videocassette and DVD Rental. The Company’s primary revenue source has been from the rental of videocassettes. DVDs are an alternative format to VHS tapes that offer consumers digital picture and sound and additional features such as enhanced content and interactivity. Each of the Company’s stores currently offers from 7,000 to 11,000 videocassettes and DVDs consisting of from 4,000 to 8,000 different titles. New release titles (titles within one year from release date) are displayed in the prominent “New Release” section and are organized alphabetically by title. Other titles are displayed alphabetically within categories such as “Action,” “Comedy” and “Drama.” The Company is committed to offering as many copies of new releases as necessary to be competitive within its markets. Promotional strategies that the Company believes have been highly successful include (i) the guarantee for a limited time of the availability of a popular new release, (ii) allowing customers to reserve certain titles up to one week in advance, and (iii) allowing customers to rent and return videocassettes and DVDs at any of the Company’s stores. DVDs have shown to be the fastest growing sell through and rental category introduced by the Company due to high consumer demand and the Company’s aggressive merchandising strategy to position the stores to satisfy consumer demand.

Videocassette and DVD Sales. The Company offers new and previously viewed videocassettes and DVD for sale. Previously viewed videocassettes and DVD are pulled from the shelves several weeks after the release date depending on customer demand and are sold to customers at a discount price.

Video Games. Each of the Company’s stores offers from 300 to 1,000 video game cartridges,

consisting of 250 to 600 different titles. With the introduction of the Nintendo GameCube and the Microsoft Xbox in November 2001 and PlayStation 2 was released in the fourth quarter of 2000, early performance and consumer acceptance of these new platforms have been strong while the established 32-bit and 64-bit platforms (Sony PlayStation and Nintendo 64) continue to maintain a solid market share. The Company anticipates growth of its video game business and broadening its selection of game cartridges to include successful new formats as they become available and grow in popularity.

Other Products. In addition to videocassette, DVD and Videogame rentals and sales, the Company also sells a variety of video accessories and confectionery items.

Store Operations and Locations

The 14 stores currently owned and operated by the Company are located at the following cities in the state of California:

City	Number of Stores
Bakersfield	5
Fresno	3
Lancaster	2
Ventura	2
Taft	1
Tehachapi	1

The Company’s stores range in size from 3,560 square feet to 9,500 square feet and offer between 7,000 to 11,000 videocassettes and DVDs consisting of from 4,000 to 8,000 different titles. The Company’s superstores feature television monitors showing movie previews and promotions of coming attractions and displays posters and stand-up displays promoting movie titles. The Company’s stores are open 365 days a year from 10:00 a.m. to 11:00 p.m.

The Company’s management has substantial experience in the home entertainment retail industry, including specific expertise in the various geographical areas in which the Company operates its stores. The Company’s management actively monitors the inventory, pricing and rental period of movie titles through its comprehensive management information systems. The new release inventory is actively managed, including the redistribution of certain copies to other stores to meet greater demand.

Supplier Agreements

In July 2001 the Company entered into an agreement with Video Products Distributors (“VPD”) under which VPD agreed to become the exclusive video distributor for all of the Company’s stores. VPD will provide all videocassettes, DVDs and accessories for rental and sale with the exception of Warner Brothers Home Video product in all of the Company’s store locations. As part of this agreement, the Company received a line of trade credit and 90 day terms for repayment to VPD.

Effective in November 2002, with the sale of the 19 stores located outside of California to Movie Gallery, VPD modified its agreement with the Company by reducing the line of trade credit that it previously was operating with and reducing its terms for repayment from 90 days to 60 days.

In June of 2001, the Company also entered into a purchase money security agreement directly with Warner Brothers Home Video. The agreement provides the Company with a line of trade credit and 60 day terms for repayment. The Company purchases all Warner Brothers product directly from Warner Brothers Home Video, which is then distributed to all of the Company’s stores through a third party distributor.

Inventory Management and Management Information Systems

Inventory Management. The Company maintains an extensive inventory control system to assist management in decisions involving purchase, distribution and disposition of videocassettes, DVDs and game cartridges. Each videocassette, DVD and game cartridge is placed in a clear protective case which is affixed with a magnetic security device and an optical bar code. The Company conducts physical inventories on a quarterly basis. The inventory is redistributed among the various store locations based on demand at certain locations.

Management Information Systems. It is critically important in home entertainment retailing to have accurate and timely information relating to videocassette and DVD rentals and sales, individual title performance, customer demographics, shrinkage, overdue rentals and various other financial and operational data. The Company began development of a sophisticated management information system in early 1992 and fully implemented its system in all superstores by mid-1994. The Company has expended significant resources and time over the past decade to ensure a comprehensive management information system. Each superstore uses a point-of-sale system (“POS”) where all rental and sales transactions are recorded using scanned bar code information. The management information system electronically communicates real-time data from the POS system of most of the Company’s stores and makes the daily sales, inventory and other data immediately available to the Company’s management. The Company then uses the data to manage inventory and monitor customer demand and rental trends to maximize each store’s profitability. The data also provides individual customer and demographic information which is used for direct marketing to these customers, and is also used for audit and loss prevention purposes.

Most of the Company’s stores’ POS systems are linked on a real-time basis, enabling product and customer data to be shared. This sharing allows product to be rented from one store and returned to another while tracking the product through the system. The Company believes it is the only major chain of superstores that actively uses the real-time sharing so customers can rent and return at different locations, and has successfully promoted it to gain market share. The “linked” capability also allows stores to locate rental and sale items which may not be available at one location but are available at another location.

Marketing and Advertising

The Company has advertised through radio, newspaper and direct mail. Suppliers and movie studios provided advertising credits and market development funds for certain movie titles that the Company used to purchase the television, radio, and newspaper advertising. Although there can be no assurance, the Company believes that its suppliers and the movie studios will continue to provide funds for the Company’s advertising expenditures through advertising credits and market development funds. In addition, the Company benefited from the advertising and marketing by studios and theaters in connection with their efforts to promote specific videos and films. The Company’s advertising emphasizes signature attributes such as movie reservations, rent and return at any location, membership good at all locations, and guaranteed availability of certain key new releases. The Company believes that these promotional marketing strategies have helped increase market share and customer loyalty.

Competition

The home entertainment retail industry is highly competitive. The Company competes with other local, regional and national chains, such as Blockbuster Inc. and Hollywood Entertainment Corporation (“Hollywood Entertainment”), and with supermarkets, mass merchants, mail order and online companies and other retailers. Many of the Company’s competitors have significantly greater financial and marketing resources and name recognition.

The Company believes the principal competitive factors in the video retail industry are store location and visibility, title selection, the number of copies of popular titles available, customer service, and, to a lesser extent, pricing. Most of the Company’s stores compete directly with stores operated by Blockbuster and/or Hollywood Entertainment. As a result of direct competition with Blockbuster, Hollywood Entertainment and others, rental pricing of videocassettes and DVDs and greater availability of new releases may become a more significant competitive factor in the Company’s business, which could have an adverse impact on the results of operations of the Company.

The Company also competes with cable television, satellite and pay-per- view, in which subscribers pay a fee to see a movie selected by the subscriber. Existing pay-per-view services offer a limited number of channels and movies and are only available to households with a direct broadcast satellite or a cable converter to unscramble incoming signals. Recent technological developments could permit cable companies, direct broadcast satellite companies, telephone companies, and other telecommunications companies to transmit a much greater number of movies to homes at more frequently scheduled intervals throughout the day. Ultimately, these technologies could lead to the availability of movies to consumers on demand. Certain cable and other telecommunications companies have tested “video on demand” service in some markets. Video on demand service would allow a viewer to pause, rewind and fast forward movies. Based upon publicly available information, the Company believes these tests have been unsuccessful. The Company also believes movie studios have a strong interest in maintaining a viable movie rental business because the sale of videocassettes to video retail stores represents the studio’s largest source of revenue. As a result, the Company believes movie studios will continue to make movie titles available to cable television and other distribution channels only after the revenue has been derived from the sale of videocassettes to video stores. Substantial technological developments will be necessary in order for pay-per-view to match the low price, viewing convenience and selection available through video rental.

Seasonality

The video retail industry generally experiences relative revenue declines in April and May, due in part to the change to Daylight Savings Time and improved weather, and in September and October, due in part to the start of school and introduction of new television programs. The Company believes these seasonality trends will continue.

Service Marks

The Company owns a United States federal registration for its service mark “Video City.” The Company considers its service mark to be important to its continued success.

Employees

As of May 31, 2003 the Company had approximately 132 employees of whom approximately 124 were located at the retail stores and the remainder were at the Company’s corporate administrative office. The Company is not currently a party to any collective bargaining agreements. The Company believes that its relationships with its employees are generally good.

DESCRIPTION OF PROPERTY

The 14 stores currently owned and operated by the Company are located at the following cities in the state of California:

City	Number of Stores
Bakersfield	5
Fresno	3
Lancaster	2
Ventura	2
Taft	1
Tehachapi	1

The Company’s stores range in size from 3,560 square feet to 9,500 square feet. All of the Company’s stores are leased pursuant to leases with initial terms ranging from three to ten years, with varying option renewal periods. Most of the leases are “triple net” requiring the Company to pay all taxes, insurance, and common area maintenance expenses associated with the properties.

The corporate office facility consists of approximately 4,692 square feet of leased office space. The Company considers its corporate offices and stores to be generally suitable and adequate for their intended purposes.

LEGAL PROCEEDINGS

Effective May 7, 2003, a hearing was held before the Bankruptcy Court for the Central District of California in which an order was granted to approve the Company’s motion for a final decree and the closing of the Chapter 11 bankruptcy case.

The Company is involved in litigation from time to time, in the ordinary course of business, in connection with its closure of unprofitable video stores. As of May 31, 2003, the Company is a party to three lawsuits pending in civil courts located in Bakersfield California in connection with the Company’s closure of three stores located at Bakersfield, California. The Company is being sued by landlords regarding three retail store leases, the outcome which cannot be readily determined. The Company intends to vigorously defend these claims.

The information with respect to the three pending lawsuits in connection with the closure of the Company’s stores are as follows:

Y. Wood Wong et al v. Video City, Inc.

On January 23, 2003, Y. Wood Wong et al. filed suit in Superior Court of California, Kern County alleging damages from unpaid rent and breach of the lease for the property at 5330 Olive Drive, Suites D and E in Bakersfield, California. Wong et al are seeking damages resulting from unpaid rent in the amount of approximately $15,000, leasing commissions of $7,600 associated with re-letting the property, and an unknown amount equal to the rent from January 1, 2003 through October 31, 2004, less any sums plaintiffs receive from re-letting the property.

Colonial Shopping Center v. 32nd Street Inc., Lee Video City, Inc., Video City, Inc. et al

On March 13, 2003, Colonial Shopping Center filed suit in Superior Court of California Kern County, against the Company for damages from breach of the lease regarding the property at 2333 Brundage Lane, Bakersfield, California. Colonial is seeking damages of approximately $34,000 for unpaid rent, and an unknown amount from rent and other amounts, including operating expenses from December 1, 2002 through March 31, 2007, less any sums plaintiff receives from re-letting the property.

Laurelglen-Bakersfield v. 32nd Street Inc., Lee Video City, Inc., Video City, Inc. et al

Also on March 13, 2003, Laurelglen-Bakersfield filed suit against the Company in Superior Court of California, Kern County alleging breach of a lease for the property at 6615 Ming Avenue, Bakersfield, California. Laurelglen is seeking damages of approximately $43,000 in unpaid rent and an unknown amount of rent from December 1, 2002 through May 31, 2004, less any sums plaintiff receives from re-letting the property.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following selected historical financial data for the years ended January 31, 2003, 2002, 2001, 2000 and 1999, have been derived from the financial statements. The information set forth below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the Company’s financial statements and notes thereto. The unaudited pro forma selected financial data of the Company, gives pro forma effect of divesting substantially all of the Company’s assets including: (i) the sale of the two stores located in Salinas and San Francisco, California to Movie Gallery in May 2003; (ii) the proposed sale of the 12 stores to Movie Gallery; (iii) the planned sale of the remaining two stores located in Ventura California; and (iv) the closure of one store in June 2003. The unaudited pro forma selected financial data is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the Company would actually have been had the disposition in fact occurred at the dates indicated.

	Historical
	Year Ended January 31,					Three Months Ended	Three Months Ended
	2003	2002	2001	2000	1999	April 30, 2003	April 30, 2002
	(In thousands of dollars, except per share and operating data)
STATEMENT OF OPERATIONS DATA:
Revenues	$8,712	$10,093	$23,658	$44,785	$24,436	$1,844	$2,238
Net Income (Loss) from continuing operations	(3,519)	(3,834)	(16,038)	(32,766)	11	(511)	(5,497)
Net income (loss) per share from continuing Operations	(0.67)	(0.31)	(1.00)	(2.29)	0.00	(0.08)	(0.15)
Weighted average shares used in computation	5,242	12,323	16,302	14,510	12,091	6,300	3,311
OPERATING DATA:
Number of stores at end of period	17	41	44	77	128	17	41
Increase (decrease) in same store Revenues(1)	(1.8)%	(4.8)%	(14.1)%	6.8%	1.6%

	Historical
	Year Ended January 31,					Quarter Ended
	2003	2002	2001	2000	1999	April 30, 2003
	(In thousands of dollars, except per share and operating data)
BALANCE SHEET DATA:
Cash and cash equivalents	$0	$0	$1,046	$24	$172	$0
Rental library(2)	963	2,261	3,012	6,223	21,120	961
Total assets	3,194	6,591	10,097	21,294	38,253	3,048
Credit facility	—	—	—	9,770	16,045	—
Long-term debt, less current portion	—	—	—	1,232	1,637	—
Total liabilities	4,158	6,628	47,621	42,770	32,985	4,492
Stockholders’ equity (deficit)	(964)	(37)	(37,524)	(21,476)	5,267	(1,444)

	Pro forma
	Year Ended January 31, 2003	Three Months Ended April 30, 2003
	(In thousands of dollars, except per share and operating data)
STATEMENT OF OPERATIONS DATA:
Revenues	$—	$—
Net Income (Loss) from continuing operations	(2,601)	(471)
Net income (loss) per share from continuing Operations	(0.50)	(0.07)
Weighted average shares used in computation	5,242	6,300

Pro forma
Quarter Ended April 30, 2003
`	(In thousands of dollars, except per share and operating data)
BALANCE SHEET DATA:
Cash and cash equivalents	$1,872
Rental library(2)	—
Total assets	2,811
Credit facility	—
Long-term debt, less current portion	—
Total liabilities	3,465
Stockholders’ equity (deficit)	(600)

(1)	The increase (decrease) in same store revenues compares revenues from stores opened and owned by the Company for twelve full months. (Including relocations)
(2)	The decrease in rental library is mainly attributable to the reduction in the number of stores between fiscal years 1999, 2000, 2001, 2002 and 2003.

FINANCIAL STATEMENTS

The consolidated financial statements of the Company consisting of the consolidated balance sheets of the Company as of April 30, 2003 and 2002 and as of January 31, 2003 and 2002, and the related consolidated statements of operations and cash flows for the three months ended April 30, 2003 and 2002, and for the years ended January 31, 2003, 2002 and 2001, and related notes to such financial statements are attached to this Proxy Statement as Appendix A.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company’s financial statements and the related notes thereto and the other financial information included elsewhere in this Proxy Statement. When used in the following discussions, the words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.

Estimates and Critical Accounting Policies

Estimates and critical accounting policies estimates and judgments made by the Company’s management are an integral part of financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Actual results may be different from estimated amounts included in the financial statements. The Company’s management believes that the following critical accounting policies address the significant estimates required of management when preparing the consolidated financial statements in accordance with GAAP:

The amortization method of the Company records base stock (generally 3 copies per title for each store) at cost and amortizes a portion of these costs on an accelerated basis over three months, generally to $8 per unit, with the remaining base stock cost amortized on a straight line basis over 33 months to an estimated $3 salvage value. The cost of non-base stock (generally greater than 3 copies per title for each store) is amortized on an accelerated basis over three months to an estimated $3 salvage value. Video games are amortized on an accelerated basis over a 12 month period to an estimated $10 salvage value.

Customer receivable balances are evaluated on a continual basis and allowances are provided for potentially uncollectable accounts based on management’s estimate of the collectability of customer accounts. Allowance adjustments are charged to operations in the period in which the facts that give rise to the adjustments become known.

Goodwill represents the excess of the cost of the companies acquired over the fair value of their net assets at the date of acquisition. Upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, the Company tested it’s goodwill for impairment. Based on the fair market value of the reporting unit, no goodwill impairment adjustment was required. The Company no longer records amortization of goodwill and performs an annual impairment test in the fourth quarter. Management also reviews each quarter for other factors that may indicate impairment.

Overview

General Business. The Company’s revenue consists primarily of rental revenue and product sales revenue. Rental revenue includes revenue from rentals of videos, DVDs, video games, players and game machines and extended viewing fees. Product sales revenue are derived from sales of new and used videocassettes and DVDs, including excess rental inventory, concessions and accessory items.

Operating costs and expenses include operating expenses, cost of product sales, and general and administrative expenses. Operating expenses consist of amortization of videos purchased for rental, fees and lease expenses for leased videos and all store expenses, including occupancy, payroll, store opening expenses and direct store advertising and promotion expenses.

Rental library, which includes videocassettes, DVDs and video games, is recorded at cost and amortized over its estimated economic life.

The Company records base stock (generally 3 copies per title for each store) at cost and amortizes a portion of these costs on an accelerated basis over three months, generally to $8 per unit, with the remaining base stock cost amortized on a straight line basis over 33 months to an estimated $3 salvage value. The cost of non-base stock (generally greater than 3 copies per title for each store) are amortized on an accelerated basis over three months to an estimated $3 salvage value. Video games are amortized on an accelerated basis over a 12 month period to an estimated $10 salvage value.

Certain videocassettes in the rental inventory were obtained through revenue-sharing arrangements, prior to cancellation of such agreements in the fiscal year ended January 31, 2001. Any handling fees per video are amortized on a straight-line basis over the revenue sharing period, and revenue sharing payments are expensed when incurred.

Cost of sales and revenue-sharing product are comprised of the cost of videos sold to customers and the cost of concessions and other products sold in the Company’s stores. The cost of a video is measured at its amortized basis when sold, if previously used as a rental video, or at the Company’s cost if purchased for sell-through, or at a varying basis if a revenue sharing product, depending upon when in the revenue-sharing period it is sold.

General and administrative expenses are comprised of corporate office expenses, including office equipment and facilities costs, management salaries and benefits, professional fees, merger and acquisition fees, bank and financing fees and all other items of corporate expense.

Results of Operations

Three months ended April 30, 2003 compared to the three months ended April 30, 2002.

The statements of operations for the three months ended April 30, 2003 compared to the three months ended April 30, 2002 have been restated to show the net effect of the discontinuance of the 19 stores that were sold by the Company in November 2002.

Revenues. Rental revenue and product sales for the three months ended April 30, 2003 totaled $1,844,000 compared to $2,238,000 for the three months ended April 30, 2002. Revenue decreased by $394,000 or 17.6% for the three months ended April 30, 2003 as compared to the three months ended April 30, 2002. The decrease in revenues was primarily attributable to the closure of 4 stores during the fourth quarter of fiscal 2003. The average revenue per store remained fairly consistent between the two periods. Revenues per store during the fiscal quarter ended 2003 were up slightly over the prior quarter ended April 30, 2002, primarily due to the winter Olympics being broadcast during the first quarter of 2002 and a less-than-optimal release schedule from the Hollywood studios.

Store Operating Expenses. Store operating expenses for the three months ended April 30, 2003 totaled$1,101,000 compared to $1,392,000 for the three months ended April 30, 2002. Store operating expenses decreased by $291,000 or 20.9% for the three months ended April 30, 2003 as compared to the corresponding period of the previous year. The decreased store expenses were primarily attributable to the closure of 4 stores during the fourth quarter of fiscal 2003. In addition, the remaining stores were more profitable at the store level due to lower lease and payroll expenses as a percentage of revenues. Store operating expenses as a percentage of rental revenues and product sales were 59% for the three months ended April 30, 2003 compared to 62% for the corresponding period of 2002.

Amortization of Rental Library. Amortization of rental inventory for the three months ended April 30, 2003 totaled $395,000 compared to $482,000 for the three months ended April 30, 2002. Amortization expense decreased by $87,000 or 18.0% for the three months ended April 30, 2003 as compared to the corresponding period of the previous year. The decreased amortization expense was primarily attributable to the closure of 4 stores during the fourth quarter of fiscal 2003. Amortization of rental inventory as a percentage of rental revenue and product sales were 21.4% for the three months ended April 30, 2003 compared to 21.5% for the corresponding period of 2002. The amortization expense remained relatively consistent between the two periods.

Cost of Product Sales. Cost of product sales for the three months ended April 30, 2003 totaled $205,000, compared to $ 252,000 for the three months ended April 30, 2002. Cost of product sales decreased by $47,000 or 18.7% for the three months ended April 30, 2003 as compared to the corresponding period of the previous year. The decrease in cost of product sales was primarily attributable to the sale and closure of 4 stores during the fourth quarter of fiscal 2003. The cost of product sales remained fairly consistent as a percentage of revenues due to the Company’s margins on previously viewed tape sales and sell-through have remained at the same levels, from this fiscal year to last fiscal year. Cost of product sales as a percentage of rental revenues and product sales, was 11% for the three months ended April 30, 2003, compared to 11% for the corresponding period of 2002.

Closed Store Expense. Closed store expense for the three months ended April 30, 2003 was $89,000 and represents the estimated lease liability expense for the four stores closed during the fourth quarter of 2003. There was no closed store expense for the prior period ended April 30, 2002.

General and Administrative Expenses. General and administrative expenses for the three months ended April 30, 2003 totaled $464,000 compared to $597,000 for the three months ended April 30, 2002. General and administrative expenses decreased by $133,000 or 22.3% for the three months ended April 30, 2003 as compared to the corresponding period of the previous year. The decrease in general and administrative expenses was primarily attributable to the Company’s reduction in employee salaries, travel and entertainment expenses, insurance and professional fees. General and administrative expenses as a percentage of rental revenues and product sales, was 25% for the three months ended April 30, 2003 compared to 27% for the corresponding period of 2002.

Interest Expense. The Company incurred net interest expense of $100,553 for the three months ended April 30, 2003 compared to $11,700 for the three months ended April 30, 2002. The increase in interest expense is primarily related to the interest expense related to the Company’s private placement offering, which records the amortization of the discount related to the attached warrants and normal interest expense charged on the promissory notes. In addition, the Company is paying 8% interest on the priority sales taxes that are currently being paid over a five year period as per the bankruptcy plan of reorganization.

Discontinued Operations. The Company recorded a gain on discontinued operations of $88,498, which represents the operations of the 19 Stores owned by the Company outside of California, which were sold to Movie Gallery in November 2002. The 19 stores are being recorded as discontinued operations for the quarter ended April 30, 2002.

Year ended January 31, 2003 compared to the year ended January 31, 2002

Revenues. Revenues for the fiscal year ended January 31, 2003 (“fiscal 2003”) decreased $1,381,000 or 13.7%, to $8,712,000 compared to $10,093,000 for the fiscal year ended January 31, 2002 (“fiscal 2002”). The decrease in revenues was primarily attributable to the reduced number of stores operated during the year ended January 31, 2003 as compared to the prior year. The weighted average number of stores for fiscal 2003 was 20 compared to the prior fiscal year total of 24 stores. Same store revenues for fiscal 2003 decreased by approximately 1.8% compared to fiscal 2002.The Company had no management fee income for fiscal 2003 compared to $7,000 management fee income in fiscal 2002. The management fee income attributed to fiscal 2002 was the result of the Management Agreement entered into with West Coast Entertainment Corporation on March 3, 2000 and terminated on February 13, 2001.

Store Operating Expenses. Store operating expenses for fiscal 2003 decreased $733,000, or 11.6%, to $5,607,000 compared to $6,340,000 for fiscal 2002. The decrease in store expenses was primarily attributable to the reduced number of stores operated during the year ended January 31, 2003 as compared to the prior year. The weighted average number of stores for fiscal 2003 was 20 compared to the prior fiscal year total of 24 stores. Store operating expenses as a percentage of total revenues were 64.4% for fiscal 2003 compared to 62.9% for fiscal 2002. The additional percentage increase is primarily due to increased salaries, normal annual rent increases and workers compensation insurance costs, due to higher premium rates assessed in California over the past fiscal year.

Amortization of Rental Library. Amortization of rental inventory for fiscal 2003 decreased $1,052,000 or 34.8%, to $1,972,000 compared to $3,024,000 for fiscal 2002. The decrease in amortization was primarily attributable to the reduced number of stores operated during the year ended January 31, 2003 as compared to the prior year. In addition, the rental library inventory has been reduced from the prior year due to the sale of excess non-active rental inventory and the reduction in pricing of the VHS tapes by selected studios. Amortization of rental inventory as a percentage of rental revenues and product sales was 22.7% for the fiscal 2003 compared to 30.0% for fiscal 2002.

Cost of Product Sales. The cost of product sales for fiscal 2003 increased $341,000 or 32.4%, to $1,394,000 compared to $1,053,000 for fiscal 2002. The increase in the cost of product sales was primarily due to the sale of the excess non-active rental inventory at deep discounts to reduce that inventory, as well as increased marketing and promotions during the year, which included promotional giveaways of sale products. The cost of product sales as a percentage of rental revenue and product sales, was 16.0% for fiscal 2003 versus 10.5% for the fiscal 2002.

Cost of Leased Product. There was no cost of leased product for fiscal 2003 compared to $38,000 for fiscal 2002. The $38,000 expense recorded for fiscal 2002 was the balance of expenses related to the end of term revenue sharing costs on various studio titles.

General and Administrative Expenses. General and administrative expenses for fiscal 2003 decreased $573,000, or 18.8%, to $2,482,000 compared to $3,055,000 for fiscal 2002. General and administrative expenses as a percentage of total revenues decreased to 28.5% in fiscal 2003 compared to 30.3% in fiscal 2002. The decrease in general and administrative expenses was primarily attributable to a reduction in salaries, professional fees, travel and entertainment expenses and utilities, partially offset by increased insurance expense.

Store Closure Costs. The store closure costs of $205,000 for fiscal 2003 are the result of the Company closing four under-performing stores during November and December of 2002, in Bakersfield, California. The costs include the write off of leasehold and store fixtures and other miscellaneous costs including estimated lease liability related to the balance remaining on such store leases.

Gain (Loss) on Sale of Assets. The gain on sale of assets for fiscal 2003 was related to the sale to Movie Gallery of the nineteen retail stores located outside of California which was consummated in November 2002.

Interest Expense. Net interest expense for fiscal 2003 increased $518,000, to $534,000 compared to $17,000 for fiscal 2002. The increase in interest expense is primarily related to the interest expense related to the private placement offering, which records interest related to the attached warrants and normal 10% interest expense charged on the notes. In addition, the Company is paying 8% interest on the priority sales taxes that are currently being paid over a five-year period as per the bankruptcy plan of reorganization. Interest expense recorded in fiscal 2002 primarily represents payment of interest charged of $12,500 on the balance of the $500,000 payable to Fleet Retail Finance on June 29, 2001, per the agreement (“the Fleet Compromise”), which was approved by the Bankruptcy Court on March 28, 2001.

Other. There was no other income in fiscal 2003 compared to other income of $217,000 for fiscal 2002. The income for fiscal 2002 was primarily attributable to advertising credits from prior periods and various other miscellaneous revenues.

Reorganization Items. There was no reorganization expense items in fiscal 2003. Reorganization items in fiscal 2002 resulted from the retention of legal and financial professionals during the bankruptcy period, as approved by the Bankruptcy Court. Relocation expenses were related to the cost of moving the corporate offices from Philadelphia, Pennsylvania to Bakersfield, California in March 2001. Loss on sale of assets in fiscal 2002 resulted from the sale and liquidation of two stores. The liquidation and sale of stores was approved by the Bankruptcy Court during the bankruptcy proceedings subsequent to the August 24, 2000 bankruptcy date.

Discontinued Operations. The Company recorded a loss on discontinued operations of $106,000 for fiscal 2003 as compared to the prior year gain of $86,000. The decrease was primarily related to increased competition, mild weather and a relatively reduced new release schedule during fiscal 2003 for the 19 stores located outside of California, as compared to fiscal 2002. In addition, the 19 stores for fiscal 2003 were sold prior to the fourth quarter, which is normally the busiest time of the year for the Company’s stores. In November 2002 the Company sold 19 of its stores then representing all stores owned by the Company outside of California, including certain assets and liabilities related to such 19 stores, to Movie Gallery. The disposition was effected pursuant to an Asset Purchase Agreement between the Company and Movie Gallery, dated October 24, 2002. The 19 stores represented approximately 38% of the Company’s total assets.

Income Taxes. As of result of losses incurred by the Company, there were no federal income taxes due. The income tax expense recorded, represents minimum state taxes paid during the fiscal year.

Extraordinary Items. During the year ended January 31, 2003, the Company recorded $579,000 in extraordinary income related to favorable settlement of disputed pre-petition priority tax claims. During the year ended January 31, 2002, the Company reported an extraordinary gain from the discharge of $32,769,523 of allowed claims that will be issued common stock pursuant to the Company’s approved plan of reorganization, net of a deferred tax liability of $136,000. The net deferred tax liability arose as a result of the forgiveness of indebtedness income related to the confirmation of the plan of reorganization. In addition, the Company reported an extraordinary gain on troubled debt restructuring of $8,951,429, which represents a settlement of the loan agreement with Fleet Retail Finance as part of the Fleet Compromise.

Year ended January 31, 2002 compared to the year ended January 31, 2001

Revenues. Revenues for the fiscal year ended January 31, 2002 (“fiscal 2002”) decreased $13,565,000 or 57.3%, to $10,093,000 compared to $23,658,000 for the fiscal year ended January 31, 2001 (“fiscal 2001”). The decrease in revenues was primarily attributable to the reduced number of stores operated during the year ended January 31, 2002 as compared to the prior year. The Company divested 30 stores during fiscal 2001, as part of the Company’s bankruptcy reorganization plan. The weighted average number of stores for fiscal 2002 was 42 compared to the prior fiscal year total of 71 stores. Same store revenues for fiscal 2002 decreased by approximately 4.8% compared to fiscal 2001. The Company had management fee income of $7,000 for fiscal 2002 compared to $4,386,000 management fee income in fiscal 2001. The management fee income attributed to fiscal 2001 was the result of the Management Agreement entered into with West Coast Entertainment Corporation on March 3, 2000 and terminated on February 13, 2001.

Store Operating Expenses. Store operating expenses for fiscal 2002 decreased $8,820,000, or 58.2%, to $6,340,000 compared to $15,160,000 for fiscal 2001. The decrease in store expenses was primarily attributable to the reduced number of stores operated during the year ended January 31, 2002 as compared to the prior year. The Company divested 30 stores during fiscal 2001, as part of the Company’s bankruptcy reorganization plan. The weighted average number of stores for fiscal 2002 was 42 compared to the prior fiscal year total of 71 stores. Store operating expenses as a percentage of total revenues were 62.8% for fiscal 2002 compared to 64.1% for fiscal 2001.

Amortization of Rental Library. Amortization of videocassette rental inventory for fiscal 2002 decreased $1,763,000 or 36.8%, to $3,024,000 compared to $4,787,000 for fiscal 2001. The decrease in amortization was primarily attributable to the reduced number of stores operated during the year ended January 31, 2002 as compared to the prior year. The Company divested 30 stores during fiscal year 2001 as part of the Company’s bankruptcy reorganization plan. Amortization of rental inventory as a percentage of rental revenues and product sales was 30.0% for fiscal 2002 compared to 24.8% for fiscal 2001. The increase in percentage of amortization for fiscal 2002 over the prior fiscal year was mainly due to the Company not leasing product under studio revenue sharing agreements during the entire fiscal year 2002 versus the Company being on revenue sharing for seven months of fiscal 2001.

Cost of Product Sales. The cost of product sales for fiscal 2002 decreased $2,322,000 or 68.8%, to $1,053,000 compared to $3,375,000 for fiscal 2001. The decrease in the cost of product sales was primarily due to the reduced number of stores operated during fiscal 2002 as compared to the prior year. The Company divested 30 stores during fiscal year 2001, as part of the Company’s bankruptcy reorganization plan. The weighted average number of stores for fiscal 2002 was 42 compared to the prior fiscal year total of 71 stores. Cost of product sales as a percentage of rental revenue and product sales, was 10.4% for fiscal 2002 versus 17.5% for fiscal 2001.

Cost of Leased Product. Cost of leased product for fiscal 2002 decreased $1,149,000 or 96.8%, to $38,000 compared to $1,187,000 for fiscal 2001. The decrease was primarily attributable to the Company ceasing revenue sharing with the motion picture studios as of August 24, 2000, upon filing of the Chapter 11 bankruptcy and not being on revenue sharing during fiscal 2002. The $41,443 expense recorded for fiscal 2002 was the balance of expenses related to the end of term revenue sharing costs on various studio titles.

Restructuring Costs. The Company incurred $1.6 million in restructuring costs during fiscal 2001, consisting of severance obligations to employees of approximately $950,000, lease liability for the former executive offices in Torrance, California of approximately $100,000, moving expenses of the corporate office of approximately $80,000 and non-cash write down of the related leasehold improvements of approximately $430,000. These costs were related to the Company’s effort to improve the performance of its operations and streamline its corporate expenses after entering into the Management Agreement and in anticipation of the proposed merger between the Company and West Coast Entertainment Corporation. During fiscal 2001 the company paid $703,000 in cash for restructuring expenses. No restructuring expenses were paid in fiscal 2002.

General and Administrative. General and administrative expenses for fiscal 2002 decreased $4,550,000, or 59.8%, to $3,055,000 compared to $7,605,000 for fiscal 2001. General and administrative expenses as a percentage of total revenues decreased to 30.3.5% in fiscal 2002 compared to 39.5% in fiscal 2001. The decrease in general and administrative expenses was primarily attributable to the Company’s reduction in number of employees, employee salaries and related cost savings that resulted from the moving of the Company’s corporate headquarters from Philadelphia, Pennsylvania to Bakersfield, California in March 2001.

Gain(Loss) on Sale of Assets. The loss on sale of assets in fiscal 2001 resulted from the disposal of 2 stores prior to the bankruptcy filing.

Interest Expense. Net interest expense for fiscal 2002 decreased $1,331,000, or 99%, to $17,000 compared to $1,348,000 for fiscal 2001. The decrease in interest expense is reflective of a discontinuance of recording interest expense on secured and unsecured pre-petition debt pursuant to American Institute of Certified Accountants Statement of Position 90-7. Interest expense recorded in fiscal 2002 primarily represents payment of interest charged of $12,500 on the balance of the $500,000 payable to Fleet Retail Finance on June 29, 2001, per the Fleet Compromise, which was approved by the Bankruptcy Court on March 28, 2001.

Other. “Other” for fiscal 2002 was income of $217,000 compared to expenses of $458,000 for fiscal 2001. The income for fiscal 2002 was primarily attributable to advertising credits from prior periods and various other miscellaneous revenues. The expense for fiscal 2001 was primarily attributable to merger costs written off due to the termination of the West Coast Entertainment and the Company management agreement and merger agreement which was terminated as of February 13, 2001.

Reorganization Items. Professional fees in fiscal 2002 resulted from the retention of legal and financial professionals during the bankruptcy period, as approved by the Bankruptcy Court. Relocation expenses were related to the cost of moving the corporate offices from Philadelphia, Pennsylvania to Bakersfield, California in March 2001. Loss on sale of assets in fiscal 2002 resulted from the sale and liquidation of two stores during the fiscal year. The liquidation and sale of stores was approved by the Bankruptcy Court during the bankruptcy proceedings subsequent to the August 24, 2000 bankruptcy date.

Discontinued Operations. The Company recorded a gain on discontinued operations of $86,000 for fiscal 2002 as compared to the prior year loss of $78,000. The increase over the prior year was primarily due to the Company being in bankruptcy during most of fiscal 2001. This prevented the Company from continuing adequate purchases of product and advertising during most of fiscal 2001 beginning with the bankruptcy filing on August 24, 2000. In November 2002 the Company sold 19 of its stores then representing all stores owned by the Company outside of California, including certain assets and liabilities related to such 19 stores, to Movie Gallery. The disposition was effected pursuant to an Asset Purchase Agreement between the Company and Movie Gallery, dated October 24, 2002. The 19 stores represented approximately 38% of the Company’s total assets.

Income Taxes. As of result of losses incurred by the Company, there were no federal income taxes due. The income tax expense recorded, represents minimum state taxes paid during the fiscal year.

Extraordinary Items. During fiscal 2002, the Company reported an extraordinary gain from the discharge of $32,769,523 of allowed claims that will be issued common stock pursuant to the Company’s approved plan of reorganization, net of a deferred tax liability of $136,000. The net deferred tax liability arose as a result of the forgiveness of indebtedness income related to the confirmation of the plan of reorganization. In addition, the Company reported an extraordinary gain on troubled debt restructuring of $8,951,429, which represents a settlement of the loan agreement with Fleet Retail Finance as part of the Fleet Compromise.

Liquidity and Capital Resources

At April 30, 2003 the Company had stockholders’ deficit, recurring losses and negative working capital. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern. In May 2003, the Company sold two of its retail video stores to Movie Gallery to raise cash in order to satisfy the Company’s immediate need for liquidity. The Company has entered into a definitive agreement to sell 12 of its retail video stores, which constitute all of its remaining stores, except for two stores located in Ventura, California, to Movie Gallery. Such sale would be subject to a number of contingencies including, without limitation, the approval of the Company’s stockholders, the satisfactory completion of financial and real estate due diligence, and the successful assignment of store leases to be assumed by Movie Gallery. There can be no assurances that such a transaction with Movie Gallery will be completed.

The Company is also seeking to sell the two stores located in Ventura California, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser. The Company has received two indications of interest from third parties in entering into a transaction for the sale of these two stores; these potential buyers are being actively pursued. Movie Gallery was not interested in purchasing the two Ventura, California stores because one operated at a loss and the other operated at a modest level of profit considered to be inadequate by Movie Gallery. There can be no assurance that the Company will be able to sell such two stores, or that any such sales will be on terms and conditions that are satisfactory to the Company. The Company feels it is likely that a purchaser for the two stores will be found. In the unlikely event the company is unable to obtain a purchaser for the stores the company would do the following:

1)	The 2723 E. Main Street Ventura store, which is currently trending at a $45,000 positive annual store cash flow would remain open until the current lease expires on June 30, 2004. The remaining assets would then be sold in a liquidation sale, upon expiration of the lease.

2)	The 5944 Telegraph Road Ventura store, which is currently unprofitable would be closed immediately and the assets sold and the proceeds would be used to settle with the landlord on the remaining lease liability. The store is located in a highly desirable shopping center location and the Company feels if the landlord was uncooperative the Company could sublease the location at its current rent or at a slight discount until the end of the lease term of September 30, 2006.

The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. The Company is uncertain whether its business will continue to be in the retail video industry or in any specific industry related to the retail video industry. In any case, the Company plans to reduce its work force and expenses to a minimum level in the event of such sale.

During the months of November and December of 2002, the Company closed four unprofitable retail stores located in Bakersfield, California. The Company closed an additional unprofitable store in June 2003. The costs related to the store closures during fiscal 2003 are shown under store closure costs in the statements of operations. The Company had 17 stores remaining in the State of California as of April 30, 2003.

The Company funds its short-term working capital needs, including the purchase of videocassettes, DVD’s and other inventory, primarily through cash from operations. The Company expects that cash from operations will be insufficient to fund future videocassette, DVD and other inventory purchases and other working capital needs for its existing stores. The Company sold two of its stores located in San Francisco and Salinas, California in May 2003, for a total price of $900,000 to Movie Gallery. The proceeds from the two stores were used to pay down a portion of the senior debt and the balance was used for working capital. As of the closing of such transaction, there was a balance of $350,000 that was being held back until satisfactory completion of the lease assignment for the San Francisco store to Movie Gallery.

In July 2003, the Company and Movie Gallery amended the May 2003 agreement for the sale of the two stores located in Salinas and San Francisco California to modify the disposition of the amount of $350,000 held back by Movie Gallery pending the assignment of the San Francisco store lease. Pursuant to such amendment, Movie Gallery released $96,000 to the Company to pay the rent payments owed to landlords for its video stores, and $54,000 was retained by Movie Gallery. The remaining $200,000 is held back by Movie Gallery and is to be released to the Company contingent upon the closing on or before December 31, 2003 of the sale of the 12 California stores to Movie Gallery and obtaining the lease assignment for the San Francisco store that is satisfactory to Movie Gallery. In the event the sale of the 12 California stores to Movie Gallery does not close on or before December 31, 2003, Movie Gallery shall retain $40,000 of the $200,000 held back and up to an additional $120,000 of such $200,000 held back to the extent that Movie Gallery is required to pay VPD, Inc. for movie inventory that the Company has purchased from VPD, Inc. The Company obtained an additional line of trade credit in the amount of $120,000 from VPD, Inc. which additional line of trade credit was guaranteed by Movie Gallery. The remaining held back amount will be either released to the Company or retained by Movie Gallery depending on when the lease assignment for the San Francisco store is obtained. In the event the sale of the 12 California stores to Movie Gallery does not close on or before December 31, 2003 and either the lease assignment for the San Francisco store is not obtained or Movie Gallery is not able to manage the San Francisco store, the Company will forfeit the held back amount and shall additionally pay Movie Gallery $95,000. In the event the sale of the 12 California stores to Movie Gallery closes on or before December 31, 2003, but the lease assignment for the San Francisco store is not obtained, five percent of the $200,000 held back amount will be released over time commencing in September 2004 for each month that Movie Gallery was able to manage the San Francisco store.

Videocassette and DVD rental inventories are accounted for as noncurrent assets under accounting principles generally accepted in the United States of America because they are not assets which are reasonably expected to be completely realized in cash or sold in the normal business cycle. Although the rental of this inventory generates a substantial portion of the Company’s revenue, the classification of these assets as noncurrent excludes them from the computation of working capital. The acquisition cost of videocassette and DVD rental inventories, however, is reported as a current liability until paid and, accordingly, included in the computation of working capital.

In June 2001 the Company entered into a purchase money security agreement directly with Warner Brothers Home Video. The agreement provides the Company with a line of trade credit and 60 day terms for repayment. The Company purchases all Warner Brothers product directly from Warner Brothers Home Video, which is then distributed to all of the Company’s retail stores through a third party distributor.

In July 2001 the Company entered into an agreement with Video Products Distributors under which VPD agreed to become the exclusive video distributor for all of the Company’s stores. VPD provides all videocassettes, DVDs and accessories for rental and sale with the exception of Warner Brothers Home Video product in all of the Company’s store locations. As part of this agreement, the Company received a line of trade credit and 90 day terms for repayment to VPD.

In November 2002, with the sale of the 19 stores located outside of California to Movie Gallery, VPD modified its agreement with Video City by reducing the line of trade credit that it previously was operating with and reducing its terms for repayment from 90 days to 60 days. In July 2003, the Company obtained an additional line of trade credit in the amount of $120,000 from VPD, Inc. which additional line of trade credit was guaranteed by Movie Gallery.

In May 2002 the Company initiated a private placement offering to accredited investors of the Company’s Series A Units, with each unit consisting of a $10,000 10% Senior Subordinated Convertible Note due November 1, 2003 and a Series A Warrant to purchase 20,000 shares of common stock. The Company offered a minimum of 50 units and a maximum of 100 units. As of July 2002 the Company closed the first round with 74 units sold. The aggregate principal amount of the convertible notes was $742,420 at an interest rate of 10% per annum. Principal on these convertible notes shall be payable in one installment plus accrued but unpaid interest on November 1, 2003. Interest shall be payable semi-annually in arrears on the first day of November and May of each year, commencing November 1, 2002. The convertible notes shall be convertible at the election of the payee to common stock of the Company at a conversion price of $1.00 per share. The market price of the stock and the relative fair value of the convertible notes in relation to the conversion price of these convertible debentures created a beneficial conversion amount of $66,818, and is recorded as a note discount that is amortized over the life of the convertible notes.

In connection with the issuance of the convertible notes, the Company issued one-year warrants to purchase 1,484,840 shares of the Company’s common stock at an exercise price of $0.01 per share. The Company recorded the fair value of the warrants issued of $400,907 using the Black-Scholes model, as a note discount and is being amortized over the life of the notes as interest expense.

The Company sold an additional 14 Series A Units for an aggregate amount of $140,000 and issued additional one-year warrants to purchase 280,000 shares of the Company’s common stock at an exercise price of $0.01 per share during the quarter ended October 31, 2002.

On November 6, 2002, in conjunction with the sale of the 19 stores to Movie Gallery, the Company presented to holders of Series A units in the private placement an option to be paid in full on the balance of their Series A Units including interest due or to roll up to 65% of their investment back into the private placement. In consideration the Company offered each Series A unit holder an additional warrant for each dollar rolled over into the private placement. The conditions and terms would remain the same as the initial terms of the private placement offering.

The Company sold an additional 9 Series A Units for an aggregate amount of $93,500 and issued additional one-year warrants to purchase 187,000 shares of the Company’s common stock at an exercise price of $0.01 per share during the fourth quarter ended January 31, 2003.

To help improve the Company’s working capital needs, the Company sold an additional 18 Series A Units for an aggregate amount of $185,000 and issued additional one-year warrants to purchase 370,000 shares of the Company’s common stock at an exercise price of $0.01 per share during February and March 2003. Of the six investors that invested in such units, five were unaffiliated accredited investors. One of the investors that invested $100,000 of the total $185,000 is a trust in which the Company’s board member, Robert Y. Lee, is the trustee. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” The total principal of senior subordinated convertible notes payable outstanding at April 30, 2003 was $666,252.

On June 23, 2003, the Company completed the issuance of a Secured Promissory Note to an unaffiliated accredited investor in the principal amount of $460,000. The Secured Promissory Note was sold at a discount of 37.5 percent from the face value of such note due to the financial condition of, and perceived risks of investing in, the Company. The Secured Promissory Note matures on August 29, 2003 and bears interest at rate of nine percent per annum. The Secured Promissory Note is secured by the assets of the Company. After the discount from face value and the commission payable to the Company’s investment banking firm in connection with such financing, the Company received net proceeds in the amount of $258,150. The Company used such net proceeds to satisfy its immediate need for liquidity and to pay the costs and expenses in connection with the proposed sale of its 12 stores.

Although the Company has tried to raise additional funds, there has been very little further interest by potential investors in the Company’s private placement of its notes and warrants. In addition, the Company believes that lenders and large companies are increasingly reluctant to finance retail operations of the sort conducted by the Company. In the past, the Company was able to use its stock, valued in the public market, as consideration in connection with its acquisition strategy. However, because of the very low market price of the Company’s common stock and the very low volume of trading since the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, the Company believes that there will be limited prospects of raising additional capital or pursuing acquisitions though the issuance of the Company’s capital stock. Management and the Board believe that it will be extremely difficult for the Company to access any additional capital, or capital on terms and conditions that are satisfactory to the Company.

On June 20, 2003, the Company entered into an Asset Purchase Agreement with Movie Gallery, for the sale of 12 video stores which constitute all of the Company’s stores other than the two stores located in

Ventura, California. The purchase price of cash in the aggregate amount of $3,250,000, was determined as a result of arm’s length negotiations between the Company and Movie Gallery, and is payable to the Company at the closing of the sale, anticipated to occur within a few days after the Annual Meeting of stockholders. Such sale would be subject to a number of contingencies including, without limitation, the approval of the Company’s stockholders, Movie Gallery’s satisfactory completion of financial and real estate due diligence, and the successful assignments of store leases to be assumed by Movie Gallery. There can be no assurances that such a transaction with Movie Gallery will be completed.

The Company closed an additional unprofitable store in June 2003. The Company is seeking to sell the two stores located in Ventura California, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser.

In the event of the sale of substantially all of the assets of the Company, the Company will receive the consideration for such sale and will have no operating revenue.

The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. The Company is uncertain whether its business will continue to be in the retail video industry or in any specific industry related to the retail video industry. In any case, the Company plans to reduce its work force and expenses to a minimum level in the event of such sale. The Company estimates such minimum level of expenses to be approximately $10,000 per month to maintain a small office with a part time employee to oversee the general administration of the Company. The Company believes that part of the proceeds from the sale of its assets will be sufficient to sustain such minimum level of expenses.

Commitments

The following table summarizes future minimum annual commitments under debt agreements, non-cancelable operating leases and other agreements as of January 31, 2003.

	2004	2005	2006	2007	2008	Thereafter	Total
Senior Subordinated Notes Payable	$481,252	—	—	—	—	—	$481,252
Operating Leases	$1,292,517	$1,115,165	$816,358	$601,013	$322,871	$521,948	$4,669.872
Product Supplier Agreements	$535,226	—	—	—	—	—	$535,226
Notes Payable	$25,641	$19,231	—	—	—	—	$44,872
Employment And Advisory Agreements	$478,109	$299,198	—	—	—	—	$777,307

Operating lease commitments include $287,000 for lease agreements abandoned and have been accrued for in accrued expenses at January 31, 2003.

Cash Flows

Three months ended April 30, 2003 compared to the three months ended April 30, 2002

Cash Provided by Operating Activities. Net cash provided by operating activities for the three months ended April 30, 2003, increased by $55,000 or 28%, compared to the three months ended April 30, 2002. The increase was primarily due to an increase in accounts payable and liabilities subject to compromise and amortization of discount on senior subordinated convertible notes payable, offset by a reduction in depreciation and amortization.

Cash Flow from Discontinued Operations. Cash flow from discontinued operations was $193,000, which represented the cash flows from the 19 video retail stores sold to M.G. Midwest, Inc. in November 2002 and the change in the net assets.

Cash Provided by Investing Activities. Net cash (used) in investing activities for the three months ended April 30, 2003, decreased by $168,000 or 29%, compared to the three months ended April 30, 2002. The decrease was primarily due to a reduction in the purchases of videocassettes for the rental library.

Cash Provided by Financing Activities. Net cash provided by financing activities for the three months ending April 30, 2003, decreased by $29,000 or 16%, compared to the three months ended April 30, 2002. The decrease was primarily due to an increase in proceeds from senior subordinated convertible notes payable, offset by a reduction of the bank overdraft compared to the prior period.

Year ended January 31, 2003 compared to the year ended January 31, 2002

Cash Provided by Operating Activities. Net cash provided by operating activities for fiscal 2003 decreased by approximately $3,088,000 or 114.3%, compared to fiscal 2002. The change was mainly due to reduction in net income (loss) from continuing operations and reduced depreciation and amortization expense offset by extraordinary item-discharge of liabilities, accrued expenses, accounts payable and other liabilities subject to compromise.

Cash Flow from Discontinued Activities. Net cash provided by discontinued operations for fiscal year 2003 increased by approximately $1,739,00 or 290.2%, compared to fiscal 2002. The increase were primarily the result of the sale of 19 stores per the agreement with Movie Gallery, which took place in November 2002.

Cash Used in Investing Activities. Net cash used in investing activities during fiscal 2003 decreased by approximately $1,060,000 or 35.3%, compared to fiscal 2002. The change was mainly attributable to the decrease in purchases of videocassette and DVD rental inventory as a result of the divestiture of stores in fiscal 2002. In addition, there were less proceeds from sale of fixed assets during fiscal 2002 versus 2001.

Cash Provided by Financing Activities. Net cash used in financing activities during fiscal 2003 decreased by approximately $1,337,000 or 95.8%, compared to fiscal 2002. The change was mainly attributable to no repayment being made during the fiscal year ended 2003 versus the prior fiscal year repayment to Fleet of $1,500,000 under the pre-petition revolving credit facility with Fleet (formerly BankBoston) related to the Fleet Compromise Settlement approved by the bankruptcy court on March 28, 2001.

New Accounting Pronouncements

In June 2001, the FASB issued Statement No. 143 (SFAS No. 143), “Accounting for Asset Retirement Obligations,” effective for fiscal years beginning after June 15, 2002. The Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS No. 143 is not expected to have a material effect on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent, in accordance with the current GAAP criteria for extraordinary classification. In addition, SFAS 145 eliminates an inconsistency in lease accounting by requiring that modifications of capital leases that result in reclassification as operating leases be accounted for consistent with sale-leaseback accounting rules. The statement also contains other nonsubstantive corrections to authoritative accounting literature. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting will be effective for transactions occurring after May 15, 2002. The Company has previously reported in its’ consolidated financial statements, extraordinary income that arose as a result of the bankruptcy and the approval of the plan of reorganization. Consequently, the Company is considering the reclassification of this extraordinary income in accordance with SFAS 145 in the Company’s consolidated financial statements.

In June 2002, FASB issued Statement No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities,” effective for activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). “ The adoption of SFAS No. 146 is not expected to have a material effect on the Company’s financial position or results of operations.

In December 2002, FASB issued Statement No. 148 (SFAS No. 148), “Accounting for Stock Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed format and provide the additional disclosures required by SFAS No. 148 in its annual financial statements for the year ended January 31, 2003 and must also provide the disclosures in its quarterly reports containing condensed financial statements for interim periods beginning with the quarterly period ended April 30, 2003.

In November 2002, the FASB issued Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. FIN No. 45 will affect leasing transactions involving residual guarantees, vendor and manufacturer guarantees, and tax and environmental indemnities. All such guarantees will need to be disclosed in the notes to the financial statements starting with the period ending after December 15, 2002. For guarantees issued after December 31, 2002, the fair value of the obligation must be reported on the balance sheet. Existing guarantees will be grandfathered and will not be recognized on the balance sheet. The Company’s Certificate of Incorporation provides that the Company “shall be empowered to indemnity” to the full extent of its power to do so, all directors and officers, pursuant to the applicable provisions of the Delaware General Corporation Law. The Company will indemnify its officers and directors to the full extent permitted under Section 145 of the Delaware General Corporation Law.

In January 2003, FASB issued FASB Interpretation No. 46 (FIN No. 46), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN No. 46 explains how to identify variable interest entities and how an enterprise assesses its interest in a variable entity to decide whether to consolidate that entity. FIN No. 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do noteffectively disperse risks among parties involved. FIN No. 46 is effective immediately for variable interest entities after January 31, 2003, and to variable interest entities in which an enterprise obtained an interest after that date. FIN No. 46 applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN No. 46 is not expected to have a material effect on the Company’s financial position and result of operations.

General Economic Trends, Quarterly Results and Seasonality

The Company anticipates that its business will be affected by general economic and other consumer trends. To date, the Company has not operated during a period of high inflation. However, the Company believes that it would generally be able to pass on increased costs relating to inflation to its customers. Future operating results may be affected by various factors, including, the quality and number of new release titles available for rental and sale, the expense associated with the acquisition of new release titles, additional and existing competition, marketing programs, weather, special or unusual events and other factors that may affect retailers in general.

The video retail industry generally experiences relative revenue declines in April and May, due in part to the change to Daylight Savings Time and to improved weather, and in September and October, due in part to the start of school and introduction of new television programs. The Company believes these seasonality trends will continue.

PROPOSAL 2 -

PROPOSAL TO APPROVE THE SALE OF

SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY

General

In June 2003, the Company’s Board of Directors unanimously approved the proposal, subject to stockholder approval, to sell substantially all of the assets of the Company. Pursuant to such proposal, the Company entered into a definitive Asset Purchase Agreement, dated as of June 20, 2003 (the “Asset Purchase Agreement”), with M. G. Midwest, Inc., an affiliate of Movie Gallery, Inc., for the sale of 12 of the 14 retail video stores which the Company currently owns and operates, for a purchase price of $3,250,000 (the “Movie Gallery Transaction”). The Board believes that the proposed sale of substantially all of the assets of the Company is in the best interest of the Company and its stockholders. The full text of the Asset Purchase Agreement is attached to this Proxy Statement as Appendix B and the description of such agreement in this Proxy Statement is qualified by reference to the text of such Asset Purchase Agreement. STOCKHOLDERS SHOULD READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

The applicable provisions of the Delaware General Corporation Law require stockholder approval for the sale of all or substantially all assets of the Company.

THE APPROVAL BY THE STOCKHOLDERS OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY INCLUDES AUTHORIZATION BY THE STOCKHOLDERS FOR THE BOARD AND THE COMPANY’S MANAGEMENT TO CONSUMMATE THE MOVIE GALLERY TRANSACTION, OR TO NEGOTIATE AND APPROVE SUCH OTHER TRANSACTION OR TRANSACTIONS WITH TERMS AND CONDITIONS AS THE BOARD AND MANAGEMENT DEEM NECESSARY AND ADVISABLE IN ORDER TO CONSUMMATE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

Background of the Sale

The Company currently owns and operates 14 retail video specialty stores that rent and sell videocassettes, DVDs, video games and other products such as video players and accessories and confectionery items. The 14 stores currently owned and operated by the Company are located at the following cities in the state of California:

City	Number of Stores
Bakersfield	5
Fresno	3
Lancaster	2
Ventura	2
Taft	1
Tehachapi	1

The Company’s current 14 stores range in size from 3,560 square feet to 9,500 square feet and offer between 6,000 to 12,000 videocassettes and DVDs consisting of from 4,000 to 10,000 different titles. The stores are open 365 days a year from 10:00 A.M. to 11:00 P.M.

In December 2000, the Company sold nine of its retail video stores located in Maine, Connecticut and Massachusetts, to Movie Gallery for a purchase price of $870,000 in cash. The sale was made to raise cash after the Company had filed voluntary petitions seeking reorganization under Chapter 11 of the Bankruptcy Code.

In November 2002, the Company sold 19 of its retail video stores, then representing all stores owned and operated by the Company outside of California, to Movie Gallery for a purchase price of $2,080,500 in cash. The Company’s plan at that time was to focus on developing its business within the state of California.

However, the Company continued to operate at a loss, and from time to time has not been able to timely fund its financial obligations to landlords for its store locations and third party professional vendors. Since November 2002, the Company also closed five of its under-performing stores. In April 2003, the Company actively sought potential purchasers of the Company’s remaining stores. The Company contacted each of the largest national video retail chains and actively negotiated a possible transaction that would provide the maximum purchase price for the remaining assets of the Company. Based on such negotiations and discussions, in April 2003, the Company entered into a non-binding letter of intent with Movie Gallery to sell all of the Company’s remaining stores, except for the two stores located in Ventura, California. The Asset Purchase Agreement serves as the definitive agreement for the transaction contemplated by such letter of intent.

In May 2003, the Company sold two of its retail video stores, located in Salinas and San Francisco, California and located farthest from the Company’s headquarters in Bakersfield California, to Movie Gallery to raise cash in order to satisfy the Company’s immediate need for liquidity. The purchase price for the two sold stores was $900,000 in cash, of which $550,000 was paid to the Company and the remaining $350,000 was held back by Movie Gallery. On July 24, 2003, the Company and Movie Gallery amended the May 2003 agreement for the sale of the two stores located in Salinas and San Francisco California to modify the disposition of the amount of $350,000 held back by Movie Gallery pending the assignment of the San Francisco store lease. Pursuant to such amendment, Movie Gallery released $96,000 to the Company to pay the rent payments owed to landlords for its video stores, and $54,000 was retained by Movie Gallery. The remaining $200,000 is held back by Movie Gallery and is to be released to the Company contingent upon the closing on or before December 31, 2003 of the Movie Gallery Transaction and obtaining the lease assignment for the San Francisco store that is satisfactory to Movie Gallery. In the event the Movie Gallery Transaction does not close on or before December 31, 2003, Movie Gallery shall retain $40,000 of the $200,000 held back and up to an additional $120,000 of such $200,000 held back to the extent that Movie Gallery is required to pay VPD, Inc. for movie inventory that the Company has purchased from VPD, Inc. The Company obtained an additional line of trade credit in the amount of $120,000 from VPD, Inc. which additional line of trade credit was guaranteed by Movie Gallery. The remaining held back amount will be either released to the Company or retained by Movie Gallery depending on when the lease assignment for the San Francisco store is obtained. In the event the Movie Gallery Transaction does not close on or before December 31, 2003 and either the lease assignment for the San Francisco store is not obtained or Movie Gallery is not able to manage the San Francisco store, the Company will forfeit the held back amount and shall additionally pay Movie Gallery $95,000. In the event the Movie Gallery Transaction closes on or before December 31, 2003, but the lease assignment for the San Francisco store is not obtained, five percent of the $200,000 held back amount will be released over time commencing in September 2004 for each month that Movie Gallery was able to manage the San Francisco store. Although the Company is exercising its best efforts to obtain the lease assignment for the San Francisco store, there can be no assurance that such lease assignment will be obtained.

Movie Gallery or its affiliates was the purchaser of the video stores that were sold in each of the transactions in December 2000, November 2002 and May 2003, and is also the purchaser under the Asset Purchase Agreement for the sale of the 12 stores. Movie Gallery is a video specialty retailer primarily focused on rural and secondary markets. Movie Gallery owns and operates over 1,800 retail stores, located in 43 states and seven Canadian provinces, that rent and sell videocassettes, DVDs and video games. According to Movie Gallery’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 6, 2003, Movie Gallery had cash and cash equivalents in the amount of $34,532,000 as of such date. Movie Gallery’s offices are located at 900 West Main Street, Dothan Alabama 36301, telephone (334) 677-2108, website: www.moviegallery.com.

The following sets forth the background of the transactions between the Company and Movie Gallery:

August 2000 – The Company filed voluntary petitions seeking reorganization under Chapter 11 of the United States Bankruptcy Code.

October 2000 – The creditor’s committee in connection with the bankruptcy proceedings began investigating whether the Company’s stores in certain geographic areas can be sold in order to downsize and streamline the Company’s operations. The Company retained the services of Marshall Morgan, an investment banking firm, which marketed the Company’s stores located in the Northeast to various suitors.

November 2000 – Marshall Morgan, acting on behalf of the Company, negotiated with Movie Gallery for the sale of the stores located in the Northeast. Movie Gallery offered $870,000 for the nine stores located in Maine, Connecticut and Massachusetts.

December 2000 – The sale of the nine stores to Movie Gallery is approved by the creditor’s committee, and subsequently approved by the bankruptcy court, and was consummated.

June 2002 – The Company engaged the services of Denari & Associates, an investment banking firm, whose principal is Tim Denari.

July 2002 – Mr. Denari contacted Steve Roy, the Chief Financial Officer of Movie Gallery, to determine if Movie Gallery had any interest in purchasing the Company’s stores. Mr. Roy referred Mr. Denari to John Piwetz, the Manager of Capital Investments & Acquisitions for Movie Gallery. Mr. Denari sent Mr. Piwetz financial information on the Company’s stores. Mr. Piwetz determined that Movie Gallery did not then have any interest in purchasing the entire chain of the Company’s stores, as Movie Gallery had not commenced any substantial expansion into California.

August 2002 – Mr. Denari contacted Mr. Piwetz to determine if Movie Gallery had any interest in purchasing the Company’s non-California stores only, as such non-California stores were logistically the most difficult area to manage for the Company. Mr. Piwetz indicated that Movie Gallery would have an interest in the Company’s non-California stores, and Mr. Denari and Mr. Piwetz commenced negotiations on the appropriate purchase price for such stores. The purchase price negotiation was based on the appropriate multiple of the stores’ cash flow.

September 2002 – Mr. Denari advised the Board of the possibilities of a transaction, including an interest by Movie Gallery to purchase the non-California stores in an all-cash deal. The Board advised Mr. Denari to pursue all opportunities, but also to obtain a firm bid from Movie Gallery. Movie Gallery offered approximately $2,080,500 in cash for the 19 stores located outside of California. The purchase price was based, in part, on a multiple of store cash flow equal to approximately two times.

October 2002 – Mr. Denari negotiated the terms and conditions of the sale of the 19 stores to Movie Gallery. The Company entered into a definitive purchase agreement for the sale of the 19 stores to Movie Gallery. Movie Gallery completed its due diligence of operations of the 19 stores, and drafted third party consents for the Company to obtain, including landlord consents and payoff letters from secured creditors who maintained security interests in the assets of the 19 stores. One of the 19 stores in Nampa, Idaho was determined to have had new competition surrounding its location, and Movie Gallery suggested a price reduction to Mr. Denari. Mr. Denari negotiated a final price reduction of $100,000, of which $50,000 is effective immediately, and the remaining $50,000 is payable contingent upon the Nampa, Idaho store’s revenue not declining by more than 20 percent during the six months ending August 2003 compared to the six months ended August 2002.

November 2002 – The Company completed the sale of the 19 stores to Movie Gallery.

March 2003 – Movie Gallery contacted Mr. Denari to discuss the possibility of purchasing the remaining California stores of the Company. Movie Gallery had started an expansion into California, and therefore was willing to pay a higher purchase price, based on a multiple of store cash flow, than it had paid in the previous transactions with the Company. The price discussions took place between Mr. Denari and Mr. Piwetz and were completed, with the conclusion that a store cash flow multiple which results in a $4,200,000 purchase price would likely be a reasonable range for both the Company and Movie Gallery.

April 2003 – Management of the Company directed Mr. Denari to obtain the highest possible firm bid from Movie Gallery in connection with the sale of the remainder of the Company’s stores. Movie Gallery informed Mr. Denari that it will offer $4,200,000 for the remaining California stores, including the two stores in Ventura, California. The Company, acting through Mr. Denari, removed the Ventura, California stores without reducing the price of the contemplated transaction. Movie Gallery was no longer interested in purchasing the two Ventura, California stores because one operated at a loss and the other operated at a modest level of profit considered to be inadequate by Movie Gallery. The Company entered into a non-binding letter of intent to sell 14 of the 16 remaining stores to Movie Gallery for $4,200,000.

May 2003 – In order to satisfy the Company’s immediate need for liquidity, Mr. Denari on behalf of the Company contacted Movie Gallery regarding the possibility of immediately selling the two stores located at Salinas and San Francisco, California. Movie Gallery agreed to purchase these two stores for a price of $900,000 in cash, less amounts held back to obtain the lease assignments for the San Francisco store. The purchase price was determined based on the multiple of cash flow for the two stores to be sold. The sale of the two stores was completed, subject to the amounts held back.

June 2003 – Movie Gallery submitted to Mr. Denari a draft of the Asset Purchase Agreement for the Movie Gallery Transaction. Mr. Denari negotiated the terms and conditions of the Asset Purchase Agreement with Movie Gallery and the Asset Purchase Agreement was executed for a purchase price of $3,250,000. The reduction of the purchase price from $4,200,000 to $3,250,000 reflected the removal of the Salinas and San Francisco, California stores that were previously sold to Movie Gallery for $900,000 and a price concession of $50,000 for the additional costs and expenses to Movie Gallery of effecting the sale of the 14 stores, as contemplated by the non-binding letter of intent, into two separate transactions. In addition, the Company agreed to receive $40,000 of the $50,000 that was previously held back by Movie Gallery in connection with the sale of the Nampa, Idaho store in November 2002, based on the uncertainties of such store achieving the requisite level of gross revenues.

July 2003 – In order to satisfy the Company’s continuing need for liquidity, Mr. Denari contacted Movie Gallery regarding the possibility of releasing part of the $350,000 held back by Movie Gallery, pending the assignment of the lease for the store located at San Francisco, California. The Company and Movie Gallery executed an amendment to the agreement for the sale of the Salinas and San Francisco store to release to the Company $96,000 of the held back amount.

In each of the transactions in December 2000, November 2002 and May 2003 transactions, and the proposed sale of the 12 stores under the Asset Purchase Agreement, the purchase price was determined as a result of arm’s length negotiations between the Company and Movie Gallery. At all times, there were no material relationships between Movie Gallery or any of its stockholders or affiliates, on the one hand, and the Company, any of the Company’s affiliates, any director or officer of the Company or any associate of any such director or officer, on the other hand.

The Company’s investment banking firm, Denari & Associates, served as the sole negotiator on behalf of the Company with respect to the Movie Gallery Transaction. One of the members of the Company’s board, Gerald W.B. Weber, assisted Denari & Associates in its efforts to contact each of the video retail industry chains. However, Mr. Weber did not negotiate any terms and conditions of the Movie Gallery Transaction. Denari & Associates reported to the board with respect to its discussions and negotiations with respect to the Movie Gallery Transaction. Based on such report, each member of the Board of Directors, including each of the members without any interest in the Movie Gallery Transaction, approved such transaction.

Reason for the Sale of Assets

The Board of Directors of the Company believes that the proposed sale of substantially all of the assets of the Company is in the best interest of the Company and its stockholders. As a result of the Company’s economic difficulty, the Company has actively explored various business initiatives and strategic transactions in order to satisfy the needs of the Company’s creditors and to maximize stockholder value. Based on such activity, the Board has approved the proposed sale of the 12 stores to Movie Gallery. Among other things, the Board and the Company’s management believe that such sale is an essential step to pay down the Company’s debt and trade payables that are currently due and will be due in the future, and to discontinue a business that has been operating at a loss. Accordingly, the Board has approved the proposed sale of substantially all of the assets of the Company.

In the event the proposed sale of the 12 stores to Movie Gallery is consummated pursuant to the Asset Purchase Agreement, the Company plans to use the cash proceeds from such transaction in the amount of $3,250,000 to pay down the debt owed by the Company to its secured creditors and to pay down other trade debt and payables owed by the Company. The Company’s management (“Management”) and the Board believe that having the aggregate cash proceeds from such sale will enable the Company to pay down the trade debt and payables owed by the Company with some possible discounts, if available, and increase the Company’s liquidity, thereby allowing the Company to consider other business alternatives. Any available cash proceeds, after paying down or satisfying the Company’s debt and payables, may be used for a number of purposes. Such potential uses include for general working capital in connection with the Company’s entering into another business, merging, consolidating or entering into a strategic relationship with another company, or distributing such proceeds to the Company’s stockholders. There can be no assurances that any cash proceeds will remain available to the Company after the Company satisfies its debt and payables.

Despite the Company’s efforts to achieve profitability by implementing its business and operating strategies, the Company has been operating at a loss in each of its past three fiscal years, and currently anticipates operating losses during the first two fiscal quarters of the current year. The Company incurred operating losses of $10,219,000, $3,416,000 and $2,978,000 during the fiscal years ended January 31, 2001, 2002 and 2003, respectively, and operating losses of approximately $409,000 during the fiscal quarter ended April 30, 2003.

As of May 31, 2003, the Company had total estimated liabilities of approximately $4,152,000, consisting of (i) senior secured debt owed to vendors in the amount of $451,000; (ii) principal amount of $553,000 and accrued interest in the amount of $4,500 due on November 1, 2003 to the private placement investors; (iii) various state tax liabilities in the amount of $782,000 that were not discharged as part of the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, and (iv) $2,361,500 in other liabilities. As of May 31, 2003, the Company had total cash and cash equivalents in the amount of only $37,800. Moreover, anticipated revenues for future periods are not expected to generate sufficient cash to meet the Company’s current operating needs and to satisfy the Company’s future obligations. Although the Board and Management has diligently done so, the methods used in estimating the amount of liabilities and potential contingent liabilities do not, with certainty, result in an exact determination of the amount of such liabilities and potential contingent liabilities of the Company.

In August 2000, the Company filed voluntary petitions seeking reorganization under Chapter 11 of the United States Bankruptcy Code. In July 2001, the Company presented a plan of reorganization to the bankruptcy court to reorganize the Company’s business and to restructure the Company’s obligations. The bankruptcy court approved the Company’s plan of reorganization, which became effective in August 2001.

In November 2002, the Company sold all 19 of its stores located outside of California to focus on developing its business within the state of California. Since November 2002, the Company also closed five of its under-performing stores. However, despite such efforts at achieving operating efficiencies and geographic concentration, the Company continued to operate at a loss, and from time to time has not been able to timely fund its financial obligations to landlords for its store locations and third party professional vendors. As a result, in May 2003, the Company sold two of its stores to raise cash in order to satisfy the Company’s immediate need for liquidity.

The Company has been seeking alternative forms of financing, including debt financing, private placement of its securities, vendor financing and others. In May 2002, the Company initiated a private placement offering of Series A Units, each $10,000 unit consisting of a senior subordinated convertible note due November 1, 2003 in the principal amount of $10,000 with an interest rate of 10 percent and warrants to purchase 20,000 shares of the Company’s common stock. The senior subordinated convertible notes are secured by the assets of the Company. Since May 2002, the Company was able to raise an aggregate gross amount of $1,160,920 from such private placement offering. The Company has since repaid part of the principal amount of the notes issued from the private placement in connection with the sale of the 19 and 2 stores in November 2002 and May 2003. However, as of May 31, 2003, the total principal and accrued interest in the aggregate amount of $557,500 from such notes remain outstanding, and such aggregate amount will mature on November 1, 2003.

Although the Company has tried to raise additional funds, there has been very little further interest by potential investors in the Company’s private placement of its notes and warrants. In addition, the Company believes that lenders and large companies are increasingly reluctant to finance retail operations of the sort conducted by the Company. In the past, the Company was able to use its stock, valued in the public market, as consideration in connection with its acquisition strategy. However, because of the very low market price of the Company’s common stock and the very low volume of trading since the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, the Company believes that there will be limited prospects of raising additional capital or pursuing acquisitions though the issuance of the Company’s capital stock. Management and the Board believe that it will be extremely difficult for the Company to access any additional capital, or capital on terms and conditions that are satisfactory to the Company.

Management and the Board examined and attempted various operational and strategic initiatives to improve the Company’s business. Such initiatives included entering into certain geographic markets, pursing acquisitions, selling online, increasing the video game business, concentrating on the new and used DVD business, adding new lines of products to sell or rent such as music, phone cards and camera equipment, and otherwise leveraging its customer base. The following is a description of certain of the operational and strategic initiatives attempted by the Company:

• In 1997 the Company initiated its acquisition strategy in various geographic markets, and acquired six different regional chains in nine states in the following few years. The Company attempted to increase its gross revenues and cash flow as a result of such acquisitions. However, some of the Company’s retail video store competitors, including Blockbuster Inc. and Hollywood Entertainment, also expanded into the various secondary markets, including some of the very markets in which the Company’s acquired stores were located. Such expansion by the Company’s competitors caused the Company’s revenues and cash flow from its stores to decline, resulting in the closures of some of the stores that the Company had acquired. In addition, commencing in 1999, the Company attempted to acquire a major national chain, West Coast Entertainment Corporation. However, the unavailability of financing and the failure to satisfy certain of the contingencies necessary for the acquisition, prevented the Company from successfully completing the acquisition.

• In 1998, the Company endeavored to sell its products online by seeking a distributor that is able to provide the necessary distribution service for such online business. Although the Company had established a website (videocity.com), the Company’s distributor was unable to provide such distribution services due to the nature of the Company’s and such distributor’s computer systems. Hence the online business initiative was delayed until such time that such distributor was able to meet the Company’s distribution requirements. Moreover, larger and better capitalized companies focusing on the online business such as Amazon.com, WalMart, Columbia house, Blockbuster, Hollywood Entertainment, Best Buy and other larger retail chains made it difficult for the Company to compete online. Due to lackluster sales, low profit margins and the costs and expenses required to update and maintain the Company’s website, the Company abandoned its online sales business.

• In 1999, the Company pursued revenue sharing arrangements with some of the major motion picture studios in its efforts to increase its revenue. Under revenue share arrangements, the video retailer and the studios share the revenue realized from the rental of products provided by the studios, instead of the retailer purchasing such products. The Company believes revenue sharing allowed Blockbuster and Hollywood Entertainment to increase their business in the markets in which the Company’s stores were then located, and will further apply competitive pressure on the Company as such other retailers enter into revenue sharing arrangements with respect DVDs in the future. However, the Company’s revenue share initiatives did not result in any material increase in the profitability of its store operations, and the Company ceased its revenue sharing programs, instead opting to seek more profitable ways to be competitive.

• In 1999, the Company commenced the testing of a store-within-a-store concept involving video games. This concept entailed selling new and used games including those purchased from the public. The Company experienced difficulties purchasing new games because the Company’s distributors were unable to procure the sales and rental video game inventories demanded by the Company. The Company believes that video game manufacturers would not sell directly to the Company because of the Company’s small size and some of the video game manufacturers perception of video rental stores as being competitors to their video game sales business. The Company tried to purchase game inventory from its distributor but faced game allocations and strict return policies, making it very difficult for the Company to participate in the new video game sales business. Also, competition from other retailers such as Toys-R-Us, WalMart, and Best Buy eroded the profit margins available to the Company from its new game sales business. Although the Company currently continues with the used video game business, the Company’s limited access to capital resources impedes the Company’s ability to increase such business.

• In 2001, the Company attempted to expand its new and used DVD sales business. However, competition in the new DVD sales business by other retailers resulted in very low profit margins for the Company. In addition, the Company would have required greater capital resources to provide the greater selection of DVDs necessary to be competitive in the DVD sales business. Although the Company has continued with its higher profit margin used DVD sales business, the Company faces the challenges of maintaining a consistent inventory source. Similar to the used video game business, the Company has not been able to expand such used DVD sales business due to its lack of capital resources.

• The Company tested various accessory businesses over the years such as music, computer software, phone cards, camera/video/DVD equipment and cellular phone accessories for sale and rental within the Company’s stores. However, none of such initiatives made any material impact on the Company’s business. Some of such accessory items had success only in a limited number of the Company’s stores that had certain demographic characteristics.

• The Company also tested tanning and considered pizza take-n-bake concepts within its video stores. However, such initiatives did not reach the full potential due a lack of funds necessary to fully implement them. For example, the pizza take-n-bake concept required the remodeling of each of the Company’s store to comply with the local health department regulations.

• The Company periodically revisited some of the potential strategic and operational initiatives it had previously attempted. However, the Company’s lack of capital resources impaired the Company’s ability to pursue any of such initiatives. Such difficulties in implementing became even more pronounced as the Company’s overall number of stores and revenue base decreased during the past few years.

As detailed above, none of the initiatives materially improved the Company’s business and results of operations. Moreover, the Company’s limited financial resource has made it difficult to meaningfully pursue such initiatives. Management believes that the Company’s business will be made even more difficult in the future as the Company’s competitors in the video specialty industry, some of which have greater financial resources, actively pursue the same geographical markets in which the Company’s currently owned stores are located. The existing major national video retail chains have continued in a lengthy consolidation in the industry, which began several years ago. Movie Gallery, which has been growing very rapidly, has recently decided to enter the California market. The significant capital resources available to these national companies make it increasingly difficult for the Company of its current size to compete effectively.

As the consolidation has matured, growth can generally be attained by either opening new locations, or purchasing video retail stores from existing owners. Either remaining growth strategy requires significant cash resources, of which the Company either does not have access, or very limited access. The costs of operating a relative small company, which still incurs many of the fixed expenses of a publicly held corporation have made it difficult for the Company to achieve any profitability at its current size. In light of these factors, for the past eighteen months, the Company explored alternative corporate and financial transactions to maximize the value to its stockholders. Some of such transactions that the Company has explored include the sale of substantially all of the Company’s stores, a merger with another company that would enable operational efficiencies, a liquidation of the Company’s assets, and other corporate and financial transactions. The Company hired an investment banking firm, Denari & Associates, to explore all of such available alternatives, and has been in discussions and negotiations with various parties, including each of the major video retail chains, to explore such potential corporate and financial transactions.

Beginning in June 2002, the Company through its investment-banking firm, Denari & Associates, has been in contact with the major national retail video chains, attempting to streamline the size and operations of the Company in an effort to achieve profitability. The tremendous penetration of the markets by these larger chains has led them to take an approach of selecting only the stores that do not overlap with their existing operations. Additionally, the Company contacted many of the non-video related retailers in efforts to forge a strategic relationship or some transaction, with only a few expressing any interest. The following is a brief description of the discussions and negotiations with various parties which Denari & Associates had to explore alternative corporate and financial transactions on behalf of the Company:

• Denari & Associates contacted the other major national retail video chains, including Blockbuster Inc. and Hollywood Entertainment, to determine if they would consider acquiring the Company’s stores. Because these other national video chains either had existing stores or were planning to open new stores that overlapped with some of the Company’s store locations, any potential transaction would entail the selective sale of only some of the Company’s total stores. Because there would continue to be some continuing level of fixed operating overhead expenses regardless of how many stores the Company operated, the Company determined that it would have to maintain such overhead expenses and thus continue to operate at a loss in the event a sale of less than substantially all of the stores. Movie Gallery was the only party that offered to purchase most of the Company’s remaining stores. The other parties were interested in purchasing not more than a few of the Company’s stores and did not offer any bids to the Company. During the Company’s negotiation of the Movie Gallery Transaction, Denari & Associates concurrently contacted each of Blockbuster Inc. and Hollywood Entertainment repeatedly to determine if they would offer bids that would be superior to that offered by Movie Gallery. However, such solicitation did not result in any bids.

• Denari & Associates contacted various non-video related retailers including Ultimate Electronics, Tweeter Home Entertainment and Internet Zone in its efforts to locate a potential party willing to enter into a transaction with the Company. A few of these discussions resulted in mild expressions of interest, but always contingent upon a concurrent infusion of capital financing, which the Company had experienced to be very difficult to obtain. None of discussions with any of the non-video retailers resulted in the Company receiving any bids.

• Denari & Associates also considered an offer by Timothy L. Ford, the Company’s Chief Executive Officer, to purchase all of the Company’s stores for consideration consisting of cash and promissory notes. Such offer was contingent upon raising cash by concurrently selling certain of the Company’s stores to third parties. Because, the Movie Gallery Transaction entailed a higher purchase price that consisted of entirely cash, was not contingent upon any sale of certain stores to third parties and thus had a higher likelihood of successful completion, upon presentation of Mr. Ford’s proposal by Denari & Associates, the Company’s Board determined that the Movie Gallery Transaction was superior to Mr. Ford’s proposal.

• In all of the foregoing discussions and negotiations, the Board also considered the prior history of transactions in December 2000 and November 2002 between the Company and Movie Gallery in which the Company was able to successfully complete such transactions with Movie Gallery in a timely fashion.

The Company pursued all alternatives identified by Denari & Associates.

As an initial step to affect a streamlining of the Company’s operations, the Company sold all stores outside of California to Movie Gallery in November 2002. This enabled the Company to focus its efforts in a more concentrated geographic area in California, and greatly reduced the expense and difficulty in managing stores which were located thousands of miles from the corporate headquarters. The Company’s corporate headquarters is located in Bakersfield, California, which without a major airport, increased the travel costs necessary for the Company’s operations.

The Company immediately thereafter reduced operating expenses, particularly at the corporate level in order to align them with the new size of its operation. However, during the past nine months, with continued penetration by competitors and difficulties in achieving even commercially standard trade terms, the Company started to explore the sale of substantially all of its assets as a possible strategic alternative. This would enable the Company to preserve the value of the remaining operation by converting it into cash. The Company believes that continuing the operation under the existing circumstances will lead to an erosion of the value of its video store operational assets. Additionally, without access to requisite capital to operate the business, the Company risks certain events occurring which would have an immediate adverse effect on the value of its assets, such as the loss of a lease at a profitable store location. Based on such activity, the Board believes that the proposed Movie Gallery Transaction for the sale of 12 of the 14 stores for a purchase price of $3,250,000 would be in the best interest of the Company and its stockholders.

The following is a list of factors the Company’s Board considered that favored and did not favor the Movie Gallery Transaction:

Factors in favor:

• Movie Gallery offered the highest purchase price.

• The purchase price offered by Movie Gallery was near the upper end of the range of prices when compared against recent comparable video specialty store acquisition data.

        • The purchase price consists of entirely cash, and thus avoids the potential risk that the consideration will not be fully realized by the Company as compared to other forms of consideration, and affords the Company the flexibility to pay down its debt and payables with the proceeds of the transaction.

• Movie Gallery was the only party that was interested in purchasing most of the Company’s stores.

• The Company has been operating at a loss with its current stores, and the sale will discontinue a business that has been operating at a loss.

• Because of Company’s extreme difficulty in obtaining financing, or financing on terms and conditions that are satisfactory to the Company, the Company will have limited opportunities in the future to pursue operational or strategic initiatives with respect to its existing stores, and may entail loss of market share and reduced store revenues in the future.

• Competitors with greater financial resources will actively pursue the same geographical markets in which the Company’s stores are located.

• The Company successfully completed past transactions with Movie Gallery in December 2000 and November 2002 in a timely fashion and without any material post-closing liabilities.

Factors not in favor:

• In the event of the sale, the Company will discontinue as an established operator of video specialty stores in the California market.

• The Company will have no or very little operating assets and revenue after the sale.

• The net proceeds of the transaction may not be enough to pay off the Company’s debts and payables, and may not be available to the Company or its stockholders if the Company pays down or satisfies its debts and payables.

• The future business of the Company, if any, is uncertain.

Although the Company did not receive an independent third party fairness opinion in connection with the proposed Movie Gallery Transaction, the Board and its advisors deliberated upon such transaction, with the objective of maximizing the value to the Company and its stockholders. Such deliberation encompassed the consideration of a number of factors including the purchase price offered by parties other than Movie Gallery for the Company’s stores, comparisons against recent comparable video specialty store acquisition data including comparable purchase prices in relation to cash flow, the location of the 12 stores, the amount and form of consideration to be received by the Company, the ability of the other party to perform the transaction, the likelihood that the transaction will be successfully completed, the time required to complete the transaction, and other factors. The Board also considered possible alternatives if the transaction with Movie Gallery were not consummated, including raising additional capital to bolster the Company’s ability to compete in the current market environment. Based on such deliberation and analysis, the Board believes that the purchase price for the Movie Gallery Transaction is fair to the Company and its stockholders, and unanimously approved such transaction. A majority of the Company’s Board of Directors that approved the Movie Gallery Transaction has an interest in such transaction. See “Certain Factors - Interests of Certain Affiliates.”

The Company may also sell the two stores located in Ventura California that are not part of the Movie Gallery Transaction, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser. The Company has received two indications of interest from third parties in entering into a transaction for the sale of these two stores; these potential buyers are being actively pursued. Movie Gallery was not interested in purchasing the two Ventura California Stores, and there can be no assurance that the Company will be able to sell such two stores, or that any such sales will be on terms and conditions that are satisfactory to the Company.

Based on the foregoing, the Board believes that the proposed sale of substantially all of the assets of the Company is in the best interest of the Company and its stockholders. The Company will discontinue a business that has been operating at a loss. Management and the Board also believe that having the aggregate cash proceeds from such sale will enable the Company to pay down the trade debt and payables owed by the Company with some possible discounts, if available, and increase the Company’s liquidity, thereby allowing the Company to consider other business alternatives. Any available cash proceeds, after satisfying the Company’s debt and payables, may be used for a number of purposes. Such potential uses include general working capital in connection with the Company’s entering into another business, merging, consolidating or entering into a strategic relationship with another company, or distributing such proceeds to the Company’s stockholders.

However, there can be no assurances that any cash proceeds from the proposed sale will remain available to the Company or its stockholders after the Company satisfies its debts and payables. The purchase price for the Movie Gallery Transaction is $3,250,000. As of May 31, 2003, the Company had total estimated liabilities of approximately $4,152,000, consisting of (i) senior secured debt owed to vendors in the amount of $451,000; (ii) principal amount of $553,000 and accrued interest in the amount of $4,500 due on November 1, 2003 to the private placement investors; (iii) various state tax liabilities in the amount of $782,000 that were not discharged as part of the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, and (iv) $2,361,500 in other liabilities. Although the Board and Management has diligently done so, the methods used in estimating the amount of liabilities and potential contingent liabilities do not, with certainty, result in an exact determination of the amount of such liabilities and potential contingent liabilities of the Company. As of May 31, 2003, the Company had total cash and cash equivalents in the amount of only $37,800. Whether any net cash proceeds will remain available to the Company or its stockholders will depend on, among others, whether the Company will be able to successfully negotiate any discounts with its creditors, whether the entire purchase price of the sale will be received, the actual amount of any liabilities or potential contingent liabilities of the Company, and the continuing costs and expenses of the Company. Even if some cash proceeds from the proposed sale remain available after the Company pays down or satisfies its debts and payables, there can be no assurances that the Company will distribute any of such remaining cash to the Company’s stockholders. Whether the Company will distribute any remaining cash to the stockholders will be determined by the Board of Directors, acting in the best interest of the Company and its stockholders.

The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. The Company is uncertain whether its business will continue to be in the retail video industry or in any specific industry related to the retail video industry. In any case, the Company plans to reduce its work force and expenses to a minimum level after such sale. The Company estimates such minimum level of expenses to be approximately $10,000 per month to maintain a small office with a part time employee to oversee the general administration of the Company. The Company believes that part of the proceeds from the sale of its assets will be sufficient to sustain such minimum level of expenses. In the event the Movie Gallery Transaction is consummated, the Company will enter into a covenant not to compete, restricting the Company’s ability to engage in the video store business for a period of 5 years within ten miles of any of the sold stores. In addition, the Company is not currently proposing that the Company liquidate and dissolve after the sale of substantially all of its assets. The applicable provisions of the Delaware General Corporation Law require separate stockholder approval for any plan of liquidation and dissolution by the Company, and such plan is not being proposed at this time.

In the event the Company is unable to raise enough cash, through either financing or the sale of its stores, the Company may be at risk of defaulting on its debt obligations, causing the Company to go into bankruptcy. In addition, the Company may be at risk of losing some or all of its assets, including its store leases, unless the Company is able to raise enough cash. The Company will also need to take drastic actions, including substantially reducing its work force and curtailing business operations. The Board and Management believe that although there is no assurance that any net proceeds from the sale of substantially all of the assets after the Company pays down or satisfies its debts and payables will be distributed to the Company’s stockholders, such a sale is the best alternative available to the Company.

In the event of the sale of substantially all of the assets of the Company, the Company will receive the consideration for such sale and will have no or very little operating revenue. If the stockholders do not approve the sale, the Board of Directors will consider all alternatives for the future of the Company, as may be in the best interest of the stockholders.

Use of Proceeds from Movie Gallery Transaction

The net proceeds to the Company upon the consummation of the Movie Gallery Transaction, after deducting investment banking fee and estimated transactions costs and expenses payable by the Company, are estimated to be approximately $2,887,000. The Company’s priority for the use of such net proceeds is to pay down all of its secured debt and to use part of the remaining amounts of the net proceeds to pay unsecured trade debt and payables, with the objective of achieving discounts, if available, on such unsecured amounts. All other remaining net proceeds, if available, will be used for general working capital purposes.

In July 2003, the Company amended the advisory and employment agreements with its Chairman of the Board and its executive officers to achieve a discount from what the Company would have otherwise been payable to such parties under the “change of control” provisions of the Company’s prior agreements with them. As a result, upon the consummation of the Movie Gallery Transaction, the Company will pay a total amount of approximately $378,000 to the Chairman of the Board and its executive officers. See “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements.” The Company intends to negotiate discounts, if available, on amounts owed for other unsecured trade debt and payables and, therefore, has not determined the specific allocation of any remaining net proceeds for such other unsecured amounts. There can be no assurances that the Company will be able to achieve any discounts on amounts owed for its unsecured trade debt and payables.

The following table sets forth the Company’s intended use of the net proceeds, in the order of priority, for estimated payments that have been proposed as of the date of this Proxy Statement:

Payment of outstanding secured debt to investors	$1,013,000
Payment of outstanding secured trade debt to product suppliers	$451,000
Payment to Chairman and executive officers	$378,000

The investment banking fee payable to Denari & Associates for the Movie Gallery Transaction will be $195,000, of which $78,000 will be paid by Denari & Associates to Gerald W.B. Weber, a member of the Company’s Board. See “Certain Factors - Interests of Certain Affiliates.” The Company currently estimates the costs and expenses of the Movie Gallery Transaction, including legal and accounting review fees and printing costs, to be approximately $163,000.

The Company will receive additional net proceeds in the amount of $188,000, after deducting investment banking fee, in the event the Movie Gallery Transaction is consummated and the Company is able to obtain the lease assignment, satisfactory to Movie Gallery, for the San Francisco store. Although the Company is exercising its best efforts to obtain such lease assignment, there can be no assurance that such lease assignment will be obtained.

Description of the Asset Purchase Agreement

The key terms of the Movie Gallery Transaction and Asset Purchase Agreement entered into by the Company and Movie Gallery for such purpose are outlined below. The full text of the Asset Purchase Agreement is attached to this Proxy Statement as Appendix B and the following description of such agreement is qualified by reference to the text of such Asset Purchase Agreement. STOCKHOLDERS SHOULD READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

The Company entered into the Asset Purchase Agreement, dated as of June 20, 2003, with M. G. Midwest, Inc., an affiliate of Movie Gallery, Inc. for the sale of 12 of the 14 video stores which constitutes all of the Company’s stores other than the two located in Ventura California. The purchase price of cash in the aggregate amount of $3,250,000, was determined as a result of arm’s length negotiations between the Company and Movie Gallery, and is payable to the Company at the closing of the sale, anticipated to occur within a few days after the Annual Meeting of stockholders. The 12 stores to be sold to Movie Gallery are all located at leased premises at the following locations:

City	Number of Stores
Bakersfield	5
Fresno	3
Lancaster	2
Taft	1
Tehachapi	1

At the closing the Company will sell, transfer, assign and deliver to Movie Gallery all of the assets that are used at, or that primarily relate to, the 12 stores including all inventory, furniture, fixtures, equipment, customer lists, goodwill, intellectual property relating to such stores, and the Company’s rights and interests as lessee under the leased premises for the stores. Movie Gallery will assume all obligations under the store leases accruing or arising after the closing date, and the cost of certain new inventory purchased by the Company during the two weeks prior to the closing date. Items such as taxes, monthly rent payments, other occupancy costs, insurance expenses and utility expenses will be prorated as of the closing date. Lease deposits and prepaid rents held by landlords for the store leases will be transferred to Movie Gallery, subject to Movie Gallery’s reimbursement to the Company, if and to the extent such lease deposits and prepaid rents are collected during the six months after the closing date.

The closing of the asset sale is subject to a number of conditions including the Company’s stockholder approval of the sale of the Company’s assets, the successful assignment of leases to Movie Gallery for all of the stores to be sold, the material accuracy of each party’s representations and warranties, each party’s material performance with all of its covenants, the procurement of all necessary third party consents, and Movie Gallery’s satisfactory inspection of store inventory. There can be no assurances that all of the conditions necessary for the successful closing of the Movie Gallery Transaction will take place. There are material uncertainties as to whether the Company’s stockholders will approve the sale of the Company’s assets and whether the Company will successfully obtain assignment of leases to Movie Gallery for all of the stores to be sold. Although the Company intends to use its best efforts to achieve these conditions to closing, the Company cannot predict whether the Company’s stockholders will approve the asset sale and whether the landlords for each of the stores to be sold will consent to the assignment of the leases from the Company to Movie Gallery.

The Company made a number of representations and warranties relating to, among others, title to the assets, assumed store leases, financial statements, undisclosed liabilities, intellectual property, violations of laws or regulations, environmental matters, corporate organization and authority, and operations until the closing. Most of the representations and warranties will survive for three years after the closing date.

In addition the Company agreed to indemnify and hold harmless Movie Gallery against losses and damages to Movie Gallery arising from any breach of the Company’s representations, warranties and covenants, from any liabilities or obligations of the Company not expressly assumed by Movie Gallery, and from any liability of the Company arising by operation of law which is not expressly assumed by Movie Gallery.

The Company entered into a “no shop” provision, restricting the Company, during the period until the earlier of the closing of the sale or the termination of the Asset Purchase Agreement, from encouraging, soliciting or initiating discussions or negotiations with any party other than Movie Gallery concerning any merger, consolidation, sale of assets with respect to the 12 stores, or otherwise initiating any action (unless in response to an unsolicited offer) which would prejudice the ability of Movie Gallery to close the transaction.

In the event the sale is consummated, the Company is obligated to enter into a covenant not to compete, restricting the Company’s ability to engage in the video store business for a period of 5 years within ten miles of any of the sold stores.

The Company is also obligated under the Asset Purchase Agreement to pay Movie Gallery a “break-up fee” of $60,000 for the time and resources invested, and the costs and expenses incurred, by Movie Gallery in the event the Company fails for any reason to close the sale, or in the event based on a material failure by the Company to operate the 12 stores in the normal course of business, Movie Gallery determines not to close the sale. Movie Gallery is required to reimburse the Company for its fees, costs and expenses in the event all conditions and contingencies are met and Movie Gallery fails to close the sale.

Movie Gallery has the right, upon reasonable advance notice and during normal business hours, to examine the 12 stores before the closing date.

Certain Factors

In considering the proposal to approve the sale of the substantially all of the assets, stockholders should consider the following, in addition to the other information in this Proxy Statement:

Potentially No Proceeds to Company or Distribution to Stockholders. The sale of substantially all of the assets of the Company may not result in any net cash proceeds being available to the Company or its stockholders after the Company pays down or satisfies its debts and payables. The purchase price for the Movie Gallery Transaction is $3,250,000. As of May 31, 2003, the Company had total estimated liabilities of approximately $4,152,000, consisting of (i) senior secured debt owed to vendors in the amount of $451,000; (ii) principal amount of $553,000 and accrued interest in the amount of $4,500 due on November 1, 2003 to the private placement investors; (iii) various state tax liabilities in the amount of $782,000 that were not discharged as part of the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, and (iv) $2,361,500 in other liabilities. As of May 31, 2003, the Company had total cash and cash equivalents in the amount of only $37,800. Although the Board and Management has diligently done so, the methods used in estimating the amount of liabilities and potential contingent liabilities do not, with certainty, result in an exact determination of the amount of such liabilities and potential contingent liabilities of the Company.

Whether any net cash proceeds will remain available to the Company or its stockholders will depend on, among others, whether the Company will be able to successfully negotiate any discounts with its creditors, whether the entire purchase price of the sale will be received, the actual amount of any liabilities or potential contingent liabilities of the Company, and the continuing costs and expenses of the Company. It is possible that the Company will not achieve any significant payoff discounts on its debt and trade payables, and the Company has not received any indications from any of its creditors that they are amenable to such discounts. In the event the total net cash proceeds from the proposed sale is not enough to pay down the Company’s debt and trade payables, the Company will more than likely default on its debt obligations, causing the Company to go into bankruptcy. Even if some cash proceeds from the proposed sale remain available after the Company satisfies its debts and payables, there can be no assurances that the Company will distribute any of such remaining cash to the Company’s stockholders. Whether the Company will distribute any remaining cash to the stockholders will be determined by the Board of Directors, acting in the best interest of the Company and its stockholders.

The Movie Gallery Transaction May Not Close. Although the Company has entered into the Asset

Purchase Agreement for the Movie Gallery Transaction, there can be no assurance that all of the conditions and contingencies to closing will occur to consummate the transaction. The closing of the Movie Gallery Transaction is subject to a number of conditions including the Company’s stockholder approval of the sale of the Company’s assets, the successful assignment of leases to Movie Gallery for all of the stores to be sold, the material accuracy of each parties’ representations and warranties, each parties’ material performance with all of its covenants, the procurement of all necessary third party consents, and the Movie Gallery’s satisfactory inspection of store inventory. There can be no assurances that all of the conditions necessary for the successful closing of the Movie Gallery Transaction will take place. There are material uncertainties as to whether the Company’s stockholders will approve the sale of the Company’s assets and whether the Company will successfully obtain assignment of leases to Movie Gallery for all of the stores to be sold. Although the Company intends to use its best efforts to achieve these conditions to closing, the Company cannot predict whether the Company’s stockholders will approve the asset sale and whether the landlords for each of the stores to be sold will consent to the assignment of the leases from the Company to Movie Gallery.

The Company is also obligated under the Asset Purchase Agreement to pay Movie Gallery a “break-up fee” of $60,000 for the time and resources invested, and the costs and expenses incurred, by Movie Gallery in the event the Company fails for any reason to close the sale, or in the event based on a material failure by the Company to operate the 12 stores in the normal course of business, Movie Gallery determines not to close the sale. Hence, in the event the Company’s stockholders do not approve the proposal to sell substantially all of the Company’s assets, the Company may be liable for such “break-up fee.” Movie Gallery is required to reimburse the Company for its fees, costs and expenses in the event all conditions and contingencies are met and Movie Gallery fails to close the sale.

Interests of Certain Affiliates. Two members of the Board of Directors of the Company, Robert Y. Lee and Rudolph R. Patino, may benefit in the event any net cash proceeds from the sale of assets are used to pay down the debt to the private placement investors. Messrs Lee and Patino both invested in the Company’s private placement offering of senior subordinated convertible notes. As of May 31, 2003, the Company owed Messrs Lee (including a trust to which Mr. Lee is the trustee) and Patino principal and accrued interest on such notes in the amounts of $168,958 and $20,167, respectively. The private placement notes mature on November 1, 2003, and the Company plans to pay the outstanding principal and accrued interest of all of the note holders who invested in the private placement offering, including Messrs Lee and Patino, from the net proceeds of the sale of assets. Messrs Lee and Patino did not receive any additional benefit or consideration, compared to any other private placement offering investors, in connection with their investment in the Company’s private placement offering. Mr. Patino is also the Chief Financial Officer of the Company.

Another member of the Board, Gerald W.B. Weber, will receive an advisory fee from Denari & Associates in the amount of 40 percent of any success fees received by Denari & Associates, or $78,000 in the case of the Movie Gallery Transaction assuming the entire purchase price of $3,250,000 is received. In June 2002, the Company retained Denari & Associates to serve as its investment banking firm in connection with its various corporate, finance, and mergers and acquisition advisory services. Denari & Associates’ compensation for such services consists of a monthly retainer in the amount of $4,000 per month and an additional fee contingent upon the success of any such transactions in the amount of six percent of the total consideration received by the Company in the transaction. In June 2002, Gerald W.B. Weber entered into an advisory agreement with Denari & Associates pursuant to which Mr. Weber provides mergers and acquisitions and other retail video industry experience and contact to Denari & Associates in connection with Denari & Associates’ services to the Company. The agreement between Mr. Weber and Denari & Associates provides that Mr. Weber will be compensated for such services in the amount of 40% of the fees that Denari & Associates receives from the Company, if and when received by Denari & Associates. Mr. Weber was responsible for continued discussions with each of the video retail industry chains, to explore potential corporate and financial transactions for the Company.

In July 2003, the Company amended the Non-compete/advisory Agreement of Mr. Lee and each of the employment agreements of Messrs Ford and Patino to address the reduced number of stores owned and operated by the Company and the anticipated Movie Gallery Transaction. Pursuant to such amendments, the monthly base salary, non-compete/advisory payments, benefits and auto allowance payments payable by the Company were reduced by 30 percent, commencing in August 2003. In addition, in lieu of the Change in Control obligations under the existing agreement, in the event the Movie Gallery Transaction is consummated, the Company agreed to pay, as a lump sum payment, the aggregate amount of such (i) decreased non-compete/advisory payment, (ii) decreased benefits and (iii) the decreased auto allowance, that Mr. Lee would otherwise be entitled to receive from such date of consummation through September 30, 2004. Similarly, in lieu of the Change of Control obligations under the existing agreements, in the event the Movie Gallery Transaction is consummated, the Company agreed to pay, as a lump sum payment, the aggregate amount of (i) decreased base salary, (ii) decreased benefits and (iii) the decreased auto allowance, that each of Messrs Ford and Patino would otherwise be entitled to receive from such date of consummation through August 31, 2004. Such payments would be discounted to account for the net present value of such aggregate payment, at an annual percentage rate of 15 percent. Upon such payments, the Company will have no further obligation to provide any further compensation or benefit to Messrs Lee, Ford and Patino.

Each member of the Board of Directors, including each of the members without any interest in the Movie Gallery Transaction, approved such transaction. A majority of the Company’s Board of Directors that approved the Movie Gallery Transaction has an interest in such transaction.

Lack of Third Party Fairness Opinion. The Company has not obtained a third party fairness opinion regarding the fairness of the purchase price to be received in connection with the Movie Gallery Transaction. However, the Board and its advisors deliberated upon such transaction, with the objective of maximizing the value to the Company and its stockholders. Such deliberation encompassed the consideration of a number of factors including the purchase price offered by parties other than Movie Gallery for the Company’s stores, comparisons against recent comparable video specialty store acquisition data including comparable purchase prices in relation to cash flow, the amount and form of consideration to be received by the Company, the ability of the other party to perform the transaction, the likelihood that the transaction will be successfully completed, the time required to complete the transaction, and other factors. Based on such deliberation and analysis, the Board approved the Movie Gallery Transaction. In addition, the Board and its advisors diligently explored a number of corporate and financial transactions and had continuous discussions and negotiations with various parties, including each of the major video retail chains. Based on such activity and analysis, the Board believes that the purchase price for the Movie Gallery Transaction is fair to the Company and its stockholders, and approved such transaction.

No Company Operating Assets after Sale. The Board of Directors is proposing to sell substantially all the assets of the Company to pay down the Company’s debt and trade payables that are currently due and will be due in the future, and to discontinue a business that has been operating at a loss. After such sale, the Company will have no or very little operating assets and revenue and there can be no assurances that any cash from the net proceeds of such sale will be available to the Company to invest in another business. The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. There can be no assurances that the Company will be able to enter into any viable business after the asset sale.

Bankruptcy and Loss of Assets. Whether the sale of substantially all of the assets takes place or not, in the event the Company defaults on any of its debt obligations, the Company may be forced into bankruptcy. In addition, the Company may be at risk of losing some or all of its assets, including its store leases, unless the Company is able to raise enough cash. In the event the Company is forced into bankruptcy, whether before or after the sale of its stores, there can be no assurance if the stockholders will receive any value from their stock of the Company from any bankruptcy proceedings.

Federal Income Tax Consequences

The following discussion is a description of material U.S. federal income tax consequences of the sale of the assets. This discussion is not intended to be, and is not, legal or tax advice to any particular stockholder. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and other legal authorities, all of which are subject to change, possibly with retroactive effect. No rulings from the Internal Revenue Service (the “IRS”)

or opinions of counsel have been or will be requested concerning the matters discussed below. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The sale by the Company of the assets should be treated for U.S. federal income tax purposes as a taxable sale by the Company to the purchaser in exchange for the actual purchase price (including the sum of cash, the fair market value of any property received, and the amount of any liabilities assumed by the purchaser). The Company will recognize gain (or loss) on the sold assets measured by the difference between its tax basis in such asset, and the purchase price received for such assets.

The Company may generally utilize capital losses only to off set capital gains. To the extent that the assets constitute capital assets, the Company would generally recognize capital gain (or loss) on the sale of such assets, subject to the depreciation recapture rules of Section 1245 and Section 1250 of the Code. Under Section 1245 of the Code, a portion of the gain from the sale of certain capital assets (generally gain attributable to the sale of depreciable tangible personal property) may be treated as ordinary income. Under Section 1250 of the Code, a portion of the gain from the sale of certain capital assets (generally gain attributable to the sale of depreciable real property) may be treated as ordinary income.

To the extent the assets are subject to Section 1231 of the Code (generally depreciable property, other than inventory, held for more than one year and used in the Company’s trade or business) other than capital assets, special rules may apply. Section 1231 of the Code, in certain circumstances and subject to a number of restrictions, treats certain gain that otherwise would be taxed as ordinary income as capital gain. If the Company’s Section 1231 gains for the taxable year exceed the Company’s Section 1231 losses for the year, such gain and losses are treated as long-term capital gains and long-term capital losses (subject to depreciation recapture and a special rule that treats the Company’s net Section 1231 gain for the year as ordinary income to the extent of the Company’s unrecaptured net Section 1231 losses for the five preceding taxable years). If the Company’s Section 1231 gains do not exceed its Section 1231 losses for the year, such gains and losses are treated as ordinary income and losses.

The Company should be able to offset gain recognized on the sale of the assets by any net operating loss carry-forwards that may be available.

The Company’s stockholders should not realize any income tax consequences as a result of the Company’s sale of its assets.

Accounting Treatment

The sale of substantially all assets of the Company will be accounted for under accounting principles generally accepted in the United States.

Unaudited Pro Forma Financial Information

The pro forma consolidated financial information of the Company, giving pro forma effect of divesting substantially all of the Company’s assets including: (i) the sale of the two stores located in Salinas and San Francisco, California to Movie Gallery in May 2003; (ii) the proposed sale of the 12 stores to Movie Gallery pursuant to the Movie Gallery Transaction; (iii) the planned sale of the remaining two stores located in Ventura California; and (iv) the closure of one store in June 2003, are attached to this Proxy Statement as Appendix C. The unaudited pro forma financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operations of the Company would actually have been had the sale in fact occurred at the dates indicated.

Regulatory Approvals

The Company is not aware of any regulatory compliance or approvals that are required in connection with the proposed transaction, other than the required stockholder approval under the Delaware General Corporation Law. In the event the Company is made aware of any such requirements, the Company will undertake to satisfy such requirements.

No Dissenters’ Rights

The Company’s stockholders who do not approve the proposed sale of substantially all of the assets of the Company are not entitled to appraisal or dissenter’s rights.

Vote Required

A majority vote of the outstanding shares of the Company’s common stock, as of the record date, is required to approve the proposal to sell substantially all of the assets of the Company.

Recommendations of the Board of Directors

THE BOARD OF DIRCTORS BELIEVES THAT THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS. AMONG OTHER THINGS, THE BOARD AND THE COMPANY’S MANAGEMENT BELIEVE THAT SUCH SALE IS AN ESSENTIAL STEP TO PAY DOWN THE COMPANY’S DEBT AND TRADE PAYABLES, AND TO DISCONTINUE A BUSINESS THAT HAS BEEN OPERATING AT A LOSS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

THE APPROVAL BY THE STOCKHOLDERS OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY INCLUDES AUTHORIZATION BY THE STOCKHOLDERS FOR THE BOARD AND THE COMPANY’S MANAGEMENT TO CONSUMMATE THE MOVIE GALLERY TRANSACTION, OR TO NEGOTIATE AND APPROVE SUCH OTHER TRANSACTION OR TRANSACTIONS WITH TERMS AND CONDITIONS AS THE BOARD AND MANAGEMENT DEEM NECESSARY AND ADVISABLE IN ORDER TO CONSUMMATE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

INDEPENDENT AUDITORS

The Company’s independent auditors for the fiscal year ended January 31, 2003 were BDO Seidman, LLP, and the Board of Directors has selected BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending January 31, 2004. A representative of BDO Seidman, LLP will be available at the Annual Meeting to respond to appropriate questions or make any other statements that such representative deems appropriate.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements for the fiscal years ended January 31, 2002 and 2003 and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for such past fiscal years were $124,570 and $55,015, respectively.

Audit-Related Fees. The aggregate fees billed by BDO Seidman, LLP to the Company for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended January 31, 2002 and 2003 were $17,818 and $3,000, respectively. Such services included accounting consulting services and services in connection with the Company’s filings with the Securities and Exchange Commission.

Tax Fees. There were no fees billed by BDO Seidman, LLP to the Company for tax compliance, tax advice or tax planning services for the fiscal years ended January 31, 2002 and 2003.

Financial Information Systems Design and Implementation Fees. There were no fees billed by BDO Seidman, LLP to the Company for financial information systems design and implementation for the fiscal years ended January 31, 2002 and 2003.

All Other Fees. The were no other fees billed by BDO Seidman, LLP for the fiscal years ended January 31, 2002 and 2003.

The Audit Committee of the Board has determined that all non-audit services provided by BDO Seidman, LLP are compatible with maintaining BDO Seidman, LLP’s audit independence.

ANNUAL REPORT ON FORM 10-K AND APPENDICES

The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as filed with the Securities and Exchange Commission, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may also obtain a copy of such Annual Report on Form 10-K, free of charge, from the SEC’s website at www.sec.gov, or by requesting in writing to the Company’s Secretary, Rudolph R. Patino, at 4800 Easton Drive, Suite 108, Bakersfield, California, 93309.

The following documents are attached as Appendices to this Proxy Statement:

Appendix A – Financial Statements of the Company.

Appendix B – Asset Purchase Agreement, dated as of June 20, 2003, by and between Video City, Inc. and M.G. Midwest, Inc.

Appendix C – Pro Forma Financial Information of the Company, giving effect to the proposed sale of substantially all of the assets of the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders are advised that any stockholder proposal, including nominations to the Board of Directors, intended for consideration at the 2004 Annual Stockholders Meeting must be received by the Company no later than April 30, 2004 to be included in the proxy material for the 2004 Annual Meeting. It is recommended that stockholders submitting proposals direct them to, Rudolph R. Patino, Chief Financial Officer of the Company, and utilize certified mail, return receipt requested in order to ensure timely delivery.

OTHER MATTERS

The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY

THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Robert Y. Lee

Chairman of the Board

Bakersfield, California

August     , 2003

Preliminary Copies

VIDEO CITY, INC.

Proxy for Annual Meeting of Stockholders, Tuesday, September 30, 2003

This Proxy Is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Robert Y. Lee and Rudolph R. Patino, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Video City, Inc. (the “Company”) held of record by the undersigned on August 8, 2003 at the Annual Meeting of Stockholders to be held on Tuesday, September 30, 2003 at 2:00 P.M. or any and all adjournments thereof.

1. Election of directors:

FOR all nominees listed below (except as marked to the contrary below).

WITHHOLD AUTHORITY to vote for all nominees listed below.

(Instruction: To withhold authority to vote for any nominee, draw a line through such nominee’s name.)

Robert Y. Lee David A. Ballstadt	Rudolph R. Patino Gerald W. B. Weber	Barry L. Collier

2. Proposal to approve the sale of substantially all of the assets of the Company:

FOR	AGAINST	ABSTAIN

In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR THE APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

Dated:
Signature

(Signature, if held jointly)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.

PLEASE PROMPTLY MARK, SIGN, DATE, AND

RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Appendix A

VIDEO CITY, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2003, 2002 AND 2001

ITEM 8. Consolidated Financial Statements and Supplementary Data

The following consolidated financial statements are filed with this report:

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Video City, Inc.

We have audited the accompanying consolidated balance sheets of Video City, Inc. as of January 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years ended January 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Video City, Inc. as of January 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years ended January 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses and has a negative working capital at January 31, 2003. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

/s/    BDO SEIDMAN, LLP

Los Angeles, California

June 6, 2003

VIDEO CITY, INC.

CONSOLIDATED BALANCE SHEETS

	Years ended January 31,
	2003	2002
Assets
Current assets:
Customer receivables	$96,413	$222,251
Merchandise inventories	175,135	318,757
Receivable from sale of stores	74,000	—
Prepaid expenses and other assets	110,920	74,270
Net current assets of discontinued operations	—	365,359

Total current assets	456,468	980,637
Rental library, net	962,632	1,212,072
Property and equipment, net	494,889	925,267
Goodwill, net	1,008,429	1,787,361
Other assets	271,905	269,823
Net non-current assets of discontinued operations	—	1,415,960

Total assets	$3,194,323	$6,591,120

Liabilities and Stockholders’ Deficit
Liabilities not subject to compromise:
Current liabilities:
Bank overdraft	$82,629	$103,582
Accounts payable	1,519,521	1,666,978
Accrued expenses	946,097	1,052,653
Note payable	44,872	48,262
Senior subordinated convertible notes payable, including $134,452 payable to related parties (net of unamortized discount of $180,467)	300,785	—
Current portion of tax liability	170,917	149,880
Other liabilities	56,157	332,829

Total current liabilities	3,120,978	3,354,184
Shares issuable under plan of reorganization	215,894	1,750,000
Deferred tax liability	136,000	136,000
Tax liability less current portion	400,832	431,759

Total liabilities not subject to compromise	3,873,704	5,671,943
Liabilities subject to compromise:
Accounts payable	284,590	956,347

Total liabilities	4,158,294	6,628,290

Commitments and contingencies (Note 7)
Stockholders’ deficit:
Common stock, $.01 par value per share, authorized 30,000,000 shares; issued and outstanding 6,299,798 shares	62,998	—
Additional paid-in capital	21,739,246	19,683,530
Accumulated deficit	(22,766,215)	(19,720,700)

Total stockholders’ deficit	(963,971)	(37,170)

Total liabilities and stockholders’ deficit	$3,194,323	$6,591,120

See accompanying notes to consolidated financial statements.

VIDEO CITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended January 31,
	2003	2002	2001
Revenue
Rental revenues and product sales	$8,711,571	$10,085,299	$19,272,105
Management fee income	—	7,300	4,385,886

Total revenue	8,711,571	10,092,599	23,657,991

Operating costs and expenses
Store operating costs	5,607,409	6,339,603	15,160,141
Amortization of rental library	1,972,200	3,023,905	4,787,129
Cost of product sales	1,394,221	1,053,178	3,374,588
Cost of leased product	—	37,714	1,187,494
General and administrative	2,481,947	3,054,529	7,604,762
Restructuring	—	—	1,564,000
Store closure costs	205,372	—	—
(Gain) loss on sale of assets	29,060	—	199,373

Total operating costs and expenses	11,690,209	13,508,929	33,877,487

Loss from operations	(2,978,638)	(3,416,330)	(10,219,496)

Other (income) expense
Interest expense, net (contractual interest $0, $1,758,000 and $1,980,104)	534,502	16,945	1,347,699
Other	—	(216,816)	457,500

Loss before reorganization items and income taxes	(3,513,140)	(3,216,459)	(12,024,695)

Reorganization items
Professional fees	—	587,865	504,777
(Gain) Loss on sale of assets	—	(34,600)	3,508,614
Relocation of corporate office	—	58,417	—

Net loss from continuing operations before income tax	(3,513,140)	(3,828,141)	(16,038,086)

Income tax expense	5,517	6,039	—

Net loss from continuing operations	(3,518,857)	(3,834,180)	(16,038,086)

Discontinued operations
Loss (gain) on discontinued operations	106,250	(85,906)	77,840

Loss before extraordinary items	(3,624,907)	(3,748,274)	(16,115,926)

Extraordinary items
Troubled debt restructuring gain, net of tax of $0	—	8,951,429	—
Discharge of liabilities subject to compromise, net of deferred tax liability of $0 and $136,000 in 2003 and 2002	579,392	32,633,523	—

Total extraordinary items	579,392	41,584,952	—

Income (loss) before dividends	$(3,045,515)	$37,836,678	$(16,115,926)

Dividends on preferred stock		—	(322,142)

Net income (loss) available to common shareholders	$(3,045,515)	$37,836,678	$(16,438,068)

Earnings (loss) per share
Earnings (loss) per share
Basic and diluted loss per common share from continuing operations	$(0.67)	$(0.31)	$(1.01)
Basic and diluted loss per common share from discontinued operations	$(0.02)	$0.01	$—
Basic and diluted loss per common share before extraordinary items	$(0.69)	$(0.30)	$(1.01)
Basic and diluted income per common share from extraordinary items	$0.11	$3.37	$—
Basic and diluted net income (loss) per common share	$(0.58)	$3.07	$(1.01)
Weighted average number of common shares outstanding—basic and diluted	5,242,349	12,323,490	16,301,969

See accompanying notes to consolidated financial statements.

VIDEO CITY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Preferred Stock (Note 12)												Additional Paid-In Capital	Accumulated Deficit
	Series AA		Series B		Series C		Series D		Series E		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 31, 2000	4,000	$364,611	76,000	$3,065,190	400	$400,000	2,000	$1,187,334	1,200	$1,200,000	15,767,959	$157,679	$13,268,548	$(41,119,310)
Stock issued in satisfaction of payables	—	—	—	—	—	—	—	—	—	—	150,000	1,500	111,000	—
Stock issued for services rendered	—	—	—	—	75	75,000	—	—	—	—	—	—	—	—
Preferred stock dividends ($202,668 in common stock)	—	—	—	—	—	—	—	—	—	—	524,703	5,248	197,420	(322,142)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,115,926)

Balance at January 31, 2001	4,000	364,611	76,000	3,065,190	475	475,000	2,000	1,187,334	1,200	1,200,000	16,442,662	164,427	13,576,968	(57,557,378)
Stock cancelled upon effective date of plan of reorganization (Note 1)	(4,000)	(364,611)	(76,000)	(3,065,190)	(475)	(475,000)	(2,000)	(1,187,334)	(1,200)	(1,200,000)	(16,442,662)	(164,427)	6,106,562	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	37,836,678

Balance January 31, 2002	—	—	—	—	—	—	—	—	—	—	—	—	19,683,530	(19,720,700)
Shares issued under plan of reorganization (Notes 1 and 8)	—	—	—	—	—	—	—	—	—	—	6,136,422	61,364	1,472,741	—
Options exercised	—	—	—	—	—	—	—	—	—	—	121,429	1,214	—	—
Shares issued for services	—	—	—	—	—	—	—	—	—	—	42,000	420	10,078	—
Discount on senior subordinated convertible notes payable	—	—	—	—	—	—	—	—	—	—	—	—	463,079	—
Beneficial conversion feature on warrants of senior subordinated convertible notes payable	—	—	—	—	—	—	—	—	—	—	—	—	66,818	—
Warrants issued to senior subordinated convertible note holders	—	—	—	—	—	—	—	—	—	—	—	—	43,000	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,045,515)

Balance at December 31, 2003	—	$—	—	$—	—	$—	—	$—	—	$—	6,299,851	$62,998	$21,739,246	$(22,766,215)

See accompanying notes to consolidated financial statements.

VIDEO CITY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (Decrease) in cash and cash equivalents

	Years ended January 31,
	2003	2002	2001
Cash flows from operating activities:

Net income (loss) from continuing operations	$(2,939,265)	$37,750,772	$(16,038,086)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,482,960	3,761,062	10,372,346
Impairment of goodwill	117,608	—	—
(Gain) loss on sale of assets	29,060	(34,600)	3,969,510
Extraordinary item—troubled debt restructuring	—	(8,951,429)	—
Extraordinary item—discharged liabilities subject to compromise	(579,392)	(32,769,523)	—
Deferred tax liability	—	136,000	—
Issuance of stock for services and inventory	10,500	—	187,500
Amortization of discount on senior subordinated convertible notes payable	429,792	—	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	125,838	71,078	569,688
Other receivables	—	946,655	(946,655)
Notes receivable	—	—	9,078
Merchandise inventory	143,622	229,553	2,592,453
Prepaid expenses and other assets	(52,732)	(178,904)	571,113
Accounts payable, accrued expenses and other liabilities and liabilities subject to compromise	(149,857)	1,694,532	4,056,701
Deferred revenue	(3,390)	48,262	—

Net cash provided by (used in) operating activities	(385,256)	2,703,458	5,343,648

Cash flows from discontinued operations	2,336,394	598,501	860,363

Cash flows from investing activities
Purchases of videocassette rental inventory, net	(1,722,760)	(2,725,557)	(7,299,419)
Purchases of fixed assets	(95,446)	(360,518)	(162,391)
Receivable from sale of stores	(74,000)	—	—
Proceeds from sale of fixed assets	—	134,370	28,434
Proceeds from sale of fixed assets after bankruptcy filing	—	—	1,575,893

Net cash used in investing activities	(1,892,206)	(2,951,705)	(5,857,485)

Cash flows from financing activities
Increase (decrease) in bank overdraft	(20,953)	103,580	—
Repayment of pre-petition long-term debt	—	—	(6,531)
Proceeds from notes payable	455,475	—	—
Repayment of notes payable	(494,668)	—	—
Proceeds from borrowings (repayments) under pre-petition revolving credit facility, net	—	(1,500,000)	681,855
Proceeds from exercise of stock options	1,214	—	—

Net cash provided by (used in) financing activities	(58,932)	(1,396,420)	675,324

Net increase (decrease) in cash	—	(1,046,166)	1,021,850
Cash at beginning of year	—	1,046,166	24,316

Cash at end of year	$—	$—	$1,046,166

See accompanying notes to consolidated financial statements.

VIDEO CITY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Years ended January 31,
	2003	2002	2001
Supplementary disclosures of cash flow information

Cash paid during the year:
Interest	$420,196	$12,500	$1,347,669
Income taxes	5,517	6,039	—
Reorganization items	—	1,047,000	104,000

Noncash investing and financing activities:
Cancellation of preferred stock	$—	$6,292,135	$—
Cancellation of common stock	—	13,741,395	—
Liability for shares issuable under plan of reorganization	—	1,750,000	—
Common stock issued in satisfaction of payables for services and inventory	10,078	—	112,500
Professional services financed through issuance of preferred stock	—	—	75,000
Preferred stock dividends	—	—	322,142
Discharge of liabilities subject to compromise	579,392	34,169,523	—
Troubled debt restructuring	—	8,951,429	—
Value of warrants and beneficial conversion feature related to issuance of Senior Subordinated Convertible Notes Payable	529,897	—	—
Accrued expenses relieved in exchange for $483,083 in Senior Subordinated Convertible Notes Payable	483,083	—	—
Par value of common stock issued according to the Plan of Reorganization	61,364	—	—
Par value of common stock issued for services	420	—	—
Excess of par value of common stock issued according to the Plan of Reorganization	1,472,741	—	—

See accompanying notes to consolidated financial statements

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Video City, Inc. (the “Company”), a Delaware Corporation, was formed on January 27, 1984. The Company owns and operates retail specialty stores located throughout the United States that rent and sell videocassettes, digital video discs (“DVD”), and video games.

The Company’s predecessor, Lee Video City, Inc. (“Lee Video City”), was formed as a California corporation in February 1990 for the purpose of developing a chain of retail video specialty stores. In January 1997, Lee Video City, Inc. merged with and into Prism Entertainment Corporation, a Delaware Corporation incorporated in January 1984 (“Prism”), pursuant to an Agreement and Plan of Reorganization and Merger, dated as of October 25, 1996 (the “Plan”), and the surviving corporation changed its name to “Video City, Inc.” As a result of the Company’s sale of its library of feature films and other film properties in 1998, the Company’s sole business is the ownership and operation of retail specialty stores.

The accompanying consolidated financial statements include the accounts of Video City, Inc. and its wholly owned subsidiaries. These subsidiaries include Old Republic Entertainment, Inc., Sulpizio One, Inc., Video Tyme, Inc., Videoland, Inc and Video Galaxy, Inc. All material intercompany transactions have been eliminated. The financial statements include the operations of companies acquired from the dates of acquisition.

Going Concern

At January 31, 2003 the Company has a stockholders’ deficit recurring losses and negative working capital. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern. In May 2003, the Company sold two of its retail video stores to Movie Gallery to raise cash in order to satisfy the Company’s immediate need for liquidity. The Company has entered into a definitive agreement to sell 12 of its retail video stores, which constitute all of its remaining stores, except for two stores located in Ventura, California, to Movie Gallery. Such sale would be subject to a number of contingencies including, without limitation, Movie Gallery’s satisfactory completion of financial and real estate due diligence, successful assignment of store leases to be assumed by Movie Gallery, the approval of the Company’s shareholders, and the Company’s satisfaction of any other approvals and regulatory requirements. There can be no assurances that such a transaction with Movie Gallery will be completed. The Company may also sell the two stores located in Ventura California, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser.

The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. The Company is uncertain whether its business will continue to be in the retail video industry or in any specific industry related to the retail video industry. In any case, the Company plans to reduce its work force and expenses to a minimum level in the event of such sale.

During the months of November and December of 2002, the Company closed four unprofitable retail stores located in Bakersfield, California. The Company closed an additional unprofitable store in June 2003. The costs related to the closing during the last fiscal year are shown under store closure costs in the statements of operations. The Company had 17 stores remaining in the State of California as of the fiscal year ended January 31, 2003.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

On August 29, 2001, the effective date of the Plan, liabilities subject to compromise totaling $34,169,523 were discharged. All of the preferred and common stock of the Company was deemed canceled. The Company recorded an extraordinary gain of $32,769,523, net of $1,400,000 fair value of 5,600,000 share of common stock to be issued to creditors, to discharge liabilities subject to compromise. At January 31, 2003 and 2002, the balance sheet reflects liabilities in the amount of $215,894 and $1,750,000 for 863,578 and 7,000,000 shares of common stock issuable to prior equity holders and creditors under the Plan of Reorganization. The estimated fair value of the common stock was $0.25 determined by the board of directors based on pre-petition trading prices converted at the ratio of common stock issued to the existing common shareholders in the plan of reorganization.

Bankruptcy

On July 30, 2001, the Bankruptcy Court entered an Order confirming Video City’s First Amended Chapter 11 Plan of Reorganization (the “Plan”). The Plan became effective on August 29, 2001. The proceedings began on August 17, 2000, when Fleet Retail Finance (“Fleet”) purported to accelerate the outstanding indebtedness under the Company’s secured credit facility. On August 24, 2000 as a result of the Fleet action, the Company and its subsidiaries filed a voluntary petition in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”) seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The Company and Fleet Retail Finance entered into an agreement (“the Fleet Compromise”), which was approved by the Court on March 28, 2001. The salient terms of the agreement granted Fleet Retail Finance an allowed claim in the amount of $10,000,000. In full satisfaction of the claim, the Company agreed to make two payments consisting of $1,500,000. The first payment of $1,000,000 was paid on March 28,2001 and the second payment of $500,000 was made on June 29, 2001 resulting in the full satisfaction of the Allowed Fleet Claim. As a result, the Company has recorded an extraordinary gain from troubled debt restructuring during the year ended January 31, 2002. In addition, both parties jointly dismissed the State Court Action with prejudice and Fleet Retail Finance and the Company simultaneously executed a mutual release of any and all claims against the directors, officers, employees, and other representatives of each company. Pursuant to the Plan, the existing common shareholders of Video City were to receive 700,000 shares of common stock of Reorganized Video City in cancellation of all shares of common stock outstanding prior to such distribution, for pro rata distribution; 700,000 shares of common stock were to be issued in cancellation of all shares of preferred stock outstanding prior to such distribution to preferred shareholders; and 5,600,000 shares of common stock were to be issued to Video City’s creditors. The Company anticipated that all liabilities subject to compromise would receive shares of common stock of Video City in full satisfaction of their claims based on the Plan of Reorganization. As part of the plan certain class 4A creditors had the option to receive 20% of their claim in cash if their claim was under $1,000 or if they choose to reduce their claim to that amount.

The total amount for all class 4A creditors who opted for the cash payout was less than $22,000. In addition, certain tax obligations of approximately $1.3 million are to be paid in cash over five years from the date of assessment, of which approximately $572,000 have been reclassified out of liabilities subject to compromise. The remaining balance is still in dispute.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company was required to issue 7,000,000 shares of new common stock of reorganized Video City (Note 8). Since the holders of existing voting shares immediately before the confirmation also included creditors, and as a result, received more than 50% of the voting shares of the emerging entity, the Company did not adopt fresh-start reporting upon its emergence from Chapter 11. Liabilities compromised by the confirmed plan were stated at the present value of the amounts to be paid, and the forgiveness of debt has been reported as an extraordinary item.

On August 29, 2001, the effective date of the Plan, liabilities subject to compromise totaling $34,169,523 were discharged and all of the preferred and common stock of the Company was deemed canceled. Also on the effective date, the Company recorded an extraordinary gain of $32,633,523, net of $1,400,000 fair value of 5,600,000 shares of common stock to be issued to creditors, to discharge liabilities subject to compromise. Additional extraordinary gain of $579,392 was recorded in fiscal 2003 resulting from additional discharge of liabilities. The fair value of the common shares to be issued to creditors, and the value ascribed to 1,400,000 common shares to be issued to prior equity holders of $350,000, together totaling $1,750,000 was reflected as a liability at January 31, 2002. The estimated fair value of the common stock was $0.25 determined by the board of directors based on pre-petition trading prices converted at the ratio of common stock issued to the existing common shareholders in the plan of reorganization. Of the common shares issuable, 6,136,422 shares were issued in fiscal 2003, and the remaining 863,578 shares were issued in fiscal 2004.

Effective May 7, 2003, a hearing was held before the United States Bankruptcy Court in which an order was granted to approve the Company’s motion for a final decree and the closing of the Chapter 11 bankruptcy case.

Financial Reporting for Bankruptcy Proceedings

The American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”), provides guidance for financial reporting by entities that have filed petitions with the Bankruptcy Court and expect to reorganize under Chapter 11 of the Bankruptcy Code.

Under SOP 90-7, the financial statements of an entity in a Chapter 11 reorganization proceeding should distinguish transactions and events that are directly associated with the reorganization from those of the operations of the ongoing business as it evolves. Accordingly, SOP 90-7 requires the following financial reporting/accounting treatments in respect to each of the financial statements:

The balance sheet separately classifies pre-petition and post-petition liabilities. A further distinction is made between pre-petition liabilities subject to compromise (generally unsecured and undersecured claims) and those not subject to compromise (fully secured claims). Pre-petition liabilities are reported on the basis of the expected amount of such allowed claims, as opposed to the amounts for which those allowed claims may be settled. Under an approved final plan of reorganization, those claims may be settled at amounts substantially less than their allowed amounts.

When a liability subject to compromise becomes an allowed claim and that claim differs from the net carrying amount of the liability, the net carrying amount is adjusted to the amount of the allowed claim. The resulting gain or loss is classified as a reorganization item in the Consolidated Statements of Operations.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the Consolidated Statement of Operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed claim.

Reorganization items are reported separately within the operating, investing and financing categories of the Consolidated Statement of Cash Flows.

Customer Receivables

Customer receivables primarily consist of extended rental fees, net of allowances for doubtful amounts.

Merchandise Inventories

Merchandise inventories consist primarily of prerecorded videocassettes, DVDs, video games, concessions, and accessories held for resale and are stated at the lower of cost or market. Merchandise inventory cost of sales are determined on a first-in, first-out basis.

Rental Library

The Company has adopted an accelerated method of amortizing its videocassette, DVD and game rental library.

The Company records base stock (generally 3 copies per title for each store) at cost and amortizes a portion of these costs on an accelerated basis over three months, generally to $8 per unit, with the remaining base stock cost amortized on a straight line basis over 33 months to an estimated $3 salvage value. The cost of non base stock (generally greater than 3 copies per title for each store) is amortized on an accelerated basis over three months to an estimated $3 salvage value. Video games are amortized on an accelerated basis over a 12 month period to an estimated $10 salvage value. Revenue-sharing payments are expensed when revenues are earned pursuant to the applicable contractual arrangements.

Rental amortization expense approximated $1.97 million, $3.02 million and $4.79 million for the years ended January 31, 2003, 2002 and 2001.

As videocassettes, DVD’s and games are sold or retired, the applicable cost and accumulated amortization are eliminated from the accounts, and any gain or loss is recorded.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over estimated useful lives. Leasehold improvements are recorded at cost and amortized using the straight-line method over the estimated economic life of the lease term.

Furniture and fixtures	5 years
Computer equipment and software	3 years
Equipment	3 years
Leasehold improvements	5-10 years

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

The Company evaluates annually, and whenever facts and circumstances indicate, that the cost of an asset may be impaired. An evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the carrying amount to determine if a writedown to fair value is required.

Goodwill

The Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) on February 1, 2002. In accordance with the requirements of SFAS 142, during the year ended January 31, 2003, the Company:

•	Evaluated the balance of goodwill and other intangible assets recorded on the consolidated balance sheet as of February 1, 2002. No reclassifications were required to be made in order to conform to the new criteria for recognition.

•	Determined that there were no intangible assets (other than goodwill) with indefinite useful lives.

•	Determined that the Company only has one reporting unit that is Video City, Inc. to be used to test for goodwill impairment in accordance with SFAS 142.

•	As required by SFAS 142, the Company determined the fair value of the reporting unit and compared it to the carrying value of goodwill effective February 1, 2002. No impairment of the carrying value of goodwill has been recorded upon adoption of SFAS 142.

As required under SFAS No. 142, with effect from February 1, 2002, the Company suspended the amortization of goodwill. The following table represents reconciliation of net income (loss) and per share data that would have been reported had the new rules been in effect during the year ended January 31, 2003 and 2002:

	Year Ended January 31, 2003	Year Ended January 31, 2002
Reported net income (loss)	$(3,045,515)	$37,836,678
Add back goodwill amortization, net of tax	—	125,352

Adjusted net income (loss)	$(3,045,515)	$37,962,030

Basic and diluted net income (loss) per common share
Reported net income (loss)	$(0.58)	$3.07
Goodwill amortization, net of tax	—	0.01

Adjusted net income (loss)	$(0.58)	$(0.58

In accordance with FAS 142, the goodwill has been re-evaluated based on the sale of the 19 stores (Note 2) as of October 31, 2002. The Company recorded an impairment of goodwill of $778,932, of which $661,324 related to discontinued operations, and $117,608 related to continuing operations during the year-end January 31, 2003.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Revenue is recognized at the time of rental or sale, or as extended rental fees accrue, net of allowances for doubtful amounts, based on historical experience.

Store Opening Costs

Store opening costs, which consist primarily of payroll, advertising and supplies, are expensed as incurred.

Store Closures

Reserves for store closures are established by calculating the remaining lease obligation adjusted for estimated subtenant agreements or lease buyouts, if any, and are expensed along with any leasehold improvements, and unamortized goodwill. Store furniture and equipment and rental inventory are either transferred at historical cost to another location or written down to their net realizable value.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $36,432, $20,666 and $210,258 for the years ended January 31, 2003, 2002 and 2001, respectively.

Stock-Based Compensation

Accounting for Stock Options

The Company’s stock-based employee compensation plans are described in Note 9. The Company has adopted the intrinsic value method of accounting for employee stock options under the principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and discloses the pro forma effect on net income (loss) and income (loss) per share as if the fair value based method had been applied. For equity instruments, including stock options, issued to non-employees, the fair value of the equity instruments or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.

The following table illustrates the effect on net income (loss) and income (loss) per share as if the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation.

	2003	2002	2001
Net income (loss): as reported	$(3,045,515)	$37,836,678	$(16,115,926)
Add: total stock based employee compensation expense determined under fair value method for all awards	(85,267)	(45,291)	—

Pro forma net income (loss)	$(3,130,782)	$37,791,387	$(16,115,926)

Income (loss) per share—basic and diluted:
As reported	$(0.58)	$3.07	$(1.01)
Pro forma	$(0.60)	$3.07	$(1.01)

As required by SFAS 123, the Company provides the following disclosure of estimated values for these awards. The weighted-average grant-date fair value of options granted during, 2003 and 2002 was estimated to be $0.25 and $0.24, respectively.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of each option grant was estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for 2002 risk free interest rates of 4.5%, expected lives of 1 to 5 years; volatility of 50% and no assumed dividends. There were no options granted in 2003.

Income Taxes

The Company records income taxes pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) per Share

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then share in earnings. 11,579,148 common stock options and warrants were not included in the computations of diluted earnings per share for the year ended January 31, 2002 because the effect of exercise and/or conversion would have an antidilutive effect on earnings per share. 1,250,000 common stock options and 2,339,592 warrants to purchase common stock were not included in the computations of diluted earnings per share for the year ended January 31, 2003 because the effect of exercise and/or conversion would have an antidilutive effect on earnings per share.

Comprehensive Income

Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and all other events and circumstances from non-owner sources. Other comprehensive income (loss) includes foreign currency items and minimum pension liability adjustments. The Company did not have other components of comprehensive income (loss) during the periods presented. As a result, comprehensive income (loss) is the same as the net income (loss) for the periods presented.

Fair Value of Financial Instruments

In accordance with SFAS No. 107, “Disclosure about Fair Value of Financial Instruments”, the Company has disclosed the fair value, related carrying value and method for determining the fair value of its financial instruments. (See Note 11.)

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could substantially differ from those estimates.

New Accounting Pronouncements

In June 2001, the FASB issued Statement No. 143 (SFAS No. 143), “Accounting for Asset Retirement Obligations,” effective for fiscal years beginning after June 15, 2002. The Statement requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of SFAS No. 143 is not expected to have a material effect on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent, in accordance with the current GAAP criteria for extraordinary classification. In addition, SFAS 145 eliminates an inconsistency in lease accounting by requiring that modifications of capital leases that result in reclassification as operating leases be accounted for consistent with sale-leaseback accounting rules. The statement also contains other nonsubstantive corrections to authoritative accounting literature. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting will be effective for transactions occurring after May 15, 2002. The Company has previously reported in its’ consolidated financial statements, extraordinary income that arose as a result of the bankruptcy and the approval of the Plan of Reorganization. Consequently, the Company is considering the reclassification of this extraordinary income in accordance with SFAS 145 in the Company’s consolidated financial statements.

In June 2002, FASB issued Statement No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities,” effective for activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). “ The adoption of SFAS No. 146 is not expected to have a material effect on the Company’s financial position or results of operations.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2002, FASB issued Statement No. 148 (SFAS No. 148), “Accounting for Stock Based Compensation—Transition and Disclosure—An Amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed format and provide the additional disclosures required by SFAS No. 148 in its annual financial statements for the year ended January 31, 2003 and must also provide the disclosures in its quarterly reports containing condensed financial statements for interim periods beginning with the quarterly period ended April 30, 2003.

In November 2002, the FASB issued Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 expands on the accounting guidance of Statements No. 5, 57, and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superseded. FIN No. 45 will affect leasing transactions involving residual guarantees, vendor and manufacturer guarantees, and tax and environmental indemnities. All such guarantees will need to be disclosed in the notes to the financial statements starting with the period ending after December 15, 2002. For guarantees issued after December 31, 2002, the fair value of the obligation must be reported on the balance sheet. Existing guarantees will be grandfathered and will not be recognized on the balance sheet.

In January 2003, FASB issued FASB Interpretation No. 46 (FIN No. 46), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN No. 46 explains how to identify variable interest entities and how an enterprise assesses its interest in a variable entity to decide whether to consolidate that entity. FIN No. 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. FIN No. 46 is effective immediately for variable interest entities after January 31, 2003, and to variable interest entities in which an enterprise obtained an interest after that date. FIN No. 46 applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN No. 46 is not expected to have a material effect on the Company’s financial position and result of operations.

NOTE 2—DIVESTITURE OF STORES

On November 6, 2002, the Company completed the disposition of 19 of its 40 retail video stores (the “19 Stores”) to M.G. Midwest, Inc., a Delaware corporation (“Movie Gallery”). The 19 Stores represented all stores owned by the Company outside of California and included certain assets and liabilities related to the 19 Stores. The disposition was effected pursuant to an Asset Purchase Agreement between the Company and Movie Gallery, dated October 24, 2002. The 19 Stores represented approximately 48% of the Company’s total assets and generated approximately 46% of the Company’s total revenues.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—DIVESTITURE OF STORES (Continued)

The aggregate cash purchase price for the 19 Stores was $2,080,500, which was determined as a result of arms-length negotiations between the Company and Movie Gallery. Of the $2,080,500 purchase price, Movie Gallery paid the Company $2,030,500 at the closing of the transaction on November 6, 2002. The remaining $50,000 is payable by September 10, 2003, and is contingent upon the level of gross revenues attained by one of the 19 Stores located in Nampa, Idaho. The consolidated statements of operations have been restated to reflect the 19 stores sold as a discontinued operation.

During the year ended January 31, 2002, the Company closed two stores and rejected the leases in terms of the Plan of Reorganization. A third store was sold in exchange for cancellation of a note payable and receipt of cash. The Company realized a gain on sale of $34,600.

During the fourth quarter of fiscal 2001, the Company sold 14 stores and recorded a loss of approximately $1.4 million, which included approximately $1.25 million of unamortized goodwill.

On September 27, 2000, the Company obtained approval from the Bankruptcy Court to reject the leases on 17 under-performing store locations and liquidate the assets. The assets were sold to Video One Liquidators at the aggregate net liquidation price of $508,760. The Company recognized a loss on the sale of approximately $2.2 million during the third quarter of fiscal 2001 including approximately $1.5 million of unamortized goodwill, which is included in the reorganization items.

Subsequent to the year end, the Company entered into a non-binding letter of intent to sell twelve of its retail video stores (Note 13).

NOTE 3—PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	January 31,
	2003	2002
Furniture and fixtures	$981,293	$905,806
Equipment	186,246	768,256
Leasehold improvements	707,607	733,510

Total property and equipment	1,875,146	2,407,572
Accumulated depreciation and amortization	(1,380,257)	(1,482,305)

Total property and equipment, net	$494,889	$925,267

Depreciation and amortization expense was $496,763, $597,805 and $1,610,478 for the years ended January 31, 2003, 2002 and 2001, respectively.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—SENIOR SUBORDINATED CONVERTIBLE NOTES PAYABLE

On May 10, 2002 the Company initiated a Private Placement Offering to accredited investors. The Offering was to purchase Series A Units with each unit consisting of a $10,000 10% Senior Subordinated Convertible Note Due November 1, 2003 and a Series A Warrant to purchase 20,000 shares of common stock. The Company is offering a minimum of 50 units and a maximum of 100 units. The warrants expire on November 1, 2003. The Units, Notes, Warrants and underlying Common Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any jurisdiction. As of July 31, 2002 the Company had closed the first round with 74 units sold. The aggregate principal amount of the Convertible Notes was $742,420 at an interest rate of 10% per annum. Principal on these Notes shall be payable in one installment plus accrued but unpaid interest on November 1, 2003. Interest shall be payable semi-annually in arrears on the first day of November and May of each year, commencing November 1, 2002. The Notes shall be convertible at the election of the payee to common stock of the Company at a conversion price of $1.00 per share. The market price of the stock and the relative fair value of the notes in relation to the conversion price of these convertible debentures created a beneficial conversion amount of $66,818, and was recorded as a note discount that is being amortized over the life of the notes.

The Company sold an additional 14 Series A Units for an aggregate amount of $140,000 and issued one-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share during the quarter ended October 31, 2002.

The Company issued an additional 9 Series A Units in settlement of payables of $93,500 and issued one year warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share during the quarter ended January 31, 2003.

In connection with issuance of the Notes, the Company issued one-year warrants to purchase 1,951,840 shares of the Company’s common stock at an exercise price of $0.01 per share. The Company recorded the fair value of the warrants issued of $463,079 using the Black-Scholes model, as a note discount, and is being amortized over the life of the notes as interest expense.

On November 6, 2002, in conjunction with the sale of the nineteen stores to Movie Gallery (Note 2) the Company presented to holders of Series A units in the Private Placement an option to be paid in full on the balance of their Series A Units including interest due or to roll up to 65% of their investment back into the Private Placement. In consideration the Company offered each Series A Holder an additional warrant for each dollar rolled over in the Private Placement. The conditions and terms would remain the same as the initial terms of the Private Placement Offering. The total balance remaining in the Private Placement after the completion of the rollover was $387,752. The Company recorded an expense of $43,000 relating to the value of $187,000 additional warrants granted.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—INCOME TAXES

As of January 31, 2003, net operating loss carryforwards generated by the Company of approximately $7,920,000 and $169,000 for Federal and California income tax purposes are available to offset future taxable income through 2022. The Company’s ability to utilize net operating loss carryforwards is dependent upon its ability to generate taxable income in future periods. The Company believes that a portion of the Federal net operating losses may be limited due to ownership changes as a result of the plan of reorganization (Note 1). The ownership changes are as defined under Section 382 of the Internal Revenue Code of 1986. Unused annual limitations may be carried over to future years until the net operating losses expire. Utilization of net operating losses may also be limited in any one year by alternative minimum tax rules.

The income tax provision (benefit) is comprised of the following current and deferred amounts:

	Years Ended January 31,
	2003	2002	2001
Current
Federal	$—	$—	$—
State	5,517	6,039	—

	5,517	6,039	—

Deferred
Federal	—	—	—
State	—	136,000	—

	—	136,000	—

	$5,517	$142,039	$—

Deferred tax assets are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible amounts and operating loss and tax credit carryforwards. A valuation allowance is then established to reduce that deferred tax asset to the level at which it is “more likely than not” that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include (i) taxable income in the current year or prior years that is available through carryback, (ii) future taxable income that will result from the reversal of existing taxable temporary difference, and (iii) future taxable income generated by future operations. At January 31, 2003 and 2002, due to the losses incurred during fiscal 2003 and 2002, and the Company’s short-term divestiture strategy, management cannot determine it is more likely than not that future taxable income will be sufficient to realize the deferred tax asset. Accordingly, a full valuation allowance has been established against the deferred tax asset at January 31, 2003 and 2002.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—INCOME TAXES (Continued)

The assets acquired from the Videoland merger were recorded at fair market value for financial statement purposes. The difference between that value and the tax basis of the assets resulted in a net deferred tax liability of approximately $1,732,708 as of January 31, 1999. In April 1999, the Company sold 49 of its 76 stores acquired from Videoland. The remaining deferred tax asset equaled $89,000 as of January 31, 2002. In connection with the acquisition of Video Galaxy, a net deferred tax liability of $194,713 was recorded. In accordance with Internal Revenue Code Section 108, the Federal and California net operating loss carryovers were reduced by the amount of the discharge of indebtedness income totaling $42,300,344 and $24,609,902, respectively. In addition, the tax bases for California tax purposes were written down for fixed assets and the rental library in the amount of $1,062,000 and $2,261,000, respectively. The following table presents the primary components of the Company’s net long-term deferred tax asset and net long-term deferred tax liabilities:

	January 31,
	2003	2002
Components of long-term deferred tax assets:
Federal and State NOL carryforward	$2,799,000	$2,347,000
Videoland fixed asset basis difference	89,000	89,000
Fixed assets due to difference in depreciation and amortization	189,000	189,000
Other	52,000	52,000

Total gross deferred tax asset	3,129,000	2,677,000
Valuation allowance	(3,129,000)	(2,677,000)

Total deferred tax asset, net of valuation allowance	—	—

Components of long-term deferred tax liability:
Fixed assets due to difference in depreciation and amortization	(43,000)	(43,000)
Rental library due to writedown in connection with discharge of indebtedness income	(93,000)	(93,000)

Net long-term deferred tax liability	$(136,000)	$(136,000)

The total income tax provision differs from the amount computed by applying the statutory Federal income tax rate for the following reasons:

	Year Ended January 31,
	2003	2002	2001
	% of Pretax Income	% of Pretax Income	% of Pretax Income
Income tax at Federal statutory rate	(34.0)%	34.0%	(34.0)%
State taxes, net of Federal tax benefit	0.2%	0.4%	—%
Valuation allowance	14.9%	—%	29.9%
Deferred tax asset writedown due to discharge of indebtedness income, net of valuation allowance change	—%	3.5%	—%
Non taxable income from discharge of indebtedness	19.1%	(37.6)%	—%
Other	—%	0.1%	(4.1)%

Total	0.2%	0.4%	—%

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—RESTRUCTURING

Restructuring Expense

The Company incurred $1.6 million in restructuring costs during the period ending October 31, 2000, consisting of severance obligations to employees of approximately $950,000, lease liability for the former executive offices in Torrance, California of approximately $100,000, moving expenses of the corporate office of approximately $80,000, and a non-cash write down of the related leasehold improvements of approximately $430,000. These costs are related to the Company’s effort to improve the performance of its operations and streamline its corporate expenses. In fiscal 2001, the Company paid approximately $700,000 in cash for the restructuring expenses. The remaining restructuring accrual of $430,000 was discharged as a result of the Company’s bankruptcy.

NOTE 7—COMMITMENTS AND CONTINGENCIES

Operating Leases—The Company leases its facilities under noncancelable operating leases expiring at various dates through 2011. Rent expense under operating leases was approximately $2,687,286, $3,227,913 and $5,032,859 for the years ended January 31, 2003, 2002 and 2001, respectively.

The future minimum lease payments under noncancelable operating leases with initial lease terms in excess of one year as of January 31, 2003 are as follows:

Years ending January 31,	Operating Leases
2004	$1,293,000
2005	1,115,000
2006	816,000
2007	601,000
2008	323,000
Thereafter	522,000

Total	$4,670,000

Of the total commitments $287,000 has been included in accrued expenses at January 31, 2003 and relate to leases abandoned during 2003.

Guarantees and Indemnifications—The Company’s Certificate of Incorporation provides that the Company “shall be empowered to indemnity” to the full extent of its power to do so, all directors and officers, pursuant to the applicable provisions of the Delaware General Corporation Law. The Company will indemnify its officers and directors to the full extent permitted under Section 145 of the Delaware General Corporation Law.

Vendor Supply Agreement—In July 2001 the Company entered into an agreement with Video Products Distributors (“VPD”) under which VPD agreed to become the exclusive video distributor for all of Video City’s home entertainment retail chain. VPD will provide all videocassettes, DVDs and accessories for rental and sale with the exception of Warner Brothers Home Video product in all locations. As part of this agreement, Video City is receiving a credit line and 60 day terms for payment to VPD. On October 31, 2001 the Company granted 100,000 options to the supplier in order to obtain a larger line of trade credit. During fiscal 2003 and 2002, the Company purchased approximately $2.8 million and $2.5 million of product from this supplier, respectively.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7—COMMITMENTS AND CONTINGENCIES (Continued)

Other Agreements—In June of 2001, the Company entered into a purchase money security agreement directly with Warner Brothers Home Video. The agreement provides the company with a credit line and 60 day terms for repayment. The Company purchases all Warner Brothers product directly from Warner Brothers Home Video, which is then distributed to all Video City’s home entertainment retail chain through a third party distributor.

Employment Agreements—Effective September 1, 2001, the Company entered into an employment agreement with each of the Chief Executive Officer and the Chief Financial Officer. The agreements are for a term of 3 years each and provide for an annual salary, a minimum annual increase, an annual bonus, certain fringe benefits and granted each of the officers options to purchase up to 250,000 shares of the Company common stock, each.

Litigation—The Company is involved in various legal and administrative proceedings in its normal course of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 8—STOCKHOLDERS’ EQUITY (DEFICIT)

Video City’s authorized capital consists of 30,000,000 shares of common stock, $.01 par value per share. The Company only has one class of stock available for issuance. At January 31, 2003, the balance sheet reflects a liability in the amount of $215,894 for 863,578 shares of common stock issuable under the Plan of Reorganization. The estimated fair value of the common stock was $0.25 determined by the board of directors based on pre-petition trading prices converted at the ratio of common stock issued to the existing common shareholders in the plan of reorganization. The remaining shares were issued in June 2003 (see Note 1).

Common Stock

The Company’s common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and are entitled to receive ratably any dividends declared by its board of directors out of legally available funds. Upon liquidation, dissolution or winding up, its common stockholders are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities.

Stock Option Plans

As a result of the Plan of Reorganization, all options issued prior to August 24, 2000 were cancelled.

Under the 1996 Stock Option Plan, the Company could still grant options to officers, other employees and consultants to Video City to purchase up to an aggregate of 1,000,000 shares of its common stock.

Under the 1998 Stock Option Plan, the Company could still grant options to officers, other employees and consultants to Video City to purchase up to an aggregate of 1,200,000 shares of its common stock.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8—STOCKHOLDERS’ EQUITY (DEFICIT) (Continued)

Options Issued

In July 2001, the Company granted 121,429 options, exercisable for 5 years, to various attorneys. The options have an exercise price of $0.01 per share and vested immediately. The options were exercised during the year ended January 31, 2003.

In September 2001, the Company granted 250,000 options exercisable for 5 years, to each of the Chief Executive Officer and Chief Financial Officer pursuant to the terms of their employment agreements. The options have an exercise price of $0.25 per share and vested 50% on September 1, 2001, and 50% on September 1, 2002.

In October 2001, the Company granted a total of 375,000 options, exercisable for 5 years, to the remaining four directors. The options have an exercise price of $0.25 per share and vested on the grant date.

In October 2001, the Company granted 100,000 options, exercisable for 5 years, to VPD, a major supplier of the Company. The options have an exercise price of $0.25 per share and vest immediately.

In January 2002, the Company granted a total of 838,000 options, exercisable for 5 years, to various employees. The options have an exercise price of $0.25 per share and vest over two years.

Information relating to stock options at January 31, 2003, summarized by exercise price is presented in the following table:

Outstanding				Exercisable
Exercise Price Per Share	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 0.25	1,813,000	3.7 years	$ 0.25	250,000	$ 0.25

NOTE 9—MANAGEMENT FEE INCOME

On March 3, 2000, Video City and West Coast Entertainment Corporation (“West Coast”) entered into a Management Agreement, pursuant to which Video City would manage and operate West Coast’s business until the closing of the proposed merger between Video City and West Coast.

The merger agreement and management agreement was terminated on February 13, 2001 due to the sale of substantially all West Coast Entertainment’s remaining 56 stores and various other assets.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10—EARNINGS PER SHARE

The following table summarizes the calculation of the Company’s basic and diluted earnings per share for 2003:

	Year Ended January 31, 2003
	Income (Loss)	Shares	Per Share Amount
Basic and diluted EPS
Net loss from continuing operations	$(3,513,140)	5,242,349	$(0.67)
Net loss from discontinued operations	(106,250)	5,242,349	$(0.02)
Net loss before extraordinary items	(3,624,907)	5,242,349	$(0.69)
Income from extraordinary item	579,392	5,242,349	$0.11
Loss attributable to common stockholders	(3,045,515)	5,242,349	$(0.58)

In fiscal 2003, 2002 and 2001, all outstanding common stock options, warrants and preferred stock were not included in the computation of diluted earnings per share because the effect of the exercise and/or conversion would have an antidilutive effect on earning per share.

NOTE 11—FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Long-term debt: Estimated based upon current market borrowing rates for loans with similar terms and maturities.

The estimated fair values of the Company’s financial instruments are as follows:

	January 31,
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Liabilities:
Senior subordinated convertible notes payable	$300,785	$300,785	$—	$—

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12—QUARTERLY RESULTS (Unaudited)

Quarterly results for the years ended January 31, 2003 and 2002 are reflected below:

	Fourth	Third	Second	First
2003
Revenue	$2,301,913	$1,954,116	$2,217,412	$2,238,130
Operating loss	$(778,476)	$(1,154,473)	$(561,863)	$(483,826)
Net loss before extraordinary items	$(1,240,529)	$(1,462,140)	$(515,210)	$(407,028)
Net income (loss)	$(1,197,148)	$(1,462,140)	$20,801	$(407,028)
Extraordinary items	$43,381	$—	$536,011	$—
Basic and diluted earnings (loss) per share before extraordinary items	$(0.20)	$(0.24)	$(0.10)	$(0.12)
Basic and diluted earnings (loss) per share from extraordinary item	$0.01	$—	$0.11	$—
Basic and diluted earnings (loss) per share	$(0.19)	$(0.24)	$0.00	$(0.12)

2002
Revenue	$2,558,647	$2,263,937	$2,550,306	$2,719,709
Operating loss	$(651,033)	$(1,213,168)	$(927,573)	$(624,556)
Net loss before extraordinary items	$(777,377)	$(1,117,584)	$(1,090,377)	$(762,936)
Net income (loss)	$(913,377)	$31,651,939	$7,861,052	$(762,936)
Extraordinary items	$(136,000)	$32,769,523	$8,951,429	$—
Basic and diluted earnings (loss) per share before extraordinary items	$(0.45)	$(0.07)	$(0.07)	$(0.05)
Basic and diluted earnings (loss) per share from extraordinary item	$(0.08)	$1.99	$0.54	$—
Basic and diluted earnings (loss) per share	$(0.53)	$1.92	$0.48	$(0.05)

Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with the per share amounts for the year.

NOTE 13—SUBSEQUENT EVENTS

In May 2003, the Company sold two of its retail video stores to Movie Gallery to raise cash in order to satisfy the Company’s immediate need for liquidity. The Company has entered into a non-binding letter of intent to sell 12 of its retail video stores, which constitute all of its remaining stores, except for two stores located in Ventura, California, to Movie Gallery. Such sale would be subject to a number of contingencies including, without limitation, the negotiation and execution of a definitive agreement for such transaction, Movie Gallery’s satisfactory completion of financial and real estate due diligence, successful assignment of store leases to be assumed by Movie Gallery, the approval of the Company’s shareholders, and the Company’s satisfaction of any other approvals and regulatory requirements. There can be no assurances that such a transaction with Movie Gallery will be completed. The Company may also sell the two stores located in Ventura California, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser.

The Company issued the remaining 863,573 shares of common stock issuable under the Plan of reorganization in June 2003.

VIDEO CITY, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED APRIL 30, 2003 AND 2002

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

VIDEO CITY, INC.

CONSOLIDATED BALANCE SHEETS

	April 30, 2003	January 31, 2003
	(Unaudited)	(Audited)
ASSETS
Current assets:
Customer receivables	$70,328	$96,413
Merchandise inventory.	147,521	175,135
Receivable from sale of stores	74,000	74,000
Other	107,563	110,920

Total current assets	399,412	456,468

Rental library, net	961,265	962,632
Property and equipment, net	405,425	494,889
Goodwill	1,008,429	1,008,429
Other assets	273,472	271,905

Total assets	$3,048,003	$3,194,323

See accompanying notes to consolidated financial statements

VIDEO CITY, INC.

CONSOLIDATED BALANCE SHEETS

	April 30, 2003	January 31, 2003
	(Unaudited)	(Audited)
LIABILITIES AND STOCKHOLDERS DEFICIT
Liabilities not subject to compromise:
Current liabilities:
Bank overdraft	$46,382	$82,629
Accounts payable	1,514,904	1,519,521
Accrued Expenses	1,124,838	946,097
Note payable	40,072	44,872
Senior subordinated convertible notes payable, including $234,452 payable to related parties (net of unamortized discount of $151,378)	514,874	300,785
Current portion of tax liability	185,386	170,917
Other liabilities	96,399	56,157

Total current liabilities	3,522,855	3,120,978
Shares issuable under plan of reorganization	215,894	215,894
Deferred tax liability	136,000	136,000
Tax liability less current portion	434,765	400,832

Total liabilities not subject to compromise	4,309,514	3,873,704

Liabilities subject to compromise
Accounts payable	182,907	284,590

Total Liabilities Subject to Compromise	182,907	284,590

Total Liabilities	4,491,611	4,158,294

STOCKHOLDERS’ DEFICIT :
Common stock, $.01 par value per share, 30,000,000 shares authorized; 6,299,798 shares issued and outstanding at April 30, 2003 and 6,299,798 shares issued and outstanding at January 31, 2003	62,998	62,998
Additional paid-in capital	21,770,156	21,739,246
Accumulated deficit	(23,276,762)	(22,766,215)

Total stockholders’ deficit	(1,443,608)	(963,971)

Total liabilities and stockholders’ deficit	$3,048,003	$3,194,323

See accompanying notes to consolidated financial statements

VIDEO CITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	April 30, 2003	April 30, 2002
REVENUES:
Rental revenues and product sales	$1,844,436	$2,238,130

TOTAL REVENUES	1,844,436	2,238,130

OPERATING COSTS AND EXPENSES:
Store operating expenses	1,101,481	1,391,500
Amortization of rental library	394,602	482,273
Cost of product sales	205,407	251,691
Closed store expense	88,882	—
General and administrative expenses	464,058	596,492

TOTAL OPERATING COSTS AND EXPENSES	2,254,430	2,721,956
Loss from operations	(409,994)	(483,826)
Other (Income) expense
Interest expense, net	100,553	11,700

Net loss from continuing operations	$(510,547)	$(496,526)

Discontinued operations:
Loss (Gain) on discontinued operations	—	(88,498)
Net Income (loss)	(510,547)	(407,028)
Loss per common share data:
Basic and diluted loss per common share from continuing operations	$(0.08)	$(0.15)
Basic and diluted gain per common share from discontinued operations	—	$0.03
Basic and diluted loss per common share	(0.08)	$(0.12)
Weighted average number of common shares outstanding
Basic and Diluted	6,299,798	3,311,119

See accompanying notes to consolidated financial statements

VIDEO CITY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	April 30, 2003	April 30, 2002
Increase (Decrease) in cash Cash flows from operating activities:
Net Loss from continuing operations	$(510,547)	$(495,526)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation and amortization	487,174	638,646
Amortization of discount on senior subordinated convertible notes payable	60,000	—
Changes in assets and liabilities, net of effects of acquisitions:
Customer receivables	26,085	28,517
Other receivables	—	(8,725)
Merchandise inventories	27,614	69,103
Other assets	623	38,650
Accounts payable and liabilities subject to compromise	160,275	(74,248)

Cash from discontinued operations	—	192,999
Net cash provided by operating activities	251,224	196,417

Cash flows from investing activities:
Purchases of videocassette rental library,	(393,235)	(549,847)
Purchases of fixed assets	1,942	(12,809)

Net cash (used in) investing activities	(395,177)	(562,656)

Cash flows from financing activities:
Increase in bank overdraft	(36,247)	169,040
Proceeds from repayment of notes payable	(4,800)	2,986
Proceeds from issuance of common stock	—	1,214
Proceeds from senior subordinated convertible notes payable	185,000	—

Net cash provided by (used in) financing activities	143,953	173,240

Net increase (decrease) in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—

See accompanying notes to consolidated financial statements

VIDEO CITY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	April 30, 2003	April 30, 2002
Supplementary disclosures of cash flow information Cash Paid For:
Interest	$7,355	$12,480
Non-cash investing and financing activities:
Value of warrants related to issuance of senior subordinated Convertible notes payable	$30,910	$—
Par Value of common stock issued according to the plan of Reorganization	$—	$49,698
Excess of value of common stock over par value of common stock Issued according to the plan of reorganization	$—	$1,192,745

See accompanying notes to consolidated financial statements.

VIDEO CITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Financial Statement Presentation

The accompanying consolidated financial statements include the accounts of Video City, Inc. (“the Company”) and all of its wholly owned subsidiaries. These subsidiaries include Old Republic Entertainment, Inc., Sulpizio One, Inc., Video Tyme, Inc., Videoland, Inc., and Video Galaxy, Inc. All material intercompany transactions have been eliminated. The financial statements include the operations of companies acquired from the dates of acquisition. The subsidiaries have been inactive since emerging from bankruptcy.

The accompanying interim consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary to present fairly the financial position as of April 30, 2003, the results of operations for the three months ended April 30, 2003 and 2002, and cash flows for the three months ended April 30, 2003 and 2002. All such adjustments are of a normal and recurring nature. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year. It is recommended that these financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2003.

The accompanying consolidated balance sheets as of January 31, 2003 and April 30, 2003 segregates liabilities subject to compromise, which represents claims still in dispute, from liabilities not subject to compromise, such as liabilities arising subsequent to filing bankruptcy.

2. Earnings Per Share

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then share in earnings. 1,813,000 common stock options and warrants were not included in the computations of diluted earnings per share for the three months ended April 30, 2002 because the effect of exercise and/or conversion would have an antidilutive effect on earnings per share. 973,336 common stock options were not included in the computations of diluted earnings per share for the three months ended April 30, 2003 because the effect of exercise and/or conversion would have an antidilutive effect on earnings per share.

3. Accounting for Stock Options

The Company has adopted the intrinsic value method of accounting for employee stock options under the principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and discloses the pro forma effect on net income (loss) and income (loss) per share as if the fair value based method had been applied. For equity instruments, including stock options, issued to non-employees, the fair value of the equity instruments or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.

The following table illustrates the effect on net income (loss) and income (loss) per share as if the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation.

	Three Months Ended April 30, 2003	Three Months Ended April 30, 2002
Net income (loss): as reported	$(510,547)	$(407,028)
Add: total stock based employee compensation expense determined under fair value method for all awards	(8,613)	(21,317)

Pro forma net income (loss)	$(519,160)	$(428,345)

Income (loss) per share—basic and diluted:
As reported	$(0.08)	$(0.12)
Pro forma	$(0.08)	$(0.13)

As required by SFAS 123, the Company provides the following disclosure of estimated values for these awards. The weighted-average grant-date fair value of options granted during, 2003 and 2002 was estimated to be $0.25 and $0.24, respectively.

The fair value of each option grant during the three months ended April 30, 2002 was estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for 2002 risk free interest rates of 4.5%, expected lives of 1 to 5 years; volatility of 50% and no assumed dividends. There were no options granted in the three months ended April 30, 2003.

4. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

5. Litigation

The Company is involved in various legal and administrative proceedings in its normal course of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

6. Senior Subordinated Convertible Notes Payable

The Company issued an additional 18 Series A Units for cash proceeds of $185,000 and issued one year warrants to purchase shares of the Company’s common stock at an exercise price of $0.01 per share during the quarter ended April 30, 2003.

In connection with issuance of the Notes, the Company issued one-year warrants to purchase 370,000 shares of the Company’s common stock at an exercise price of $0.01 per share. The Company recorded the fair value of the warrants issued of $30,910 using the Black-Scholes model, as a note discount, and is being amortized over the life of the notes as interest expense.

7. Discontinued Operations

On October 24, 2002 the Board of Directors approved the disposition of 19 retail video stores (the “19 Stores”) to M.G. Midwest, Inc., a Delaware corporation (“Movie Gallery”). The 19 Stores represented all stores owned by the Company outside of California and includes certain assets and liabilities related to the 19 Stores. The disposition was effected pursuant to an Asset Purchase Agreement between the Company and Movie Gallery, dated October 24, 2002. The 19 Stores represented approximately 38% of the Company’s total assets as of November 2002.

The aggregate cash purchase price for the 19 Stores was $2,080,500, which was determined as a result of arms-length negotiations between the Company and Movie Gallery. Of the $2,080,500 purchase price, Movie Gallery paid the Company $2,030,500 at the closing of the transaction on November 6, 2002 and $40,000 on June 17, 2003. The balance of $10,000 will not be paid based on the uncertainties whether one of the 79 sold stores will achieve certain levels of gross revenue for the six months ending August 31, 2003.

The sale of the stores has been accounted for as “Discontinued Operations” and the assets related to the sale of the stores have been reported as “Assets Held for Sale” at October 31, 2002, in accordance with Statement of Financial Accounting Standards No. 144.

The statements of operations have been restated to show the net effect of the discontinuance of the 19 stores sold.

Three Months Ended April 30,
2002
REVENUES:
Rental revenues and product sales	$1,693,948
TOTAL REVENUES	1,693,948
OPERATING COSTS AND EXPENSES:
Store operating expenses	999,429
Amortization of rental library	453,566
Cost of product sales	152,455
Cost of leased product	—
TOTAL OPERATING COSTS AND EXPENSES	1,605,450

Loss (Gain) on discontinued operations	$(88,498)

No general corporate overhead and interest expense has been allocated to these 19 stores.

8. Subsequent Events

The Company has entered into a definitive agreement to sell 12 of its retail video stores, which constitute all of its remaining stores, except for two stores located in Ventura, California, to Movie Gallery. Such sale would be subject to a number of contingencies including, without limitation, the satisfactory completion of financial and real estate due diligence, successful assignment of store leases to be assumed by Movie Gallery, the approval of the Company’s shareholders, and the Company’s satisfaction of any other approvals and regulatory requirements. There can be no assurances that such a transaction with Movie Gallery will be completed. The Company closed an additional unprofitable store in June 2003. The Company may also sell the two stores located in Ventura California, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser.

The Company is currently exploring all possibilities regarding future plans for its business in the event of the sale of substantially all of its assets. The Company is uncertain whether its business will continue to be in the retail video industry or in any specific industry related to the retail video industry. In any case, the Company plans to reduce its work force and expenses to a minimum level in the event of such sale.

Appendix B

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 20th day of June, 2003, by and between VIDEO CITY, INC., a Delaware corporation d/b/a “Video City,” “Video Land,” “Adventures in Video” and “Video Tyme”, whose address is 4800 Easton Drive, Suite 108, Bakersfield, CA 93309 (“Seller”) and M.G. MIDWEST, INC., a Delaware corporation, whose address is 900 W. Main Street, Dothan, Alabama 36301 (“Purchaser”).

WHEREAS, Seller and Purchaser desire that certain assets of Seller be sold to Purchaser pursuant to this Agreement; and

WHEREAS, Seller and Purchaser desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the sale and certain additional agreements related to the sale;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises, conditions, representation, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1    Purchased Assets.    Subject to and upon the terms and conditions set forth herein, Seller agrees to and will sell, transfer, assign and deliver to Purchaser at Closing (as hereinafter defined), and Purchaser agrees to and will purchase, acquire and take assignment and delivery of, the assets of Seller located at Seller’s leased store spaces listed on Schedule 1.1 (the “Stores”), used in connection with the operation of the Stores, or that otherwise relate primarily to Seller’s business at the Stores, as same shall exist on the Closing Date (as hereinafter defined) (collectively, the “Assets”) including, but not limited to:

1.1.1    (a) All machinery, appliances, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures of Seller located at, or related to, the Stores; (b) except as provided below, real property leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) for the Stores; (c) tangible personal property located at, or related to, the Stores (such as inventories, equipment, supplies and furniture ); (d) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (e) accounts receivable and other receivables at the Stores (such as customer account balances); (f) claims, rent/security deposits, prepayments, and rent credits for the leased premises at the Stores, provided, however, that Purchaser shall reimburse Seller on or before December 31, 2003, up to Twenty Five Thousand and No/100

1

Dollars ($25,000.00) in the event that Seller is unable to recover such claims, rent/security deposits, prepayments, and rent credits for the leased premises at the Stores prior to the December 31, 2003, provided, further, however, that such Twenty Five Thousand and No/100 Dollars ($25,000.00) shall be reduced dollar for dollar for any such claims, rent/security deposits, prepayments, and rent credits for the leased premises at the Stores that Seller is able to recover from any landlord or other holder thereof; (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies related to the Stores; and (h) copies of all books, records, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials for, or with respect to, the Stores.

1.1.2    All inventory and equipment held by Seller for rental or sale, located at the Stores or in the possession of customers, including without limitation, video cassette tapes, digital video discs (“DVDs”), and video games, audio books, laser discs, music CDs and cassettes, books, video hardware and software, video cassette recorders and players, video game players and DVD players held at the Stores for rental and sale; provided that Seller shall deliver to Purchaser at Closing not less than the quantity of pre-recorded video cassette tapes, DVDs, video games, music CDs and cassettes and books at the Stores, which is set forth on Schedule 1.1.2. Schedule 1.1.2 further identifies all orders for new release title (“New Release Title”) and the number of copies of each such title by format purchased (or to be purchased) by Seller for each of the Stores, within the ninety (90) day period prior to the Closing Date. At Closing, Seller and Purchaser shall reinspect the Assets and determine the number of copies of inventory and New Release Title owned by Seller and on hand at each of the Stores on the Closing Date.

1.1.3    Except as provided in Section 1.2.8 below, all of the interest of and the rights and benefits accruing to Seller as lessee under the leases by and between Seller and the landlords for the leased premises specifically listed on Schedule 5.1.3 (the “Assumed Store Leases”) .

1.1.4    Customer lists and related information of the Stores.

1.1.5    All of Seller’s right, title and interest in and to any and all other tangible or intangible assets located at the Stores, including goodwill, used in connection with the operation of the Stores, or that otherwise relate primarily to the Stores and the business conducted thereat.

1.1.6    All of Seller’s right, title, and interest in and to the intellectual property further described, but not limited to, the assets listed on Schedule 1.1.6.

1.2    Excluded Assets.    Anything to the contrary in Section 1.1 notwithstanding, the Assets shall exclude all of the assets and property of Seller which are not specifically listed in Section 1.1, including, but not limited to the following:

1.2.1    Any real property owned by Seller in fee simple.

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1.2.2    All cash, bank deposits and/or cash equivalents; provided, however, Seller shall leave cash in the Stores in an amount not less than the amounts indicated on the attached Schedule 1.2.2 (the “Change Funds”), and Purchaser shall separately reimburse Seller for the actual amount of the Change Funds at Closing.

1.2.3    All vehicles owned or leased by Seller.

1.2.4    All books, ledgers, files, documents, correspondence, customer lists, creative materials, advertising and promotional materials that do not relate to the Stores.

1.2.5    All video cassette tape, DVD, and video game inventory located at the Stores which is leased by Seller from any distributor or movie studio or subject to any contractual restrictions on the sale or transfer thereof, all of which shall be identified by Seller on Schedule 1.2.5, and removed from the Stores by Seller prior to the Closing Date.

1.2.6    Any other tangible or intangible assets owned by Seller which are not used directly in connection with the operation of the Stores, or which otherwise do not relate directly to the Stores or the business conducted thereat, including, but not limited to, all tangible and intangible assets located at Seller’s support center (“Seller’s Support Center”).

1.2.7    Any tangible personal property or intellectual property, which is leased by Seller from any third party.

1.2.8    The real property leases for the stores located at: 2723 E. Main Street, Ventura, California 93003; and 5944 Telegraph Road, Ventura, California 93003 (individually, an “Excluded Lease,” and collectively, the “Excluded Leases”).

1.2.9    Any assets or property of Seller not specifically identified as an Asset in Section 1.1 above.

1.2.10    Any assets or property of Seller not specifically identified as an Asset in Section 1.1 above

ARTICLE II

PURCHASE PRICE; ASSUMPTION OF LIABILITIES

2.1    Purchase Price.    The purchase price due from Purchaser to Seller for the Assets and the Covenants Not To Compete shall be Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00) (the “Purchase Price”).

2.2    Payment.    The Purchase Price shall be paid to Seller by Purchaser by wire transfer at Closing to the bank account(s) designated by Seller.

2.3    Hold Back.    Fifty Thousand and No/100 Dollars ($50,000.00) of the Purchase Price shall be held back by the Purchaser (the “Hold Back Amount”) pending the determination by the

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Purchaser, on or before December 31, 2003, that there are no outstanding claims, damages, losses or liabilities related to the Assets.

2.4    No Shop.    Seller agrees that during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement, Seller will not, directly or indirectly (a) encourage, solicit or initiate discussions or negotiations with any corporation, partnership, person, entity or group, other than Purchaser, concerning any merger, consolidation, sale of assets, sale of securities or acquisition of beneficial ownership with respect to the Assets or the Stores, or (b) otherwise initiate any action (unless in response to an unsolicited offer) which would prejudice the ability of Purchaser to close under this Agreement.

2.5    Assumed Liabilities.    The Purchaser agrees to and will at Closing assume and agree to pay, discharge and perform when lawfully due (i) all obligations and liabilities of Seller under the Assumed Store Leases accruing and/or arising on or after the Closing Date; and (ii) all obligations and liabilities of the Seller with respect to all rental inventory (including video cassette tapes, DVDs and video games) purchased or ordered by Seller in the ordinary and normal course of business, which has a “street date” (as such term is normally used and understood in the video business) during the two weeks prior to the Closing Date, during the calendar week of Closing, or after the Closing Date; and otherwise, Purchaser assumes no liabilities of Seller of any nature. The Purchaser does not assume any obligations of Seller with respect to any gift certificates issued by Seller prior to the Closing Date that are charged to the account of Seller when tendered as payment by the holder thereof at any of the Stores.

2.6    Allocation of the Purchase Price Among the Purchased Assets.    The Purchase Price shall be allocated, for tax purposes, among each item or class of the Assets pursuant to Schedule 2.6 hereof. The Seller and the Purchaser agree that they will prepare and file any notice or other filings required pursuant to section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and that any such notices or filings will be prepared based on such tax allocation of the Purchase Price. At Closing, Seller and Purchaser shall agree to the terms of and complete an IRS Form 8594 (“Asset Acquisition Statement” under Section 1060 of the Code) with respect to this transaction.

2.7    Employment of Seller’s Personnel.    The Seller will use its reasonable best efforts to persuade its employees at the Stores to make themselves available for employment by the Purchaser. Purchaser shall use its reasonable best efforts to interview and review said current employees of Seller prior to the Closing Date. Purchaser will only be able to offer employment to those of Seller’s employees who meet Purchaser’s normal employment criteria and to the extent job openings then exist. To the extent job openings are not available, Purchaser intends to retain in its files the personnel information about Seller’s employees who meet Purchaser’s criteria and to consider the same for other suitable job openings as they may become available. It is not the intent of this Section 2.7 to make Seller’s employees third party beneficiaries to this Agreement. Employment of Seller’s personnel by Purchaser shall be solely at Purchaser’s option in the exercise of its business judgment. Purchaser is not assuming any of Seller’s employment liabilities that have accrued, including but not limited to, unpaid FICA, FUTA, unemployment tax, pension or profit-sharing plan contributions, employee fringe benefits, bonuses or incentive programs of any type, obligations under COBRA or any other federal, state or local law, statute or regulation, or accrued and/or unpaid vacation time or allowances, nor is Purchaser acquiring or assuming any interest or

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obligation under any employee benefit plans of Seller.

2.8    Taxes and Prorations.    Seller shall be responsible for all bulk sales taxes, ad valorem taxes or assessments relating to the Assets for taxable periods up to the Closing Date, regardless of when the same shall become due and payable, and such taxes shall be pro-rated between Seller and Purchaser as of the Closing Date. Back taxes and assessments for back taxes, if any, shall be paid by Seller. If, at the time of Closing, the Assets shall be subject to or affected by any assessment payable in installments of which the first installment shall be a charge or lien or shall have been paid, all the remaining installments shall be deemed due and payable for the purposes of this Agreement and shall be paid by Seller at the time of Closing. If the parties are unable to determine the exact amount of taxes for proration at Closing, or if the taxes or assessments are reassessed subsequent to Closing, it is agreed that the parties will make the necessary financial adjustments at the time the assessment is determined. Seller shall be responsible for any gift certificates issued by Seller prior to the Closing Date and all rent and other payments due under the Assumed Store Leases prior to the Closing Date, or otherwise attributable to the period prior to Closing (including all CAM, tax and insurance charges and other amounts due and payable under the Assumed Store Leases); provided, however, the rent and other lease charges paid by Seller for the month in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, and upon proof of payment, Purchaser shall reimburse Seller at Closing for Purchaser’s pro-rated share thereof. The parties shall reimburse one another for any expense paid by one party that the other party has agreed to pay or share pursuant to this Agreement. If Seller and Purchaser are unable to determine the exact amount of any expenses for proration at Closing, or if it is determined subsequent to the Closing that any proration was not correct, it is agreed that Seller and Purchaser shall make any necessary financial readjustments at the time such incorrect proration is determined. The obligations of the parties under this Section 2.8 shall survive the Closing.

2.9    Contracts and Agreements.    Except for the Assumed Store Leases or as otherwise specifically provided herein, Purchaser is not assuming any of Seller’s contracts or agreements, or any of Seller’s obligations or liabilities thereunder.

2.10    Liens.    The Assets shall be transferred by Seller to Purchaser free and clear of any and all liens, claims, encumbrances, security interests, pledges and charges (collectively, “Security Interests”), other than liens for taxes and assessments for the current year and taxes and assessments, which are not yet due and payable. Purchaser does not assume, and shall not be liable for, any obligations or liabilities whatsoever of Seller relating to the Assets, or the ownership or operation of the Assets or the Stores, accruing, arising, or otherwise attributable to the period prior to the Closing Date, unless specifically provided for elsewhere in this Agreement.

2.11    Other Closing Costs.    Seller and Purchaser shall each remain liable for their own closing expenses including attorney’s fees. Seller shall remain liable for any closing expenses incurred by Seller and/or Seller’s agents or employees and shall indemnify Purchaser against any actions brought against Purchaser or the Assets resulting from Seller’s failure to pay any such closing expenses. Purchaser shall remain liable for any closing expenses incurred by Purchaser and/or Purchaser’s agents or employees and shall indemnify Seller against any actions brought against Seller resulting from Purchaser’s failure to pay any such closing expenses.

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2.12    Bulk Sales.    Seller and Purchaser do not believe that this transfer is subject to any “Bulk Sales Act” provisions or other similar legal requirements. Notwithstanding the accuracy of this belief, it will not be practicable to comply or to attempt to comply with the procedures of the “Bulk Sales Act” or any similar law of the State of California, or of any other state which may be asserted to be applicable to the transactions anticipated in this Agreement. Accordingly, to induce Purchaser to waive any requirement for compliance with the procedures of any Bulk Sale law, Seller agrees that the indemnity provisions of this Agreement shall apply to any claim asserted against Purchaser arising out of, or resulting from the failure of Purchaser or Seller to comply with or perform, any actions in connection with, in preparation for, or incident to, the transactions anticipated in this Agreement which might be required under the terms and provisions of any “Bulk Sales Act” or similar law, or which may be asserted to be applicable.

ARTICLE III

CLOSING

3.1    Closing.    The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of the Purchaser, 900 West Main Street, Dothan, Alabama 36301, or by facsimile and overnight mail for the convenience of the parties, on August 1, 2003 (the “Closing Date”). All computations, adjustments, and transfers for the purposes herein shall be effective as of the opening of business on the Closing Date. Time is of the essence of this Agreement.

3.2    Closing Documents.    At closing and thereafter if requested by Purchaser, the Seller shall tender to Purchaser fully executed affidavits, assignments, bills of sale and other documentation as Purchaser may require for all Assets, including but not limited to the following items:

3.2.1    Bill of Sale covering the Assets being conveyed.

3.2.2    Assignment and Amendment of Lease executed by Seller and Seller’s landlord for each of the Assumed Store Leases.

3.2.3    Possession of the Assets.

3.2.4    All records and the executed originals of all lease agreements, service contracts, warranties, maintenance agreements that may be in effect and other documents affecting the Assets.

3.2.5    Such other documents as may be reasonably requested by Purchaser in connection with the conveyance of the Assets and the continued effective operation thereof.

3.2.6    A statement that there is no accrued vacation pay or other benefits which are due and payable to the current employees of Seller. If any are due and payable, Seller shall be responsible for the payment thereof at or prior to Closing.

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3.2.7    Opinion of Seller’s counsel as to the matters set forth on the attached Exhibit 3.2.7 and in a form reasonably satisfactory to Purchaser.

3.2.8    Assignments for all warranties and other documents related to the Assets.

ARTICLE IV

INDEMNIFICATION

4.1    Each party shall indemnify and hold harmless the other against and in respect of any and all losses, damages, costs, expenses or deficiencies (including reasonable attorney’s fees and costs) resulting from, arising out of, or relating to, any misrepresentation, breach of warranty, or non-fulfillment of any agreement on the part of the breaching party under this Agreement or from any misrepresentation in or omission from any exhibit, transfer document, certificate or other instrument furnished or to be furnished to the non-breaching party under this Agreement.

4.2    Seller shall indemnify and hold harmless Purchaser against and in respect of all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) incident to any of the foregoing, including claims of third parties against Purchaser, for debts, services, contracts, liabilities, obligations or actions by Seller prior to the Closing Date and not specifically assumed by Purchaser under the terms of this Agreement.

4.3    Seller agrees to indemnify and hold harmless Purchaser from and against all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) resulting from, arising out of, relating to, or caused by, the breach of any of Seller’s representations, warranties or covenants contained in this Agreement, any liability or obligation of Seller which is not expressly assumed by Purchaser under this Agreement, or any liability of Purchaser arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not expressly assumed by Purchaser under this Agreement.

4.4    Seller agrees to indemnify and hold harmless Purchaser against and in respect of all income, gross receipts, value added, service, sales, bulk sales, use, rental, excise, ad valorem and property taxes or other federal, state or local taxes or assessments levied upon or relating to the Assets or Seller for taxable periods up to the Closing Date, regardless of when the same shall become due and payable, unless otherwise specifically agreed to herein.

4.5    Purchaser shall indemnify and hold harmless Seller against and in respect of all losses, damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) incident to any of the foregoing, including claims of third parties against Seller, for debts, services, contracts, obligations, liabilities or actions by Purchaser, attributable to the period of operations of the Stores on or after the Closing Date, or otherwise assumed by Purchaser.

4.6    Purchaser agrees to indemnify and hold harmless Seller from and against all losses,

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damages, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees and costs) resulting from, arising out of, relating to, or caused by, the breach of any of Purchaser’s representations, warranties or covenants contained in this Agreement, or Purchaser’s failure to pay or perform any liability or obligation expressly assumed by Purchaser under this Agreement.

4.7    The Indemnified Party shall promptly notify the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligation would apply, and shall give the Indemnifying Party a reasonable opportunity to defend the same at Indemnifying Party’s own expense, and with counsel of Indemnifying Party’s own selection reasonably satisfactory to Indemnified Party. Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnifying Party within reasonable time after that notice, but no later than fifteen (15) days, fails to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of Seller.    In addition to any warranties and representations otherwise contained herein, Seller also represents and warrants to Purchaser as of the date hereof and on the Closing Date as follows (all representations and warranties shall survive the Closing):

5.1.1    Title.    Seller owns licenses or leases the Assets and any other tangible assets necessary for the conduct of its business at the Stores, as is now being conducted and as presently proposed to be conducted. The Assets and any other tangible assets necessary for the conduct of its business at the Stores are free from defects (patent and latent), have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear and breakage). Seller leases no such assets except for ones specifically identified as leased on Schedule 5.1.1. Seller has good and marketable title to the Assets to be transferred pursuant to this Agreement, subject to no Security Interest, except for:

5.1.1.1    Liens reflected, which shall be fully satisfied at or before the Closing, on Schedule 5.1.1.1 as securing specified liabilities with respect to which no default exists.

5.1.1.2    Liens for current taxes and assessments not yet due and payable.

5.1.2    Intellectual Property.

5.1.2.1    Seller has title to or has the right to use pursuant to license, sublicense, agreement or permission all intellectual property necessary for the

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operation of the business of the Seller as presently conducted and as presently proposed to be conducted. Each item of intellectual property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

5.1.2.2    Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and none of the employees with responsibility for intellectual property matters of Seller has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation. To the knowledge of the Seller and its employees with responsibility for intellectual property matters of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller.

5.1.2.3    Schedule 1.1.6 identifies each registration which has been issued to Seller with respect to any of its intellectual property, identifies each pending application for registration which Seller has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its intellectual property (together with any exceptions). Seller has delivered to the Purchaser correct and complete copies of all such registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

5.1.2.4    Schedule 1.1.6 also identifies each item of intellectual property that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission. Seller has supplied the Purchaser with correct and complete copies of all such licenses, sublicense, agreements and permissions (as amended to date).

5.1.3    Assumed Store Leases.    Seller has delivered to the Purchaser a correct and complete copy of each of the Assumed Store Leases (as amended to date), which leases are listed and more particularly described in Schedule 5.1.3, and Excluded Leases (as amended to date). With respect to each of the Assumed Store Leases and Excluded Leases and subject to each landlord’s consent to and approval of the assignment and transfer of the Assumed Store Leases to Purchaser as provided herein, Seller warrants that:

5.1.3.1    The lease or sublease is legal, valid, binding, enforceable and in full force and effect;

5.1.3.2    The Assumed Store Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing and the Excluded Leases will continue to be legal, valid, binding, enforceable and full force and effect on identical terms up to the Closing;

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5.1.3.3    No party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

5.1.3.4    No party to the lease or sublease has repudiated any provision thereof;

5.1.3.5    There are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

5.1.3.6    Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold; and

5.1.3.7    All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

5.1.3.8    Seller shall, prior to Closing, cure any breach or default in any of the Assumed Store Leases or Excluded Leases and shall cooperate with the Purchaser to ensure that Purchaser and Seller’s landlords for each Store subject to an Excluded Lease, enter into a new lease for such store as of the Closing Date.

5.1.4    Violations, Suits, Etc.    To the best of Seller’s knowledge, in all respects material to the Stores and Assets, Seller is not in default under any law or regulation, or under any order of any court of federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located. To the best of Seller’s knowledge and except to the extent set forth on the Schedule 5.1.4, there are (1) no claims, actions, suits or proceedings instituted or filed and, (2) there are no claims, actions, suits or proceedings threatened presently, or which in the future may be threatened against or affecting Seller, the Stores, or the Assets at law or in equity, by any person or entity before or by any federal, state, municipal or other governmental department, commission, board, court, bureau, agency or instrumentality wherever located. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to hereinabove), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement (including the assignments

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and assumptions referred to hereinabove).

5.1.5    Tax Returns.    Seller has filed or will file all requisite federal, state and other tax returns due for all fiscal periods ended within 120 days of the Closing Date relevant to the Assets. All such taxes due and owing shall be or have been paid by Seller.

5.1.6    Financial Statements.    Attached hereto as Schedule 5.1.6 are the following financial statements for the Seller (collectively the “Financial Statements”): (i) balance sheet and profit and loss statements as of and for the fiscal year ended January 31, 2003 (the “Most Recent Fiscal Year End”) and (ii) fixed asset listing and profit and loss statements (the “Most Recent Financial Statements”) as of and for the four (4) months ended May 31, 2003 (the “Most Recent Fiscal Month End”). The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby, are materially correct and complete, and accurately reflect Seller’s assets and liabilities, revenues and expenses, and the operations of the business, at the Stores.

5.1.7    Events Subsequent to Most Recent Fiscal Year End.    Since the Most Recent Fiscal Month End, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, and results of operations or future prospects of the Seller or the Stores.

5.1.8    Present Status.    With respect to the Stores and the Assets, since the Most Recent Fiscal Month End, the Seller has not: incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise, except current liabilities in the ordinary course of business; discharged or satisfied any lien or encumbrances, or paid any obligations or liabilities, except current liabilities and current liabilities incurred since the Most Recent Fiscal Month End, in each case, in the ordinary course of business; mortgaged, pledged or subjected to lien, encumbrance, or charge any of its assets; canceled any debt or claim; sold or transferred any assets, except sales from inventory in the ordinary course of business; suffered any damage, destruction, or loss (whether or not covered by insurance) materially affecting its properties, business or prospects; waived any rights of substantial value; nor entered into any transaction other than in the ordinary course of business.

5.1.9    Undisclosed Liabilities.    With respect to the Stores and the Assets, Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability), except for (i) liabilities set forth on the face of the Most Recent Financial Statements (other than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand).

5.1.10    Operations Until Closing.    Between the date of this Agreement and the Closing Date, the Seller shall:

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5.1.10.1    Carry on its business and operate the Stores in the ordinary and normal course of business and maintain normal levels of rental and sell-through inventory and equipment; and specifically, Seller shall continue to purchase “new release” video cassette tape, DVD, and video game inventory, music CDs and cassettes and books consistent with its present and prior operation of the Stores. On the Closing Date, Seller shall transfer to Purchaser a full complement of rental and sell-through video cassette tapes, DVDs, video games, music CDs and cassettes and books, as is customary with Seller’s operations at Stores prior to the date hereof, but in no event less than the quantity of video cassette tapes, DVDs, video games, music CDs and cassettes and books at the Stores which is set forth in Schedule 1.1.2.

5.1.10.2    Maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted.

5.1.10.3    Perform all material obligations under agreements relating to or affecting its Assets, properties and rights.

5.1.10.4    Keep in full force and effect until Closing present insurance policies or other comparable insurance coverage.

5.1.10.5    Not, without Purchaser’s consent, enter into any contracts or obligations, other than those normal consumer contracts in the ordinary course of business, which by their terms would either necessitate or, require as a practical business matter, assumption of or action by Purchaser after the Closing Date.

5.1.10.6    Not sell, assign, lease or otherwise transfer or dispose of the Assets except in the ordinary course of business. Sales of used/previously viewed video cassette tapes, DVDs and video games shall be consistent with Seller’s prior operations.

5.1.10.7    Not enter into any employment contracts which are not terminable at will.

5.1.11    Operations after Closing.

5.1.11.1    Seller represents and warrants that it shall cease operations at the Stores as of the Closing Date.

5.1.12    Organizational Representations and Warranties of Seller.    Seller represents and warrants as follows:

5.1.12.1    Seller is a corporation duly organized, validly existing and as of the Closing Date in good standing under the laws of the State of Delaware.

5.1.12.2    The execution and delivery of this Agreement by Seller has been duly authorized, and on the Closing Date, Seller will have all necessary power and

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authority to consummate the transactions provided herein, subject to any stockholder approval required under applicable law.

5.1.12.3    The officers whose signatures are affixed hereto have all power and authority to bind Seller.

5.1.13    Title to Assets.    In the event that any Agreements, contracts, warranties, maintenance agreements and other documents related to the Assets are titled in any person or entity other than the Seller and are required to be assigned or transferred to Purchaser hereunder, the Seller shall cause such person or entity to assign or transfer its interest in such agreements to the Purchaser.

5.1.14    Access to Records.    The Seller will afford the Purchaser access, during normal business hours, to all its business operations, properties, books, files, and records at or directly related to the Stores, and will cooperate in the Purchaser’s examination thereof. No such examination, however, shall constitute a waiver or relinquishment by the Purchaser of its right to rely upon the Seller’s covenants, representations, and warranties as made herein or pursuant hereto. Until the Closing, the Purchaser will hold in confidence all information so obtained, except as hereinafter provided, and any document or instrument heretofore or hereafter obtained by the Purchaser in connection herewith shall be held on an express trust for and on behalf of the Seller, except as hereinafter provided.

5.1.15    Compliance.    Through the Closing Date, the Seller will use its reasonable best efforts to cause its employees to comply with all applicable provisions of this Agreement.

5.1.16    Financial Reports.    The Seller’s revenue and expense data provided to Purchaser and the Seller’s Sales Tax Returns for 2001 and 2002 to date, copies of which are hereby furnished to Purchaser by Seller upon execution of this Agreement, are true, accurate and complete as of their dates, and as of the date hereof.

5.1.17    Environment, Health and Safety.    With respect to the Stores and the Assets:

5.1.17.1    Seller has complied with all laws (including rules and regulations thereunder) of federal, state and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation.

5.1.17.2    Seller has no liability (and there is no basis related to the past or present operations, properties or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean

13

Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-To-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

5.1.17.3    Seller has no liability (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to any statute) against Seller giving rise to any Liability) for damage to any site, location or body of water (surface or subsurface) or for illness or personal injury.

5.1.17.4    Seller has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state or local government (or agency thereof) concerning employee health and safety.

5.1.17.5    Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all federal, state and local laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

5.1.17.6    Lawful Operations Without Hazardous Wastes.    In the operation of Seller’s business at the Stores, Seller has complied with all applicable laws and regulations, including permits, during its possession, and during its possession, there has been no on site disposal at the leased spaces of hazardous or toxic waste as defined by federal or state laws and there has been no storage of hazardous or toxic waste at the leased spaces, nor off site disposal of hazardous or toxic waste generated from any operation at the leased spaces.

Further, Seller agrees to provide Purchaser with any hazardous or toxic waste evaluations that have been prepared by a private engineer, business, or a

14

governmental entity. Seller also agrees to allow Purchaser, at Purchaser’s option and expense, to have facilities and premises at the leased spaces evaluated and inspected for hazardous or toxic waste. If any of these evaluations demonstrate the presence of hazardous or toxic waste or the likelihood thereof, the Purchaser, at Purchaser’s option, may terminate this Agreement entirely at any time prior to Closing Date. After Closing, Purchaser relinquishes such right to terminate this Agreement, but nothing shall be construed to terminate Purchaser’s rights under this Agreement.

5.1.17.7    Construction Assurances.    The construction of the facilities and premises at the leased spaces is according to plans and specifications of any applicable county, state or federal standards. Seller agrees to furnish Purchaser with a set of plans and specifications for the facilities and premises at the leased spaces, where available.

5.1.18    Brokers’ Fees.    Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

5.2    Representations and Warranties of Purchaser.

5.2.1    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2.2    The execution and delivery of this Agreement by Purchaser has been duly authorized by proper Corporate action, and on the Closing Date, Purchaser will have all necessary power and authority to consummate the transactions provided herein.

5.2.3    Brokers’ Fees.    Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

6.1    Conditions to Obligation to Close.

6.1.1    Conditions to Obligation of the Purchaser.    The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

6.1.1.1    The representations and warranties of Seller set forth hereinabove shall be true and correct in all material respects at and as of the Closing Date.

6.1.1.2    Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

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6.1.1.3    Seller and Purchaser shall have procured all of the third party consents specified hereinabove, including, but not limited to, the written consent of Seller’s landlords to the assignment of the Assumed Store Leases by Seller to Purchaser.

6.1.1.4    Seller and Purchaser shall have re-inspected the Assets, and based upon such re-inspection, Purchaser shall be satisfied that the purchase and sale of inventory by Seller has been substantially consistent with Seller’s prior operations.

6.1.1.5    Seller shall deliver to Purchaser executed covenants not to compete from Seller in the form attached hereto as Exhibit 6.1.1.5 (the “Covenant Not To Compete”).

6.1.1.6    Purchaser and Seller shall have resolved any of the matters related to the Assumed Lease set forth on Schedule 6.1.1.6 to the reasonable satisfaction of Purchaser.

6.1.2    Conditions to Obligation of the Seller.    The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

6.1.2.1    The representations and warranties of Purchaser set forth hereinabove shall be true and correct in all material respects at and as of the Closing Date.

6.1.2.2    The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

6.1.2.3    Seller shall have obtained the approval of its stockholders required under applicable law. Seller shall use its best efforts to obtain such approval of its stockholders.

ARTICLE VII

ADDITIONAL PROVISIONS

7.1    Default.

7.1.1    In the event that Seller fails for any reason to close the transaction contemplated by this Agreement, or in the event that Purchaser, based upon a material failure by Seller for any reason to operate the Stores in the normal course of business, determines not to close the transaction contemplated by this Agreement, or in the event that Seller does not receive approval of its stockholders to consummate the transaction contemplated by this Agreement, then Seller shall pay, or cause to be paid, to Purchaser a break-up fee in the amount of Sixty Thousand and No/100 Dollars ($60,000.00) (the “Break-up Fee”) for the time and resources invested and the costs and expenses incurred by

16

Purchaser in connection with its evaluation, due diligence examination of Seller and the negotiation and execution of this Agreement. Any occurrence, act or omission (“Triggering Event”) that would constitute a cause for the payment of the Break-up Fee to Purchaser under this Agreement shall require payment to Purchaser For the purposes of this Section 7.1.1, the term “material failure” shall mean a failure that is reasonably likely to have a material adverse effect on the Assets or business of Seller at the Stores.

7.1.2    In the event all conditions and contingencies contained herein shall be met and Purchaser shall fail to purchase the Assets as provided herein, Purchaser shall reimburse Seller for the cost of all fees, costs and expenses it may have incurred or thereafter incur, including, but not limited to, reasonable attorney’s fees.

7.2    Continued Inspection.    With reasonable advance notice given to Seller, the Purchaser has the right to examine the Assets after acceptance of this Agreement by Seller. This right to examine the Assets shall continue until Closing Date. Purchaser’s right to examine shall be during normal business hours, or as otherwise arranged and shall not unreasonably interfere with the operation of Seller’s business at the Stores. Upon the request of Purchaser, Seller shall provide for Purchaser’s review copies of all leases, agreements or other documents relating to Seller’s business at the Stores.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1    Audit Requirements.    Seller hereby agrees that at any time prior to Closing and for a period of three (3) years after Closing, and upon reasonable notice to Seller, the Purchaser, its parent corporation, Movie Gallery, Inc., and their respective officers, employees, agents, independent auditors and financial consultants, shall have full access to all financial records of Seller for the current fiscal year and for the prior three complete fiscal years of Seller, for the purpose of conducting and completing an unqualified audit of Seller’s financial statements and business operation utilizing GAAP. Seller agrees to cooperate fully with Purchaser in this effort and to maintain and provide Purchaser with the financial records necessary to conduct and complete such audit. Purchaser shall reimburse Seller for any expenses incurred by Seller in connection with any such post-closing audit. Seller agrees that Purchaser’s parent corporation, Movie Gallery, Inc., shall have the right to include the audited financial statements of Seller in any of its public filings with the Securities and Exchange Commission, as may be required by law or by the terms of any listing agreement with a securities exchange, and to present such financial statements to any interested parties, including but not limited to potential underwriters and potential investors in a private or public offering of the Purchaser’s capital stock, debentures, or other securities of Purchaser or its parent corporation, Movie Gallery, Inc.

8.2    Risk of Loss.    The risk of loss prior to the Closing Date shall be with Seller. In the event the Assets or the operations at the Stores shall have been damaged adversely or affected in any material way as a result of any strike, accident or other casualty or act of God or the public enemy, or any judicial, administrative or governmental proceeding at such time as Seller proposed to close, then Purchaser shall have the options of either (i) prorating the Purchase Price to adjust for

17

the loss; or (ii) proceeding to close with an assignment of any insurance proceeds which may be paid to reflect such loss or damage, or (iii) terminating this Agreement and the transaction contemplated therein.

8.3    Severability and Operations of Law.    If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision is ineffective to the extent of such prohibition and/or is modified to conform with such laws, without invalidating the remaining provisions hereto; and any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

8.4    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama applicable to contracts executed and to be performed in such state. The parties to this Agreement hereby submit to the exclusive jurisdiction of the federal and state courts sitting in Dothan, Alabama, and agree that any action hereunder or in any way related to this Agreement shall be brought in such courts.

8.5    Modification.    This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the undersigned Purchaser and Seller.

8.6    Continuation and Survival.    The representations and warranties of the respective parties and all of the other terms, covenants and conditions contained herein shall be deemed material and shall survive the Closing for three (3) years after the Closing Date, except in the case of Sections 5.1.1, 5.1.5 and 5.1.17, which shall be governed by statutory time limits.

8.7    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8    Confidentiality; Publicity.    Except as may be required by law or as otherwise permitted herein, no party hereto or their respective affiliates, employees, agents and representatives shall disclose to any third party the subject matter or terms of this Agreement without the prior consent of the other parties; provided, however, that any party hereto may discuss the terms of this Agreement and the transactions contemplated herein with its counsel, financial advisors, lenders and equity investors and their respective counsel. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such party will consult with the other parties prior to making such disclosure). Notwithstanding anything above to the contrary, Seller and Purchaser shall issue a joint press release upon the execution of this Agreement. The content of such press release shall be agreed upon by both Seller and Purchaser. No press release shall be issued by either Seller or Purchaser unless the content thereof is agreed upon. Disclosure of any financial data provided either party by the other is strictly prohibited without the other party’s prior written consent. Notwithstanding anything herein to the contrary, the parties acknowledge that Purchaser may pursue a private or public sale of the assets, capital stock or securities of the Purchaser in the future. The Seller agrees that Purchaser is hereby permitted to reveal any information provided by Seller

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as is reasonably required by Purchaser, in order to facilitate the closing of any such sale or offer to sell, or required by law.

8.9    Assignment; Successors and Assigns.    Neither party to this Agreement may assign any of its rights or delegate any of its responsibilities under this Agreement, except that Purchaser may assign this Agreement to any subsidiary of Purchaser or its parent corporation, or to any person that succeeds to all or substantially all of the business of Purchaser through a purchase of assets, merger or otherwise. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and personal representatives.

8.10    Notices.    All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by overnight courier (i.e. Federal Express), or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	With a copy to:

Video City, Inc. 4800 Easton Drive Suite 108 Bakersfield, CA 93309 Attention: CEO

If to Purchaser:

M.G. Midwest, Inc. 900 West Main Street Dothan, Alabama 36301 Attention: General Counsel

8.11    Enforcement.    In the event either party hereto fails to perform any of its obligations under this Agreement (including any breach or misrepresentation by either party), or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting or breaching party, or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees.

8.12    Entire Agreement; Merger of Prior Agreements.    This Agreement and the other agreements required to be executed and delivered by the parties in connection herewith contain the entire agreement of the parties relating to the subject matter hereof. There are no other agreements or understandings, written or oral concerning the same and this Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:

ATTEST:	M.G. Midwest, Inc.

By: /S/ Rebecca Brown	By: /S/ Jeff Gordon
Its: Assistant Secretary	Its: Senior Vice President—Legal

SELLER:

ATTEST:	Video City, Inc.

By: /S/ Rudy Patino	By: /S/ Tim Ford
Its: Chief Financial Officer	Its: Chief Executive Officer

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EXHIBIT 6.1.1.5

COVENANT NOT TO COMPETE

THIS AGREEMENT (“Agreement”) is made and entered this 1st day of August, 2003, by and between Video City, Inc. (“Covenantor”), whose address is 4800 Easton Drive, Bakersfield, California 93309 and M.G. Midwest, Inc. (“M.G.M.”), whose address is 900 West Main Street, Dothan, Alabama 36301.

WITNESSETH:

M.G.M. and its affiliates are in the business of renting and retail sales of pre-recorded video cassettes, digital video disks (“DVDs”), and video games, video related equipment and other related merchandise, and services, including tanning, to the general public (hereinafter referred to as the “Business”) within the continental United States of America. In consideration of M.G.M. paying to Covenantor the sum which is included in the Purchase Price set out in the Asset Purchase Agreement between Covenantor and M.G.M., dated June 20, 2003 (the “Asset Purchase Agreement”) it is agreed that Covenantor will execute this Covenant Not to Compete.

NOW, THEREFORE, the parties hereto mutually covenant and agree as follows:

That for a period of five (5) years from the date hereof, and within 10 miles from the Stores (as defined in the Asset Purchase Agreement) (the “Business Area”), Covenantor will not:

(A)    compete with M.G.M. in the Business, or engage in or carry on the Business directly or indirectly, through any person or entity, or in any capacity, including, without limitation, agent, lender, trustee, consultant, shareholder, director, officer, employee, or partner;

(B)    be employed by, or perform any services as employee, consultant, or otherwise, for, any person, firm, partnership, joint venture, corporation or other entity that competes with M.G.M. in the Business or that is engaged in the Business within the Business Area.

(C)    employ, solicit for employment, or advise or recommend to any other person that such person employ, or solicit for employment, any employee of M.G.M. or any corporation owned directly or indirectly by M.G.M. engaged in the Business;

(D)    deal with, invest in, lend money to, guarantee loans of, make gifts to, advise, or by any other means assist any other person or entity that competes with M.G.M. or any corporation owned directly or indirectly by M.G.M. in the Business or that is engaged in the Business within the Business Area.

(E)    disclose to anyone other than key officers of M.G.M. any trade secrets or information about the Business or affairs of M.G.M. or any corporation owned directly or

21

indirectly by M.G.M. not generally available to the public, including, without limitation, information relating to the actual and potential customers of the Business and their needs and requirements for products or services supplied by the Business.

M.G.M. and Covenantor agree that the period of time and the Business Area applicable to the covenants herein are reasonable, in view of the receipt of the payments made to Covenantor, directly or indirectly, as described above, the geographic scope and nature of the Business in which M.G.A is and will be engaged and Covenantor’s knowledge of the Business. If for any reason any Court of competent jurisdiction shall find the provisions of this Agreement unreasonable in duration or in geographic scope, the prohibitions herein shall be restricted to such time and geographic areas as such court determines to be reasonable.

Covenantor recognizes that any breach of this Agreement by any of them is likely to result in irreparable injury to M.G.M. and agree that M.G.M. shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement by Covenantor or to enjoin Covenantor from activities in violation of this Agreement. The rights and remedies provided in this section in favor of M.G.M. shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights and remedies available to M.G.M. under this Agreement, the instruments and agreements delivered pursuant to this Agreement, any statute, or at law or in equity.

Notwithstanding the foregoing, nothing in this Agreement shall prevent any person from owning shares of a corporation having a class of stock which is (i) traded on a stock exchange registered with the Securities and Exchange Commission, or (ii) traded on the over-the-counter market and quoted in the automated quotation system of the NASD, so long as such ownership is less than five percent (5%) of the outstanding stock of any such competing corporation.

Neither this Covenant nor any term or condition hereof may be waived or modified in whole or in part as against Covenantor except by written instrument executed by or on behalf of the party other than the party seeking such waiver or modification, expressly stating that it is intended to operate as a waiver or modification of this Covenant or the applicable term or condition hereof.

If any provision of this Covenant shall be held or deemed to be invalid, inoperative or unenforceable in any jurisdiction or jurisdictions, because of conflicts with any constitution, statute, rule or public policy or for any other reason, such circumstance shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provisions herein contained unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Covenant shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

Covenantor acknowledges that the consideration provided by M.G.M. is full and adequate and that such consideration has been received by Covenantor. Covenantor acknowledges that this consideration consists of the assumption by M.G.M., of certain obligations of Covenantor, and

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includes the other promises and premises set out in the other agreements executed in conjunction herewith.

This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama applicable to contracts executed and to be performed in such state. M.G.M. and Covenantor hereby consent to the jurisdiction of any state or federal court located within Houston County, Alabama.

Neither party to this Agreement may assign any of its rights or delegate any of its responsibilities under this Agreement except that Buyer may assign this agreement to any person that succeeds to all or substantially all of the business of Buyer through a purchase of assets, merger or otherwise. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto by their duly authorized agents or representatives have caused this Agreement to be executed in duplicate as of the date first above written.

Video City, Inc.

By:
Witness	Its:

M.G. Midwest, Inc.

By:
Witness	Its:

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Appendix C

Pro Forma Financial Information

The following describes the pro forma effect of divesting substantially all of the Company’s assets including: (a) the sale of the two stores located in Salinas and San Francisco, California to Movie Gallery in May 2003 (the “Two Sold Stores”); (b) the proposed sale of the 12 stores to Movie Gallery pursuant to the Movie Gallery Transaction (the “12 Movie Gallery Transaction Stores”); (c) the planned sale of the remaining two stores located in Ventura, California (the “Two Ventura Stores”); and (d) the closure of one store in June 2003. The Company has not entered into any agreement, but is seeking potential purchasers, for the sale of the Two Ventura Stores. The Company feels it is likely that a purchaser for the two stores will be found. In the unlikely event the company is unable to obtain a purchaser for the stores the company would do the following:

1)	The 2723 E. Main Street Ventura store, which is currently trending at a $45,000 positive annual store cash flow would remain open until the current lease expires on June 30, 2004. The remaining assets would then be sold in a liquidation sale, upon expiration of the lease.

2)	The 5944 Telegraph Road Ventura store, which is currently unprofitable would be closed immediately and the assets sold and the proceeds would be used to settle with the landlord on the remaining lease liability. The store is located in a highly desirable shopping center location and the Company feels if the landlord was uncooperative the Company could sublease the location at its current rent or at a slight discount until the end of the lease term of September 30, 2006.

The unaudited pro forma condensed balance sheet as of April 30, 2003 is based on the historical balance sheet of the Company as of April 30, 2003 and assumes the divestiture of all of the stores took place on April 30, 2003. The assets and liabilities related to the remaining two stores have been reclassified as assets held for sale.

The unaudited pro forma condensed statement of operations for the twelve months ended January 31, 2003 are based on the historical statement of operations of the Company for the year then ended. The unaudited pro forma condensed statement of operations assume the divestiture of all of the stores took place on February 1, 2002. The operations related to the remaining two stores and the one closed store have also been eliminated from continuing operations.

The unaudited pro forma condensed statements of operations for the three months ended April 30, 2003 is based on the historical statements of operations of the Company for the quarter then ended. The unaudited pro forma condensed statements of operations assume the divestiture of all of the stores took place on February 1, 2002. The operations related to the remaining two stores and one closed store have also been eliminated from continuing operations.

The unaudited pro forma financial information is provided for informational purposes only and does not purport to represent what the financial position and results of operation of the Company would actually have been had the disposition in fact occurred at the dates indicated.

Video City, Inc.

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

April 30, 2003

	Video City	Proceeds and Adjustments Resulting from Sale of 2 Stores		Proceeds and Adjustments Resulting from Sale of 12 Stores		Use of Proceeds		Closed Store	Stores Held for Future Sale	Pro-forma
Assets
Current Assets
Cash	$—	$517,000	(1)	$3,008,000	(1)	$(1,653,389	)(7)	$—	$—	$1,871,611
Customer receivables	70,328	(7,942	)(2)	(47,652	)(2)			(5,624)	(9,110)	—
Merchandise inventory	147,521	(23,710	)(2)	(105,867	)(2)			—	(17,944)	—
Receivable from sale of stores	74,000	296,000	(1)	50,000	(1)					420,000
Assets held for sale	—							—	153,306	153,306
Other	107,563	—	(3)	(55,325	)(3)					52,238

Total current assets	399,412	781,348		2,849,156		(1,653,389)		(5,624)	126,252	2,497,155
Rental inventory, net	961,265	(130,739	)(2)	(742,817	)(2)			—	(87,709)	—
Property and equipment, net	405,425	(25,490	)(2)	(194,738	)(2)			(7,403)	(26,863)	150,931
Goodwill	1,008,429	(144,061	)(2)	(864,368	)(2)					—
Other assets	273,472	(17,669	)(2)	(76,419	)(2)			(5,000)	(11,680)	162,704

Total Assets	$3,048,003	$463,389		$970,814		$(1,653,389)		$(18,027)	$—	$2,810,790

Video City, Inc.

Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

April 30, 2003

	Video City	Proceeds and Adjustments Resulting from Sale of 2 Stores	Proceeds and Adjustments Resulting from Sale of 12 Stores		Use of Proceeds		Closed Stores and Stores Held for Future Sale		Pro-forma
Liabilities and Stockholders Deficit
Current Liabilities
Bank overdraft	$46,382								$46,382
Accounts payable	1,514,904	—	125,000	(5)	(602,966	)(7)			1,036,938
Accrued expenses	1,124,838	—	350,684	(6)	(384,171	)(7)			1,091,351
Note payable	40,072								40,072
Senior subordinated convertible notes payable (net of unamortized discount of $151,378)	514,874	—	151,378	(4)	(666,252	)(7)			—
Current protion of tax liability	185,386								185,386
Other liabilities	96,399								96,399

Total current liabilities	3,522,855	—	627,062		(1,653,389)				2,496,528
Shares issuable under plan of reorganization	215,894								215,894
Deferred tax liability	136,000								136,000
Tax liability less current portion	434,765								434,765

Total liabilities Not Subject to Compromise	4,309,514	—	627,062		(1,653,389)				3,283,187
Liabilities Subject To Compromise
Accounts Payable	182,097	—			—				182,097
									—
Total Liabilities Subject to Compromise	182,097	—			—				182,097
									—

Total liabilities	4,491,611	—	627,062		(1,653,389)		—		3,465,284
Stock Holders Deficit
Common stock, $.01 par value per share, 30,000,000 shares authorized, 6,256,724 shares issued and outstanding at October 31, 2002 and 0 shares issued and outstanding at January 31, 2002	62,998	—			—				62,998
Additional paid-in capital	21,770,156	—			—				21,770,156
Accumulated (deficit)	(23,276,762)	463,389	343,752		—		(18,027)		(22,487,648)
									—

Total stockholders deficit	(1,443,608)	463,389	343,752		—		(18,027)		(654,494)

Total liabilities and stockholders deficit	$3,048,003	$463,389	$970,814		$(1,653,389)		$(18,027)	$—	$$2,810,790

See notes to pro forma condensed consolidated financial statements (unaudited)

(1)	Represents net cash proceeds of $517,000 for the two sold stores and $3,008,000 for the twelve Movie Gallery Transaction stores, comprised of gross proceeds of $4,096,000 net of commissions of $225,000 and holdbacks of $346,000 in connection with the sale of the Two Sold Stores and the 12 Movie Gallery Transaction Stores. The holdbacks comprise of a $296,000 holdback related to a lease assignment on one of the two sold stores, as well as a $50,000 holdback for possible outstanding claims, damages, losses or liabilities related to the assets of the twelve Movie Gallery Transaction stores.
(2)	Represents the removal of all assets related to the sale of the Two Sold Stores and the 12 Movie Gallery Transaction Stores.
(3)	Represents the write off of $55,325 of deferred note expenses related to the Senior Subordinated Convertible Notes issued by the Company in connection with its private placement offering, as a result of repayment of the notes payable from the proceeds of the store sales.
(4)	Represents write off of unamortized discount of $151,378, to interest expense and the related increase in the Senior Subordinated Convertible Notes balance, as a result of repayment of the notes payable from the proceeds of the store sales.
(5)	Represents the accrual of estimated closing costs directly related to the sale of the and the 12 Movie Gallery Transaction Stores.
(6)	Represents the accrual for payment related to the terms of officer and director employment and advisory contracts, as a result of the terms of the contracts that state in the event of a change of control which is defined as a sale or other disposition of all or substantially all of the Company’s assets.
(7)	Represents disbursements for payment of the Senior Subordinated Notes and related accrued interest. Also includes the payment of accounts payable for two secured product suppliers and accrued expenses related to the payment of employment contracts and closing costs associated with the sale of the stores.

The following table represents reconciliation of historical shareholders’ equity to pro forma shareholders’ equity:

Historical balance April 30, 2003	$(1,443,608)
Adjustments:
Write off of unamortized discount costs	$(151,378)
Write off of deferred note expenses	$(55,325)
Accrual of Closing costs related to sale of stores	$(125,000)
Accrual of payment on contracts and advisory agreement	$(350,684)
Loss on disposal of closed store	$(18,027)
Gain on sale of assets	$1,489,528
Pro forma balance, April 30, 2003	$(654,494)

Video City, Inc.

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

For The Year Ended January 31, 2003

	Historical Balance Year Ended Jan. 31, 2003	Sale of 2 stores Adjustments (2)	Sale of 12 Stores Adjustments (2)		Closed Stores (4)	Stores Held for Future Sale (4)		Pro-forma Balance year ended Jan. 31, 2003
Revenue
Rental revenues and product sales	$8,711,571	$(1,219,040)	$(6,854,206)		$(60,952)	$(577,373)		$—

Total Revenue	8,711,571	(1,219,040)	(6,854,206)		(60,952)	(577,373)		—
Operating costs and expenses
Store Operating costs	5,607,409	(519,374)	(4,540,474)		(118,928)	(428,633)		—
Amortization of rental library	1,972,200	(256,834)	(1,516,899)		(36,982)	(161,485)		—
Cost of product sales	1,394,221	(71,541)	(1,267,226)		(5,986)	(49,468)		—
General and administrative	2,481,947							2,481,947
Store closure costs	205,372					(205,372	)(5)	—
(Gain) loss on sale of assets	29,060					(29,060	)(5)	—

Total operating costs and expenses	11,690,209	(847,749)	(7,324,599)		(161,896)	(874,018)		2,481,947
Loss from operations	(2,978,638)	(371,291)	470,393		100,944	296,645		(2,481,947)
Other (income) expense
Interest expense, net	534,502		(421,003	)(3)	—	—		113,499
Other	—							—

Net Loss from continuing operations before income taxes	(3,513,140)	(371,291)	891,396		100,944	296,645		(2,595,446)
Income tax expense	5,517		—			—		5,517

Net loss from continuing operations (1)	$(3,518,657)	$(371,291)	$891,396		$100,944	$296,645		$(2,600,963)

Earnings (loss) per share
Basic and diluted loss per common share from continuing operations	$(0.67)							$(0.50)
Weighted average number of common shares outstanding—basic and diluted	5,242,349							5,242,349

See notes to pro forma condensed consolidated financial statements (unaudited)

(1)	The gain on sale of the Two Sold Stores and the 12 Movie Gallery Transaction Stores is not included in the loss from continuing operations but is included in the pro forma stockholders deficit at January 31, 2003.
(2)	Represents the elimination of rental and product sales revenue and costs and expenses associated with the sale of the Two Sold Stores and the 12 Movie Gallery Transaction Stores.
(3)	Represents the elimination of interest related to attached warrants and normal 10% interest expense charged on the senior subordinated promissory notes.
(4)	Represents the elimination from continuing operations of rental and product sales revenue and costs and expenses associated with the Two Ventura Stores held for sale and one closed store.
(5)	These expenses arose from the Company’s historic video store business, now discontinued. Accordingly these costs and amounts have been removed from the results of continuing operations for purposes of these pro forma financial statements.

Video City, Inc.

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

For The Three Months Ended April 30, 2003

	Historical Balance three months ended April 30, 2003	Sale of 2 stores Adjustments (2)	Sale of 12 stores Adjustments (2)		Closed Stores (4)	Stores Held for Future Sale (4)		Pro-forma Balance three months ended April 30, 2003
Revenue
Rental revenues and product sales	$1,844,436	$(300,188)	$(1,358,101)		$(42,528)	$(143,619)		$—

Total Revenue	1,844,436	(300,188)	(1,358,101)		(42,528)	(143,619)		$—
Operating costs and expenses
Store Operating costs	1,101,481	(131,706)	(817,253)		(40,236)	(112,286)		$—
Amortization of rental library	394,602	(55,749)	(311,683)			(27,170)		$—
Cost of product sales	205,407	(13,479)	(176,516)		(3,090)	(12,322)		$—
Closed store expense	88,882		—			(88,882	)(5)	$—
General and administrative	464,058		—			—		464,058

Total operating costs and expenses	2,254,430	(200,934)	(1,305,452)		(43,326)	(240,660)		464,058
Loss from operations	(409,994)	(99,254)	(52,649)		798	97,041		(464,058)

Other (income) expense
Interest expense, net	100,553	—	(93,198	)(3)	—	—		7,355
Other	—		—					—

Net Loss from continuing operations (1)	$(510,547)	$(99,254)	$40,549		$798	$97,041		$(471,413)

Loss per common share
Basic and diluted net loss from continuing operations	$(0.08)							$(0.07)
Weighted average number of common shares outstanding—basic and diluted	6,299,798							6,299,798

See notes to pro forma condensed consolidated financial statements (unaudited)

(1)	The gain on sale of the Two Sold Stores and the 12 Movie Gallery Transaction Stores is not included in the loss from continuing operations but is included in the pro forma stockholders deficit at April 30, 2003.
(2)	Represents the elimination of rental and product sales revenue and cost and expenses associated with the sale of the Two Sold Stores, the 12 Movie Gallery Transaction Stores.
(3)	Represents the elimination of interest related to attached warrants and normal 10% interest expense charged on the senior subordinated promissory notes.
(4)	Represents the elimination from continuing operations of rental and product sales revenue and costs and expenses associated with the Two Ventura Stores held for sale and one closed store.
(5)	These expenses arose from the Company’s historic video store business, now discontinued. Accordingly these costs and amounts have been removed from the results of continuing operations for purposes of these pro forma financial statements.